   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              DRAGON SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

              DELAWARE                               7372                              04-2764754
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------
                               320 NEVADA STREET

                                NEWTON, MA 02460
                                 (617) 965-5200
     (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 JANET M. BAKER

               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              DRAGON SYSTEMS, INC.
                               320 NEVADA STREET
                                NEWTON, MA 02460
                                 (617) 965-5200
                (NAME, ADDRESS INCLUDING ZIP CODE AND TELEPHONE
               NUMBER INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

               PAUL P. BROUNTAS, ESQ.                                 JOHN A. MELTAUS, ESQ.
                  HALE AND DORR LLP                              TESTA, HURWITZ & THIBEAULT, LLP
                   60 STATE STREET                                       125 HIGH STREET
             BOSTON, MASSACHUSETTS 02109                           BOSTON, MASSACHUSETTS 02110
              TELEPHONE: (617) 526-6000                             TELEPHONE: (617) 248-7000
              TELECOPY: (617) 526-5000                              TELECOPY: (617) 248-7100

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
               TITLE OF EACH CLASS OF                     PROPOSED MAXIMUM AGGREGATE                 AMOUNT OF
             SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)                 REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.04 par value per share...............            $100,000,000                        $27,800.00
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)

Issued December 18, 1998

                                              Shares

                              DRAGON SYSTEMS LOGO
                                  COMMON STOCK

                            ------------------------

    DRAGON SYSTEMS, INC. IS OFFERING                SHARES OF ITS COMMON STOCK.
THIS IS OUR INITIAL
          PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT
              THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $     AND $
PER SHARE.

                            ------------------------

     WE HAVE FILED AN APPLICATION FOR THE COMMON STOCK TO BE QUOTED ON THE
                NASDAQ NATIONAL MARKET UNDER THE SYMBOL "DRGN."

                            ------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                            ------------------------

                            PRICE $          A SHARE

                            ------------------------

                                                                     UNDERWRITING
                                             PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                              PUBLIC                 COMMISSIONS                 COMPANY
                                             --------               -------------              -----------
Per Share...........................            $                         $                         $
Total...............................            $                         $                         $

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Certain of Dragon's stockholders have granted the underwriters the right to
purchase up to an additional                shares to cover over-allotments.
Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on
               , 1999.

                            ------------------------

MORGAN STANLEY DEAN WITTER
                                                HAMBRECHT & QUIST
                                                                        SG COWEN
          , 1999

                               [gatefold artwork]



                            Description of Gatefold

Two page insert

Text: Dragon Systems was the first company to introduce general purpose, large vocabulary continuous speech recognition. The company has a 16 year history of developing and providing advanced speech technologies, worldwide. These technologies "humanize" the way people communicate with computers, telephones, industrial systems and mobile devices.

                         SPEECH, PRODUCTS & TECHNOLOGY

Graphic: Picture of six company products on bottom half of page

         Picture depicting various people using Dragon products on right side of page

         Company logo and a collage of international flags on bottom margin of page.

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Prospectus Summary...................    3
Risk Factors.........................    4
Use of Proceeds......................   11
Dividend Policy......................   11
The Company..........................   11
Capitalization.......................   12
Dilution.............................   13
Selected Consolidated Financial
  Data...............................   14
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   15
Business.............................   25

                                       PAGE
                                       ----
Management...........................   41
Certain Transactions.................   49
Principal Stockholders...............   50
Description of Capital Stock.........   52
Shares Eligible for Future Sale......   54
Underwriters.........................   56
Legal Matters........................   58
Experts..............................   58
Additional Information...............   58
Index to Consolidated Financial
  Statements.........................  F-1

                            ------------------------

     In deciding whether to buy our common stock, you should only rely on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information in this Prospectus is accurate only as of the date on the cover of this Prospectus, regardless of the time this Prospectus is delivered to you or any sale of our common stock is made. In this Prospectus, the "Company," "Dragon," "we," "us" and "our" refer to Dragon Systems, Inc. and its subsidiaries.

     Until             , 1999, (25 days after the date of this Prospectus) all
dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
                           -------------------------

     The Dragon logo, DragonDictate, Dragon Systems and PhoneQuery are registered trademarks of the Company. BestMatch, NaturallyMobile,
NaturallyOrganized, NaturallySpeaking, The Natural Speech Company, Point & Speak, Select-and-Say, Vocabulary Builder and VoiceTool are trademarks of the Company. All other trade names and trademarks referred to in this Prospectus are the property of their respective owners.
                            ------------------------

     Except as set forth in the Consolidated Financial Statements or as otherwise indicated, all information in this Prospectus (i) assumes no exercise of the underwriters' over-allotment option; (ii) reflects the conversion of all outstanding shares of the Company's convertible preferred stock into shares of common stock; (iii) reflects the filing, as of the closing of the offering, of the Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate of Incorporation") and the adoption of the Amended and Restated By-Laws of the Company (the "Restated By-Laws") implementing certain provisions described below under "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects," and the receipt of stockholder approval therefor; and (iv) reflects a 5-for-1 stock split of the Company's common stock effected on December 1, 1998. See "Description of Capital Stock," "Underwriters" and Note 5 of Notes to Consolidated Financial Statements.

                               PROSPECTUS SUMMARY

    The following summary is qualified by the more detailed information and Consolidated Financial Statements and Notes appearing elsewhere in this Prospectus.

                                  THE COMPANY

    We are a leading developer and provider of advanced speech recognition products and related speech technologies that "humanize" the way people communicate with computers and other electronic devices. Our products and technologies enable electronic devices to understand speech, the most natural and effective means of communication. As a result, users of our products can interact with electronic devices faster and more intuitively than with other input methods such as the keyboard or computer mouse, thereby increasing productivity. We market a variety of speech products worldwide, including our Dragon NaturallySpeaking family of continuous dictation software products. Dragon NaturallySpeaking products are currently available in six languages:
American-English, British-English, French, German, Italian and Spanish, with Japanese and Mandarin versions scheduled for release in 1999. Since 1997, we and our Dragon NaturallySpeaking products have received over 70 industry awards worldwide.

    We were the first to introduce products incorporating built-in PC speech recognition (1984), large vocabulary, general purpose, discrete dictation
(1990), and software-only dictation supporting most Windows applications (1993). In June 1997, we achieved an important milestone by introducing Dragon NaturallySpeaking 1.0, the world's first large vocabulary, general purpose, continuous speech dictation product. We are currently applying our technologies beyond the PC to multiple platforms such as hand-held and mobile devices, and are developing advanced applications for emerging speech markets such as consumer electronics and telephony. We are also collaborating with major corporations and federal agencies to speech-enable existing hardware and software platforms.

    Our end-users include individuals and companies that utilize our leading-edge speech products and technologies for a wide range of applications, including general purpose dictation, legal and medical dictation, inventory management and in-bound customer telephone interactions. These end-users include Bank of America FSB, The Boeing Company, the Los Angeles Police Department, Peugeot S.A., and Wells Fargo & Company. We sell our products worldwide predominantly through major distributors to retail channel accounts and value-added resellers ("VARs").

                                  THE OFFERING

Common stock offered by us in this offering................  shares
Common stock to be outstanding after this offering.........  shares(1)
Use of proceeds............................................  For general corporate purposes, including working capital, capital expenditures and potential acquisitions. See "Use of
                                                             Proceeds."
Proposed Nasdaq National Market symbol.....................  DRGN

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                   NINE MONTHS
                                                                                                                      ENDED
                                                                          YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                              -----------------------------------------------   -----------------
                                                               1993      1994      1995      1996      1997      1997      1998
                                                              -------   -------   -------   -------   -------   -------   -------
                                                                                                                   (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenue.................................................  $13,205   $14,138   $16,887   $17,038   $26,821   $15,428   $49,576
Gross profit................................................   10,897     9,369    10,207     9,991    16,434     8,962    34,819
Operating income (loss).....................................    3,552    (1,246)   (3,498)   (5,335)   (4,978)   (5,637)    5,280
Income (loss) from continuing operations....................    2,153      (579)   (2,092)   (4,251)   (2,277)   (2,685)    4,033
Net income (loss)...........................................    2,153      (579)   (5,162)   (5,957)   (5,296)   (4,991)    8,673
Earnings per share:(2)
  Income (loss) from continuing operations:
    Basic...................................................  $   .24   $  (.06)  $  (.18)  $  (.36)  $  (.18)  $  (.22)  $   .30
    Diluted.................................................  $   .11   $  (.06)  $  (.18)  $  (.36)  $  (.18)  $  (.22)  $   .13
  Net income (loss):
    Basic...................................................  $   .24   $  (.06)  $  (.43)  $  (.50)  $  (.43)  $  (.41)  $   .64
    Diluted.................................................  $   .11   $  (.06)  $  (.43)  $  (.50)  $  (.43)  $  (.41)  $   .27
Weighted average shares outstanding(2):
  Basic.....................................................    9,048     9,355    11,897    11,922    12,460    12,116    13,622
  Diluted...................................................   19,604     9,355    11,897    11,922    12,460    12,116    31,844

                                                              AS OF SEPTEMBER 30, 1998
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(3)
                                                              -------   --------------
                                                                    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $12,438
Working capital.............................................   21,430
Total assets................................................   38,278
Long-term obligations, net of current maturities............       --
Total stockholders' equity..................................   23,656

------------
(1) Based on shares of common stock outstanding as of December 8, 1998. Excludes shares of common stock issuable upon exercise of stock options outstanding and reserved for future grant or award under the Company's 1999 Stock Incentive Plan. See "Capitalization," "Management -- Benefit Plans," "Description of Capital Stock," "Shares Eligible for Future
    Sale -- Options," and Notes 5 and 6 of Notes to Consolidated Financial Statements.
(2) Computed on basis described in Note 2(g) of Notes to Consolidated Financial Statements.
(3) As adjusted to reflect the sale of         shares of common stock offered by
    us hereby at an assumed initial public offering price of $    per share and
    the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     You should consider carefully the risks described below before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

     This Prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face, as more fully described below in this section and elsewhere in this Prospectus.

RECENT HISTORY OF OPERATING LOSSES

     Although we have been profitable for a majority of our 16 years, as well as the first nine months of 1998, we incurred losses from continuing operations of approximately $579,000 in 1994, $2.1 million in 1995, $4.3 million in 1996 and $2.3 million in 1997. The major portion of our losses for those years was principally attributable to increased expenses in developing and marketing a continuous speech recognition product. As prospective investors, you must consider the risks, expenses and competitive pressures which affect companies like ours, particularly the risks that:

     - the market for our products will not continue to grow rapidly;

     - new technological developments may limit demand for our products;

     - we may not be able to develop, market and license new products and technologies while effectively managing our operating expenses; and

     - our competitors may market their products more effectively or at lower prices than we can.

     If any of the above risks occur, we may not be able to generate any profit and the market price of our common stock could decline.

FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY

     Historically, our operating results have been volatile and hard to predict and will continue to vary from period to period for a number of reasons. First, like many other software companies, we typically sell more products during our fourth quarter because of increased retail consumer spending during the holiday shopping season. In addition, it is common for our corporate customers to defer purchase decisions until the end of the year. Second, we ship our products shortly after we receive orders. Thus, order backlog at the beginning of any quarter may not represent a significant portion of that quarter's expected revenue. As a result, product revenue in any given quarter largely depends on orders booked and shipped through the distribution channel in that quarter. This makes it difficult for us to predict revenue for any future quarter with any degree of certainty. Third, if we sell significantly fewer products during any quarter, our revenue will decline, causing our operating results to fluctuate. For instance, our sales in Europe have historically declined during the summer months. If our sales in Europe were to increase as a percentage of net revenue, this seasonal effect would have a more significant impact on our overall sales. Fourth, to the extent we sell a significant number of products earlier than we expect, our operating results for subsequent quarters may be lower than expected. Any shortfall in our revenue as a result of these factors would directly impact our results of operations and net income, and such fluctuations in quarterly results could affect the market price of our common stock in a manner unrelated to our long term operating performance.

     Our operating expenses, which include product development costs, and selling, marketing, general and administrative expenses, are based on our expectation of future orders and sales of our products. If we sell fewer products or otherwise have lower revenue than we expect, we may not be able to quickly reduce our spending in response. We may also choose to reduce prices or increase spending in response to competition or to pursue new market opportunities. In particular, our operating margins in the future may be adversely affected if we invest more money in research and development or sales and marketing efforts, or pursue more international market opportunities in order to compete with new products introduced by our competitors.

COMPETITION

     The market for speech recognition products is relatively new, intensely competitive and subject to rapid technological change. To compete effectively we must, among other things,

     - establish favorable brand name recognition for our products,

     - develop new products that consumers want to buy,

     - introduce new versions of and enhancements to our existing products,

     - develop new applications for speech technology,

     - price our products at appropriate and competitive levels,

     - provide strong marketing support to promote our products,

     - gain and maintain access to retail outlets with sufficient shelf space, and

     - establish relationships with prominent distributors, VARs, and original equipment manufacturers ("OEMs").

     In the PC applications market, we compete with companies that are larger and have greater financial resources, including our primary competitors, International Business Machines Corporation ("IBM"), Lernout & Hauspie Speech Products N.V. ("Lernout") and Philips Electronics N.V. ("Philips"). Microsoft Corporation ("Microsoft") is also a significant potential competitor in this market. As we expand into the telephony market, we will also face competition from other large and well-capitalized companies such as AT&T Corp. ("AT&T"), GTE Internetworking, a division of GTE Corporation ("GTE Internetworking"), Lucent Technologies Inc. ("Lucent"), Nuance Communications, Inc. ("Nuance") Philips, SpeechWorks International, Inc. (formerly Applied Language Technologies, Inc.) ("SpeechWorks"), and Voice Control Systems, Inc. ("Voice Control"). If we cannot compete successfully with these companies, we could lose our share of the market for PC-based speech applications or may have to increase our expenses or reduce the price of our products. In addition, we may be unable to penetrate new markets. Any of these developments could have a material adverse effect on our future growth or financial condition.

     Microsoft Windows is the leading desktop operating system for the PC. Microsoft defines the various software developer standards that permit interoperability within the Windows operating system including SAPI, its speech application interface. Our success depends, in part, on the ability of our products to run effectively on Windows. Recently, Microsoft publicly stated its intention to bundle SAPI and its own competitive speech recognition technology, known as "Whisper," into future releases of Windows. In addition, in September 1998, Microsoft made SAPI 4.0, which contains Whisper, widely available to the Microsoft Developer Network free of charge. Microsoft also has taken steps to make the new release of SAPI more restrictive to competitors' speech recognition technologies. This could make it more difficult for us to market innovative products. For example, SAPI requires the use of a computer mouse to correct errors. This feature renders useless our voice-based error correction capabilities. As a result, if Microsoft bundles Whisper with Windows, is successful in influencing independent software developers to use Whisper when speech-enabling their software applications, or continues to make SAPI more restrictive with respect to non-Microsoft speech recognition technology, we will sell fewer products and our future financial results will be materially and adversely affected. Similarly, if other developers of operating systems offer speech recognition technology embedded in their operating systems, or make their systems incompatible with our technologies, our business could suffer significantly.

     In addition to being a potential competitor, Microsoft is a significant stockholder of Lernout, one of our primary competitors, and has a representative on Lernout's Board of Directors. Although we cannot definitively assess the degree of current or future cooperation between Microsoft and Lernout, we believe that a successful coordination of their activities would have an adverse effect on our future financial results.

DEPENDENCE ON DRAGON NATURALLYSPEAKING

     Sales of the Dragon NaturallySpeaking product family accounted for approximately 42% of our net revenue in 1997 and 80% of our net revenue for the first nine months of 1998. We anticipate that sales of the Dragon NaturallySpeaking product family will provide a large percentage of our net revenue for the foreseeable future. Any decline in demand for these products, whether as a result of new competitive products, price competition, technological change or other factors, could materially and adversely affect our future financial results.

EVOLVING DISTRIBUTION STRATEGY; DEPENDENCE ON DISTRIBUTION CHANNELS

     To date, we have sold our products primarily through distributors and VARs and, to a lesser extent, through OEMs. We plan to increase distribution of our products by expanding our share of the mass market segment of the retail channel and increasing sales in the VAR, independent software vendor ("ISV") and OEM channels. However, we will sell fewer products if we cannot attract or retain distributors, VARs and OEMs that can market our products effectively or that will provide timely and cost-effective customer support. In addition, sales of our products will drop if we fail to manage conflicts which might arise in our distribution channels. Our two largest distributors are Ingram Micro Inc. ("Ingram Micro") and Tech Data Product Management, Inc. ("Tech Data"). Ingram Micro accounted for approximately 5% of our net revenue in 1997 and 24% in the first nine months of 1998. Tech Data accounted for approximately 9% of our net revenue in 1997 and 39% in the first nine months of 1998.

     An increasing number of companies compete for access to the distribution channels we use, and our arrangements with our distributors and retailers generally may be terminated by either party at any time. Retailers who carry our products typically have a limited amount of shelf space and promotional resources, for which there is intense competition. We cannot guarantee that distributors and retailers will continue to purchase our products or provide us with adequate levels of shelf space and promotional support. Any termination or significant disruption of our relationship with any of our major distributors or retailers, or a significant reduction in sales volume attributable to any of our principal resellers, could adversely affect our day-to-day operating performance and future financial results.

DEVELOPING MARKET AND UNCERTAIN ACCEPTANCE OF SPEECH PRODUCTS

     Because the speech industry is relatively new and rapidly evolving, it is difficult to accurately predict demand and market acceptance for our recently introduced products. The speech industry currently has a limited number of proven products and applications. Popular perceptions about the use of speech recognition products (including reliability, cost, ease-of-use and quality) may impact the growth of the market for such products, particularly for speech products other than PC-based applications. While we believe that our speech recognition technology offers significant advantages over competing products for a broad range of commercial applications, we cannot guarantee that the market for speech recognition products will grow significantly or that our products will become widely accepted. Therefore, it is difficult to predict the size and future growth rate, if any, of this market. In addition, our existing and future products may become obsolete and unmarketable if competing products based on new technologies are introduced to the market. From time to time, we and our competitors may announce new products, capabilities or technologies that have the potential to replace or limit the usefulness of our existing product offerings. As a result, customers may refrain from purchasing any of our existing products. If the market for our products does not develop as quickly as we expect, or becomes more competitive, or if our new products do not achieve market acceptance, our future financial results will be adversely affected.

MANAGEMENT OF GROWTH

     Our rapid growth has placed a significant strain on our resources. As of December 8, 1998, we had approximately 316 employees located in the United States, England, France and Germany compared to approximately 185 employees in three locations on January 1, 1997. To continue to manage this growth successfully, we must do the following:

     - continue to implement and improve our operational and financial systems;

     - maintain our research and development activities;

     - expand, train and manage our employee base;

     - expand our sales and marketing activities;

     - implement and manage new distribution channels to penetrate different and broader markets;

     - leverage our core technology for new product applications;

     - manage multiple relationships among various customers, suppliers, resellers, licensors, strategic partners and other third parties; and

     - expand our existing facilities or relocate to larger facilities.

     We have tried to assess and address the costs and risks associated with our recent and planned future expansion, but our systems, procedures and controls may not support our current or future operations. In addition, it may be difficult to simultaneously manage our planned expansion and successfully exploit the market opportunity for our products in a timely and cost-effective manner. If we fail to manage our planned expansion effectively, our business could suffer significantly.

DEPENDENCE ON KEY PERSONNEL

     Our future success depends on the continued services of a number of key officers, including our co-founder, Chairman and Chief Executive Officer, Dr. Janet M. Baker, and our President, John D. Shagoury. We do not have an employment contract with any of our key personnel other than Mr. Shagoury. If Dr. Janet Baker left our Company, the loss of her technological knowledge and industry expertise could seriously impede our development of new products. Moreover, the loss of one or a group of our key employees, particularly to a competitor, and any resulting loss of customers to any such competitor, could adversely affect our future financial results. After undergoing back surgery in October 1998, our other co-founder, Dr. James K. Baker, the former Chairman and Chief Executive Officer of our Company and the husband of Dr. Janet M. Baker, resigned as a director, officer and employee of our Company, effective December 1, 1998. During his 16 years with the Company, he and his wife led the development of our speech technology and current products. Dr. James K. Baker has agreed to serve as Chairman of our Technical Advisory Board. See "Management -- Technical Advisory Board."

COMPETITIVE MARKET FOR TECHNICAL PERSONNEL

     Our future performance also depends upon our ability to attract and retain highly-qualified scientific, technical, sales, marketing and managerial personnel. There is intense competition for such personnel, particularly in the field of software engineering. If we do not succeed in retaining our personnel or in attracting new employees, our business could suffer significantly.

DEPENDENCE ON INTELLECTUAL PROPERTY

     We believe that our success depends, in large part, on protecting our intellectual property in the United States and in foreign countries by doing the following:

     - obtaining patent protection for our technology;

     - defending our patents against any infringement;

     - preserving our trade secrets and trademarks;

     - operating without infringing the patents and intellectual property rights of others; and

     - requiring that each employee, consultant or advisor sign a confidentiality agreement to prevent the unauthorized use or disclosure of confidential information.

     However, we cannot guarantee that these measures will be adequate to protect our intellectual property rights. Despite our efforts to protect our intellectual property, we cannot prevent unauthorized third parties from trying to copy our products or use our confidential information to develop competing products.

     We may experience additional difficulty in protecting our intellectual property rights because we derive a major portion of our sales from licensing our products under standardized "shrink wrap" agreements that our licensees do not sign. If any of these agreements is deemed to be unenforceable, our licensees could use our technology free of charge and without appropriate limitations. Moreover, we have not embedded any copy protection in our software because we do not believe that these mechanisms are practical or cost-effective. At the same time, current United States laws that prohibit software copying provide only limited protection from software "pirates," and the laws of many other countries provide almost no protection against unauthorized copying. Policing unauthorized use of our technology is difficult, expensive, and time-consuming. We expect software piracy to be a persistent problem and anticipate that our revenue, especially overseas, may be adversely affected as a result of this problem.

     In addition, we may also be subject to litigation to defend our intellectual property rights from claims of infringement made by third parties. An adverse legal decision affecting our intellectual property, or the use of significant resources to defend against such a claim, could adversely affect our operating results.

RISK OF SOFTWARE DEFECTS

     Complex software products like those we develop may contain errors or defects, especially when first implemented, that may be very costly to correct. If any of our products contain defects or errors, our business could also suffer significantly from potential adverse customer reaction, negative publicity regarding our products and harm to our reputation.

RISKS ASSOCIATED WITH OPERATIONS OUTSIDE NORTH AMERICA

     Net revenue from customers located outside North America accounted for approximately 29% in 1996, 15% in 1997 and 10% in the first nine months of 1998 of our net revenue for such periods. Over time, we expect revenue from international operations, principally in Europe, to increase as a percentage of our net revenue. As a result, we are exposed to a number of risks customary for international operations, including the following:

     - difficulties relating to global administration of our business;

     - difficulty in staffing and managing our foreign operations;

     - currency fluctuations;

     - limitations on sending the earnings of our foreign operations back to the United States;

     - the burdens of complying with a wide variety of foreign laws;

     - the uncertainty of laws and enforcement in certain countries relating to the protection of intellectual property rights;

     - reductions in business activity during the summer months in Europe and certain other parts of the world;

     - export controls;

     - multiple and possibly overlapping tax structures;

     - changes in import/export duties and quotas;

     - introduction of tariff or nontariff barriers; and

     - economic or political changes in international markets.

     In addition, a substantial portion of our operating expenses and costs relating to our international operations are denominated in United States dollars, while a majority of our international revenue is generated in foreign currencies. As a result, we are exposed to fluctuations in the foreign exchange rates between the United States dollar and foreign currencies. To date, we have not used risk management techniques or

"hedged" the risks associated with fluctuations in foreign exchange rates. Our business could suffer significantly from the realization of any of these risks.

RISKS ASSOCIATED WITH YEAR 2000

     We believe we do not have any significant exposure to the Year 2000 issue because our products and information systems accept four digit entries into their year code fields. In addition, we believe that the information systems of our distributors, OEMs, VARs and ISVs (as they relate to our business) comply with Year 2000 requirements. However, if the information systems of any of our customers or suppliers fail to comply with Year 2000 requirements, then the operation of our information systems could be adversely affected. Furthermore, customers may be forced to allocate greater resources to comply with Year 2000 requirements and as a result purchase fewer products from us, causing a significant reduction in our net revenue. For additional information addressing the Company's exposure to the Year 2000 issue, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

CONTROL BY PRINCIPAL STOCKHOLDERS

     Following this offering, Drs. Janet and James Baker, will hold an aggregate
of approximately      % of the outstanding shares of our common stock (     % if
the underwriters' over-allotment option is exercised in full), and Seagate
Technology, Inc. ("Seagate") will hold approximately      %. As a result, these
three stockholders acting together will be able to take any of the following actions without the approval of our public stockholders:

     - amend our charter in certain respects or approve a merger, sale of assets or other major corporate transaction;

     - defeat any non-negotiated takeover attempt that may be beneficial to our public stockholders;

     - determine the amount and timing of dividends paid to themselves and to our public stockholders; and

     - otherwise control our management and operations and the outcome of all matters submitted for a stockholder vote, including the election of directors, that could conflict with the interests of our public stockholders.

NO PRIOR TRADING MARKET, POTENTIAL VOLATILITY OF STOCK PRICE

     Before this offering, there was no public market for our common stock. The underwriters and we have determined the initial public offering price of our common stock based on negotiations among us concerning the valuation of our common stock. Nevertheless, after this offering, you may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:

     - actual or anticipated fluctuations in our operating results;

     - changes in securities analysts' financial estimates;

     - changes in expectations as to our future financial performance;

     - announcements of new technological innovations and alliances by competitors; and

     - the operating and stock price performance of our competitors and other comparable companies.

     In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance. You should read the "Underwriters" section of this Prospectus for a more complete discussion of the factors that the underwriters and we considered in determining the initial public offering price.

SHARES ELIGIBLE FOR FUTURE SALE

     After this offering, we will have           shares of common stock
outstanding and will have reserved an additional           shares of common
stock for issuance pursuant to our stock option plans and stock purchase plan. We intend to register for resale the shares of common stock reserved for issuance under our stock option plans and stock purchase plan after the date of this Prospectus. The federal securities laws impose certain restrictions on the ability of stockholders to resell their shares.

     We have entered into a registration rights agreement with Seagate which permits Seagate, subject to certain conditions, to include shares of common stock it holds in certain offerings of common stock made by us in the future. Certain stockholders of the Company, including Seagate, and certain holders of options to purchase our common stock have agreed that, for a period of 180 days from the date of this Prospectus, they will not sell their shares without the prior written consent of Morgan Stanley & Co. Incorporated. Accordingly, on
          ,           shares of our common stock held by Seagate will be
available for immediate resale (subject to certain volume restrictions imposed on Seagate by the federal securities laws).

     If a large number of shares of our common stock were traded immediately following this offering, the price of our common stock could decrease, impairing our ability to obtain capital through another offering of our equity securities and decreasing the value of your investment.

IMMEDIATE AND SUBSTANTIAL DILUTION

     The initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of the outstanding common stock. Accordingly, if you purchase any shares of common stock in this
offering you will incur immediate dilution of approximately $          in the
pro forma net tangible book value per share of the common stock from the price you pay for our common stock.

POTENTIAL ADVERSE EFFECTS OF ANTI-TAKEOVER PROVISIONS; AVAILABILITY OF PREFERRED STOCK FOR ISSUANCE

     Our Restated Certificate of Incorporation and Restated By-Laws contain anti-takeover provisions that could have the effect of delaying or preventing changes in our management, even if such changes would benefit our public stockholders. For example, following the closing of this offering, our Board of Directors may issue up to 5,000,000 shares of preferred stock without any further stockholder vote or action. The preferred stock could have voting, liquidation, dividend and other rights superior to those of our common stock, and, therefore, any issuance of preferred stock could adversely affect your rights as a common stock holder. These factors could cause the market price of the common stock to decrease.

NO EXPECTATION OF DIVIDEND PAYMENTS

     We do not expect to pay cash dividends on our common stock in the foreseeable future.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the                shares
of common stock offered by the Company in this offering are estimated to be
approximately $          at an assumed initial public offering price of $
per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. If the over-allotment option is exercised, the Company will not receive any proceeds from the sale of the common stock by the selling stockholders granting the option.

     The principal purposes of this offering are to establish a public market for the Company's common stock, to increase the Company's visibility in the marketplace, to facilitate future access by the Company to public capital markets, to provide liquidity to existing stockholders and to obtain additional working capital.

     The Company expects to use the net proceeds for general corporate purposes, including working capital and capital expenditures. The Company may also use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to those of the Company, although no specific acquisitions are currently planned and no portion of the net proceeds has been allocated for any acquisition. Pending such uses, the net proceeds to the Company from this offering will be invested in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     The Company has never paid or declared any cash dividends on its common stock or other securities and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain all of its future earnings, if any, for use in the operation of its business.

                                  THE COMPANY

     Our company was incorporated in Delaware in 1982. Our principal executive offices are located at 320 Nevada Street, Newton, MA 02460. Our telephone number is (617) 965-5200.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1998: (i) on an actual basis, (ii) on a pro forma basis giving effect to the conversion of all of the Company's outstanding convertible preferred stock and (iii) on a pro forma basis as adjusted to reflect the
issuance and sale of the        shares of common stock offered by the Company
hereby at an assumed initial public offering price of $     per share and the
application of the estimated net proceeds therefrom.

                                                                AS OF SEPTEMBER 30, 1998
                                                           -----------------------------------
                                                                         PRO        PRO FORMA
                                                           ACTUAL       FORMA      AS ADJUSTED
                                                           -------    ---------    -----------
                                                             (IN THOUSANDS, EXCEPT SHARE AND
                                                                     PER SHARE DATA)
Stockholders' equity:(1)
  Convertible preferred stock, $.04 par value; 5,000,000
     shares authorized; 3,238,951 shares issued and
     outstanding, actual; none issued and outstanding pro
     forma and pro forma as adjusted.....................  $   130     $    --       $    --
  Common stock, $.04 par value; 100,000,000 shares
     authorized; 13,628,380 shares issued and
     outstanding, actual; 29,823,135 shares issued and
     outstanding pro forma;           shares issued and
     outstanding pro forma as adjusted(2)................      545       1,193
  Additional paid-in capital.............................   31,028      30,510
  Retained deficit.......................................   (8,045)     (8,045)
  Accumulated other comprehensive income.................       (2)         (2)
                                                           -------     -------       -------
     Total stockholders' equity..........................   23,656      23,656
                                                           -------     -------       -------
       Total capitalization..............................  $23,656     $23,656       $
                                                           =======     =======       =======

------------
(1) Gives effect to the filing of the Restated Certificate of Incorporation of the Company immediately prior to the closing of the offering authorizing 5,000,000 shares of preferred stock, $.04 par value, and 100,000,000 shares of common stock, $.04 par value.
(2) Excludes (i) 3,692,310 shares of common stock issuable upon exercise of stock options outstanding as of December 8, 1998, of which options to purchase 1,306,740 shares were then exercisable, and (ii) 3,000,000 shares of common stock reserved for future grant or award under the Company's 1999 Stock Incentive Plan. See "Management -- Benefit Plans" and Notes 5 and 6 of Notes to Consolidated Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of the Company as of September 30, 1998, giving effect to the conversion of all shares of convertible preferred stock outstanding as of September 30, 1998 into common stock on the closing of this offering, was approximately $23,656,000 or approximately $0.79 per share of common stock. Pro forma net tangible book value per share represents the Company's tangible net worth (tangible assets less total liabilities) divided by the 29,823,135 shares of common stock outstanding after giving effect to the conversion of the convertible preferred stock outstanding at September 30, 1998 into common stock. After giving effect to the issuance and sale of the shares of common stock offered by the Company hereby (at an
assumed initial public offering price of $     per share)and the receipt and
application of the net proceeds therefrom, the Company's pro forma net tangible
book value at September 30, 1998 would have been $          , or $     per
share. This represents an immediate increase in pro forma net tangible book
value to existing stockholders of $     per share and an immediate dilution to
new investors of $     per share. The following table illustrates this per share
dilution:

Assumed initial public offering price per share.............           $
  Pro forma net tangible book value per share before this
     offering...............................................  $ .79
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................
                                                                       -------
Dilution per share to new investors.........................           $
                                                                       =======

     The following table summarizes on a pro forma basis, giving effect to the conversion of all outstanding shares of convertible preferred stock into common stock on the closing of this offering, as of December 8, 1998, the difference between the number of shares of common stock purchased from the Company, the total consideration paid to the Company, and the average price per share paid by existing stockholders and by new investors (at an assumed initial public
offering price of $     per share before deduction of estimated underwriting
discounts and commissions and estimated offering expenses payable by the Company):

                                       SHARES PURCHASED(1)      TOTAL CONSIDERATION       AVERAGE
                                      ---------------------    ----------------------    PRICE PER
                                        NUMBER      PERCENT      AMOUNT       PERCENT      SHARE
                                      ----------    -------    -----------    -------    ---------
Existing stockholders...............  29,823,135          %    $31,703,000          %      $1.06
New investors.......................          --        --              --        --
                                      ----------     -----     -----------     -----
          Total.....................                 100.0%                    100.0%      $
                                      ==========     =====     ===========     =====

------------
(1) If the over-allotment option is exercised in full, sales by selling stockholders will reduce the number of shares of common stock held by
    existing stockholders to                shares, or      % of the total
    number of shares of common stock to be outstanding after this offering and will increase the number of shares of common stock held by new investors to
                   shares, or      % of the total number of shares to be
    outstanding after this offering. See "Principal Stockholders."

     The table above assumes no exercise of stock options outstanding at December 8, 1998. As of December 8, 1998, there were options outstanding to purchase 3,692,310 shares of common stock at a weighted average exercise price
of $     per share and 3,000,000 shares reserved for future grant or award under the Company's 1999 Stock Incentive Plan. To the extent any of these options are exercised, there will be further dilution to new investors. To the extent all of such outstanding options had been exercised as of December 8, 1998, net tangible
book value per share after this offering would be $          and total dilution
per share to new investors would be $          . See "Management -- Benefit
Plans," Note 6 of Notes to Consolidated Financial Statements, and "Risk
Factors -- Immediate and Substantial Dilution."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto, and with Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this Prospectus. The selected consolidated statement of operations data set forth below for the three years in the period ended December 31, 1997 and the selected consolidated balance sheet data at December 31, 1996 and December 31, 1997 are derived from Consolidated Financial Statements of the Company audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this Prospectus. The selected consolidated balance sheet data at December 31, 1995 is derived from Consolidated Financial Statements of the Company audited by Arthur Andersen LLP, independent public accountants, which are not included in this Prospectus. The selected consolidated financial data as of and for the years ended December 31, 1993 and December 31, 1994 are derived from Consolidated Financial Statements of the Company audited by other independent public accountants, and which are not included in this Prospectus. The selected consolidated financial data for the nine months ended September 30, 1997 and as of and for the nine months ended September 30, 1998 are derived from the Company's unaudited Consolidated Financial Statements included elsewhere in this Prospectus. In the opinion of management of the Company, the unaudited Consolidated Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements audited by Arthur Andersen LLP and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. Results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998 or any other future period.

                                                                                                                   NINE MONTHS
                                                                                                                      ENDED
                                                                          YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                              -----------------------------------------------   -----------------
                                                               1993      1994      1995      1996      1997      1997      1998
                                                              -------   -------   -------   -------   -------   -------   -------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net Revenue:
  Software licenses.........................................  $10,181   $ 7,720   $12,171   $11,479   $19,506   $10,222   $44,766
  Development contracts.....................................    3,024     6,418     4,716     5,559     7,315     5,206     4,810
                                                              -------   -------   -------   -------   -------   -------   -------
    Total net revenue.......................................   13,205    14,138    16,887    17,038    26,821    15,428    49,576
                                                              -------   -------   -------   -------   -------   -------   -------
Cost of revenue:
  Cost of software licenses.................................    1,422     2,278     3,365     3,465     5,394     2,806    12,162
  Cost of development contracts.............................      886     2,491     3,315     3,582     4,993     3,660     2,595
                                                              -------   -------   -------   -------   -------   -------   -------
    Total cost of revenue...................................    2,308     4,769     6,680     7,047    10,387     6,466    14,757
                                                              -------   -------   -------   -------   -------   -------   -------
    Gross profit............................................   10,897     9,369    10,207     9,991    16,434     8,962    34,819
                                                              -------   -------   -------   -------   -------   -------   -------
Operating expenses:
  Research and development..................................    4,072     6,311     6,688     7,983     9,577     7,096    10,607
  Selling and marketing.....................................    1,940     3,022     4,825     5,403     9,350     5,734    16,025
  General and administrative................................    1,333     1,282     2,192     1,940     2,485     1,769     2,907
                                                              -------   -------   -------   -------   -------   -------   -------
    Total operating expenses................................    7,345    10,615    13,705    15,326    21,412    14,599    29,539
                                                              -------   -------   -------   -------   -------   -------   -------
Operating income (loss).....................................    3,552    (1,246)   (3,498)   (5,335)   (4,978)   (5,637)    5,280
  Interest income...........................................       23       313       760       520       511       369       452
                                                              -------   -------   -------   -------   -------   -------   -------
    Income (loss) from continuing operations before income
      taxes.................................................    3,575      (933)   (2,738)   (4,815)   (4,467)   (5,268)    5,732
Provision for (benefit from) income taxes...................    1,422      (354)     (646)     (564)   (2,190)   (2,583)    1,699
                                                              -------   -------   -------   -------   -------   -------   -------
    Income (loss) from continuing operations................    2,153      (579)   (2,092)   (4,251)   (2,277)   (2,685)    4,033
                                                              -------   -------   -------   -------   -------   -------   -------
    Gain (loss) on discontinued operations..................       --        --    (3,070)   (1,706)   (3,019)   (2,306)    4,640
                                                              -------   -------   -------   -------   -------   -------   -------
    Net income (loss).......................................  $ 2,153   $  (579)  $(5,162)  $(5,957)  $(5,296)  $(4,991)  $ 8,673
                                                              =======   =======   =======   =======   =======   =======   =======
Earnings per share:
  Income (loss) from continuing operations:
    Basic...................................................  $   .24   $  (.06)  $  (.18)  $  (.36)  $  (.18)  $  (.22)  $   .30
    Diluted.................................................  $   .11   $  (.06)  $  (.18)  $  (.36)  $  (.18)  $  (.22)  $   .13
  Net income (loss):
    Basic...................................................  $   .24   $  (.06)  $  (.43)  $  (.50)  $  (.43)  $  (.41)  $   .64
    Diluted.................................................  $   .11   $  (.06)  $  (.43)  $  (.50)  $  (.43)  $  (.41)  $   .27
Weighted average shares outstanding
    Basic...................................................    9,048     9,355    11,897    11,922    12,460    12,116    13,622
    Diluted.................................................   19,604     9,355    11,897    11,922    12,460    12,116    31,844

                                                                             AS OF DECEMBER 31,                      AS OF
                                                              ------------------------------------------------   SEPTEMBER 30,
                                                               1993     1994      1995       1996       1997         1998
                                                              ------   -------   -------   --------   --------   -------------
                                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short term investments...........  $2,353   $13,310   $ 9,582   $  6,912   $ 12,321      $12,438
Working capital.............................................   2,763    16,135    11,136      5,936     13,481       21,430
Total assets................................................   6,286    20,294    16,223     13,113     23,186       38,278
Long-term obligations, net of current maturities............      64        43        43         --         --           --
Retained earnings (deficit).................................   3,922      (303)   (5,465)   (11,422)   (16,718)      (8,045)
Total stockholders' equity..................................   4,001    18,402    13,230      7,292     14,854       23,656

------------
(1) For an explanation of the determination of the number of shares used in computing earnings per share, see Note 2(g) of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and related Notes included elsewhere in this Prospectus.

OVERVIEW

     The Company is a leading developer and provider of advanced speech recognition products and related speech technologies. In 1997, Dragon became the first company to develop, produce and market large vocabulary, general purpose, continuous speech technology for commercial applications through the introduction of its Dragon NaturallySpeaking dictation product.

     The Company was founded in 1982 and has financed its activities through income from operations and proceeds from the sale of equity securities to Seagate in 1994 and 1997. At December 8, 1998, Seagate owned approximately 38% of the Company's outstanding common stock on an as-converted basis. Although the Company has been profitable for a majority of its 16 years of operation, during 1994, 1995, 1996 and 1997, the Company incurred aggregate losses from continuing operations of approximately $9.2 million. These losses resulted principally from a significant increase in operating expenses associated with developing and marketing the Dragon NaturallySpeaking family of continuous speech products.

     In 1995, the Company acquired an ownership interest in Articulate Systems, Inc. ("Articulate"). In 1998, the Company sold its 38% interest in Articulate to fonix corporation ("fonix") for cash, notes and fonix common stock valued in the aggregate at $4.0 million. Accordingly, the results of operations of Articulate have been included as discontinued operations in Dragon's Consolidated Financial Statements for all periods presented. See Note 3 of Notes to Consolidated Financial Statements.

     The Company derives its revenue primarily from the sale of software licenses through distributors to retail channel accounts and VARs, as well as from royalty fees from OEMs which license the Company's software directly. The Company also derives revenue from corporate development contracts and government-funded research. The Company recognizes revenue from software license sales at the time the products are shipped out of distribution to the retail channel accounts and VARs. The Company recognizes revenue from OEM royalty fees upon the shipment of units by the OEM. Revenue from corporate development contracts and government-funded research is recognized on a percentage-of-completion basis.

     Since its introduction in June 1997, and through September 30, 1998, the Dragon NaturallySpeaking product family has represented the Company's principal source of revenue. The Company plans to expand its existing product offerings through a series of new product introductions over the next twelve months. The Company believes that its existing products, as well as the new products it plans to introduce, will constitute the majority of its revenue for the foreseeable future. The Company's future revenue growth is dependent, in part, on continued acceptance of its existing products as well as market acceptance of its new product introductions. Any decline in the market acceptance of the Company's products, or in speech technology in general, would have a material adverse effect on the Company's results of operations. In addition, because the Company's products range from lower-priced, mass merchant software to higher-priced, professional software and related mobile products (which combine microphones and recorders with the Company's software), a shift in the revenue mix of any of these products could have a material impact on the Company's gross margins in any given period.

     The Company sells its products worldwide, with the majority of its net revenue coming from North America. North American revenue accounted for approximately 85% of the Company's net revenue during 1997 and 90% of net revenue during the first nine months of 1998. Revenue derived outside North America declined as a percentage of net revenue in 1998 primarily due to the substantial increase in revenue from the Company's Dragon NaturallySpeaking product family in North America. The Company expects that net revenue derived outside North America will increase as a percentage of net revenue in 1999.

     Sales to the Company's two largest distributors constituted approximately 14% of net revenue in 1997 and 63% of net revenue for the first nine months of 1998. The Company believes that these two distributors will remain among the Company's largest distributors. For the nine months ended September 30, 1998, approximately 72% of the Company's net revenue was attributable to sales to retail channel accounts through distribution. The Company plans to expand its OEM relationships in 1999 and therefore expects that its 1999 OEM-related revenue will increase significantly as a percentage of net revenue as compared to 1998 levels.

     At the time of sale, the Company provides for its expected sales returns, sales commissions and post-sales support expense. In addition, the Company creates reserves for the collectability of accounts receivable. While the Company believes its provisions for sales returns, sales commissions, post-sales support, and the collectability of accounts receivable are adequate, actual results could differ from those estimates.

     The Company's cost of software licenses primarily consists of expenses incurred by the Company to manufacture, package and distribute its products and related documentation. These costs include expenses for hardware, literature and packaging, technical support, fulfillment and shipping, and shrinkage. Any significant change in material component prices, increase or decrease in bundled hardware component prices, or increase or decrease in fulfillment and shipping costs could have a material effect on the Company's cost of software licenses. The Company's cost of development contracts consists primarily of labor costs, other direct expenses and related overhead associated with the performance of these contracts. Since the beginning of 1997, the Company has not capitalized any software development costs as such costs were immaterial. In addition, all research and development costs have been charged to operations as incurred.

     The Company has experienced seasonal fluctuations in its results of operations. The Company began selling its products at retail in August 1997 and based on its 1997 experience and software industry trends, the Company expects sales to increase during the fourth quarter as a result of the holiday shopping season. In addition, certain corporate customers tend to enter into sales contracts at or near year-end resulting in higher demand during the fourth quarter. Due to this seasonality, the Company expects to incur increased sales and marketing expense (principally advertising costs, promotional expenses and sales commission payouts) during the fourth quarter and any shortfall from anticipated revenue in that quarter would have a disproportionately greater adverse effect on the Company's operating results. In addition, sales in Europe have historically declined during the summer months. If the Company's European sales increase as a percentage of net revenue, this seasonal effect will have a more significant impact on the Company's results from operations.

     The Company employed 316 people at December 8, 1998, compared to 185 at January 1, 1997. This increase in headcount resulted primarily from an increase in sales and marketing personnel associated with the Company's efforts to market and sell its Dragon NaturallySpeaking family of products. The Company expects to continue to increase expenses associated with its sales and marketing infrastructure in anticipation of continued sales growth. Additionally, the Company expects to increase its headcount in research and development to support its new product development efforts. Given the expected increase in headcount, the Company anticipates that it will need to either expand its existing offices or relocate to a larger facility within the next 12 to 18 months. The Company believes that this expansion or relocation will result in an increase in total facilities costs.

     The Company's ability to grow will depend, in part, on its success in adding sales, marketing and research and development personnel during 1999 and in future periods. In addition, the Company's future success will depend in part on its ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. The Company expects that future expansion will continue to challenge the Company's ability to hire, train, motivate, and manage its employees, and to attract and retain qualified senior managers and technical staff, such as programmers and software engineers. If the Company's revenue does not increase relative to its operating expenses, the Company's management systems do not expand to meet increasing demands, the Company fails to attract, assimilate and retain qualified personnel, or the Company's management otherwise fails to manage the Company's expansion effectively, the Company's business, financial condition and operating results could be materially and adversely affected.

RESULTS OF OPERATIONS

     The following table sets forth selected consolidated financial information included in the Company's consolidated statements of operations expressed as a percentage of net revenue for the periods indicated and certain gross profit data expressed as a percentage of software license revenue or development contract revenue.

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                    YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                                     1995     1996     1997     1997     1998
                                                    ------   ------   ------   ------   ------
Net Revenue:
  Software licenses...............................    72.1%    67.4%    72.7%    66.3%    90.3%
  Development contracts...........................    27.9     32.6     27.3     33.7      9.7
                                                    ------   ------   ------   ------   ------
          Total net revenue.......................   100.0    100.0    100.0    100.0    100.0
                                                    ------   ------   ------   ------   ------
Cost of revenue:
  Cost of software licenses.......................    19.9     20.3     20.1     18.2     24.5
  Cost of development contracts...................    19.6     21.0     18.6     23.7      5.2
                                                    ------   ------   ------   ------   ------
          Total cost of revenue...................    39.5     41.3     38.7     41.9     29.7
                                                    ------   ------   ------   ------   ------
          Gross profit............................    60.5     58.7     61.3     58.1     70.3
                                                    ------   ------   ------   ------   ------
Operating expenses:
  Research and development........................    39.6     46.9     35.7     46.0     21.4
  Selling and marketing...........................    28.6     31.7     34.9     37.2     32.3
  General and administrative......................    13.0     11.4      9.3     11.5      5.9
                                                    ------   ------   ------   ------   ------
          Total operating expenses................    81.2     90.0     79.9     94.7     59.6
                                                    ------   ------   ------   ------   ------
Operating income (loss)...........................   (20.7)   (31.3)   (18.6)   (36.6)    10.7
  Interest income.................................     4.5      3.1      1.9      2.6      0.9
                                                    ------   ------   ------   ------   ------
          Income (loss) before income taxes.......   (16.2)   (28.2)   (16.7)   (34.2)    11.6
Provision for (benefit from) income taxes.........    (3.8)    (3.3)    (8.2)   (16.7)     3.4
                                                    ------   ------   ------   ------   ------
          Income (loss) from continuing
            operations............................   (12.4)   (24.9)    (8.5)   (17.5)     8.2
                                                    ------   ------   ------   ------   ------
Gain (loss) on discontinued operations:
          Loss from operations....................   (18.2)   (10.0)   (11.3)   (14.9)    (4.3)
          Gain on sale............................      --       --       --       --     13.7
                                                    ------   ------   ------   ------   ------
               Gain (loss) on discontinued
                 operations.......................   (18.2)   (10.0)   (11.3)   (14.9)     9.4
                                                    ------   ------   ------   ------   ------
  Net income (loss)...............................   (30.6%)  (34.9%)  (19.8%)  (32.4%)   17.6%
                                                    ======   ======   ======   ======   ======

  NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

    NET REVENUE

     Net revenue for the nine months ended September 30, 1998 was $49.6 million, an increase of 221% over the $15.4 million of revenue generated for the nine months ended September 30, 1997. The increase in net revenue during 1998 was primarily attributable to higher sales of the Company's Dragon NaturallySpeaking continuous speech product family, the first version of which was first released in June 1997 and did not begin to generate revenue until the third quarter of 1997.

     Software Licenses. Software license revenue for the nine months ended September 30, 1998 was $44.8 million, an increase of 338% over the $10.2 million reported in the comparable period in 1997. Growth in software license revenue was primarily attributable to the introduction of the Company's Dragon NaturallySpeaking product family. Since the introduction of Dragon NaturallySpeaking, the Company has continued to increase its product offerings, including products for multiple languages and telephony applications, and developed several new versions of its core dictation product designed to meet the needs of consumers, mobile users and medical, legal and other professional and corporate users. Sales from software licenses accounted for approximately 90% of net revenue for the nine month period ended September 30, 1998, compared to approximately 66% of net revenue for the comparable period in 1997.

     During 1998 and the latter part of 1997, the Company significantly expanded its sales channels, both inside and outside North America, to respond to the market demand for its software products. While the Company believes that its revenue will continue to grow as it introduces new products with enhanced capabilities and expands its penetration in the retail markets both domestically and abroad, it expects to face significant product and price competition in the future which could adversely impact revenue growth and profit margins.

     Development Contracts. Development contract revenue for the nine months ended September 30, 1998 was $4.8 million, a decrease of 7.6% from the $5.2 million reported in the comparable prior year. This decrease resulted from a decline in government-funded research projects, partially offset by an increase in commercial contracts. Development contract revenue accounted for approximately 10% of net revenue for the nine month period ended September 30, 1998, compared to approximately 34% of net revenue for the comparable period in 1997. The Company expects development contract revenue to decrease as a percentage of net revenue during future periods.

    COST OF REVENUE

     Software Licenses. Software license costs increased by $9.4 million, or 333%, from $2.8 million for the nine months ended September 30, 1997 to $12.2 million during the comparable period of 1998. As a percentage of software license revenue, these costs were 27.2% for the nine months ended September 30, 1998 and 27.5% for the comparable period in 1997.

     The absolute dollar increase in software license costs was due primarily to increased materials costs associated with higher sales volumes, partially offset by decreasing materials costs per unit. As a percentage of software license revenue, cost of materials costs increased by 4.6% in 1998 primarily due to revenue mix changes year to year, and, to a lesser degree, a reduction in the selling prices of some products as the Company entered the competitive retail channel in August 1997. In addition, the Company increased its investment in technical support by $1.4 million, or 209%, from $644,000 for the nine months ended September 30, 1997 to $2.0 million during the comparable period in 1998. This increase was primarily due to increased unit sales and the resulting increase in demand for technical support. The increase in shipping and receiving costs of approximately $682,000 during the first nine months of 1998 was primarily attributable to increased freight expense incurred as a result of entering into contracts with two major national distributors.

     Development Contracts. Costs of development contracts decreased by $1.1 million, or 29.1%, from $3.7 million for the nine months ended September 30, 1997 to $2.6 million in the comparable period in 1998. The decrease was primarily due to a decline in government contracts, partially offset by an increase in commercial contract work. Costs of development contracts were 70.3% of development contract revenue for the nine months ended September 30, 1997 and 54% for the nine months ended September 30, 1998.

     OPERATING EXPENSES

     Research & Development. Research and development expenses consist primarily of personnel costs, as well as travel and facilities and equipment-related expenses associated with the Company's research and development efforts. Research and development expenses increased by $3.5 million, or 49.5%, from $7.1 million during the nine months ended September 30, 1997 to $10.6 million in the comparable period in 1998. As a percentage of net revenue, Company-funded research and development expenses were 46.0% of net revenue for the nine months ended September 30, 1997 compared to 21.4% in the same period in 1998. The absolute dollar increase in these periods was due primarily to increases in research and development personnel.

     In addition to Company-funded research and development, the Company incurs research and development expenses relating to government and customer-funded projects. These expenses are included in the cost of development contracts. For the nine months ended September 30, 1998, research and development costs, including government and customer-funded expenses, totaled $13.2 million compared to $10.8 million in the comparable period of 1997, an increase of 22.7%.

     The Company believes that continued investment in research and development is critical to attaining its strategic objectives, and, as a result, expects research and development costs to increase in absolute dollars in future periods.

     Selling and Marketing. Selling and marketing expenses consist primarily of advertising and promotional expenses, compensation and related costs for sales and marketing personnel, and tradeshow and travel expenses. Selling and marketing expenses increased by $10.3 million, or 179%, from $5.7 million in the nine months ended September 30, 1997 to $16.0 million in the comparable period in 1998. These costs represented 32.3% of net revenue during the first nine months of 1998 compared to 37.2% in the comparable period in 1997. The absolute dollar increase in selling and marketing expenses was primarily due to increased costs related to retail advertising and promotional campaigns which the Company incurred in the first nine months of 1998 as part of its efforts to distribute its products to retail channel accounts which began in August 1997.

     General and Administrative. General and administrative expenses consist primarily of salaries and other related costs for administrative employees, professional fees and other general corporate expenses. General and administrative costs increased by $1.1 million, or 64.3%, from $1.8 million in the nine months ended September 30, 1997 to $2.9 million in the comparable period in 1998. These costs represented 5.9% of net revenue for the first nine months of 1998 compared to 11.5% in the comparable period in 1997. The absolute dollar increase was primarily due to the addition of senior executive staff as well as accounting and finance personnel needed to support the Company's business expansion and, to a lesser extent, the increase in the Company's bad debt reserve to support the increase in accounts receivable attributable to increased software license revenue.

     Interest Income. Interest income increased by $83,000, or 22.5%, from $369,000 for the nine months ended September 30, 1997 to $452,000 in the comparable period of 1998. The absolute dollar increase was due to higher cash balances in investment accounts.

     Provision for (Benefit from) Income Taxes. The Company had an income tax benefit for the nine months ended September 30, 1997 of $2.6 million as a result of the Company recognizing the benefit of its deferred tax assets. For the nine months ended September 30, 1998, the Company had an income tax provision of $1.7 million based on an estimated effective tax rate of 29.6%.

     Discontinued Operations. For the period through September 2, 1998, the Company incurred an operating loss from discontinued operations of $2.1 million compared to an operating loss of $2.3 million for the nine month period ending September 30, 1997. On September 2, 1998, the Company sold its interest in Articulate. This sale resulted in a gain of $6.8 million net of taxes of $1.4 million. See Note 3 of Notes to Consolidated Financial Statements.

  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

    NET REVENUE

     Net revenue increased slightly from 1995 to 1996 from approximately $16.9 million in 1995 to $17.0 million in 1996 and increased by $9.8 million, or 57.4%, to $26.8 million in 1997.

     Software Licenses. Software license revenue decreased by $692,000, or 5.7%, from $12.2 million in 1995 to $11.5 million in 1996 and increased by $8.0 million, or 69.9%, to $19.5 million in 1997. The increase in software license revenue for 1997 was primarily due to significant sales in the fourth quarter of 1997 of the Company's Dragon NaturallySpeaking dictation software product which was first shipped to customers in June 1997.

     Development Contracts. Development contract revenue increased by $843,000, or 17.9%, from $4.7 million in 1995 to $5.6 million in 1996 and increased by $1.8 million, or 31.6%, to $7.3 million in 1997. These increases were primarily attributable to a combination of increased funding for existing projects and the commencement of additional projects.

    COSTS OF REVENUE

     Software Licenses. Software license costs increased by $100,000, or 3.0%, from $3.4 million in 1995 to $3.5 million in 1996 and increased $1.9 million, or 55.7%, to $5.4 million in 1997. As a percentage of software license revenue, these costs were 27.6% in 1995, 30.2% in 1996, and 27.7% in 1997. The absolute dollar increase from 1996 to 1997 was due primarily to increased materials costs associated with higher product sales resulting from the introduction of the Dragon NaturallySpeaking product family. Increased software license costs in 1997 were offset by an $833,000 decrease in amortization costs.

     Development Contracts. Development contract costs increased by $267,000, or 8.1%, from $3.3 million in 1995 to $3.6 million in 1996 and increased by $1.4 million, or 39.4%, to $5.0 million in 1997. As a percentage of development contract revenue, these costs were 70.3% in 1995, 64.4% in 1996, and 68.3% in 1997. The absolute increase was due principally to increased labor expense associated with two large United States government projects.

    OPERATING EXPENSES

     Research and Development. Research and development expenses increased by $1.3 million, or 19.4%, from $6.7 million in 1995 to $8.0 million in 1996 and increased by $1.6 million, or 20.0%, to $9.6 million in 1997. As a percentage of net revenue, these expenses represented 39.6% in 1995, 46.9% in 1996 and 35.7% in 1997. The absolute dollar increases in each year were principally attributable to costs associated with increased headcount, primarily product development personnel, associated with the commercialization of the Company's Dragon NaturallySpeaking product family. The Company had 135 employees engaged in research and development activities on December 31, 1997 compared to 125 on December 31, 1996 and 96 on December 31, 1995.

     Total research and development costs, including government and customer-funded efforts, was $10.0 million in 1995, $11.6 million in 1996 and $14.6 million in 1997. As a percentage of net revenue, these expenses represented 59.2% for 1995, 67.9% for 1996 and 54.3% for 1997.

     Selling and Marketing. Selling and marketing expenses increased by $578,000, or 12.0%, from $4.8 million in 1995 to $5.4 million in 1996 and increased by $3.9 million, or 73.1%, to $9.4 million in 1997. As a percentage of net revenue, these expenses represented 28.6% in 1995, 31.7% in 1996 and 34.9% in 1997. The absolute dollar increase in selling and marketing expense from 1995 to 1996 was primarily due to incremental expenses associated with the first full year of operation of the Company's German sales office which was established in August 1995. The increase in selling and marketing expense in absolute dollars between 1996 and 1997 was primarily due to the costs associated with increased retail advertising and promotions in connection with the release of the Company's Dragon NaturallySpeaking product family, increased sales personnel and increased sales commissions.

     General and Administrative. General and administrative expenses decreased by $252,000, or 11.5%, from $2.2 million in 1995 to $1.9 million in 1996 and increased by $545,000, or 28.1%, to $2.5 million in 1997. As a percentage of net revenue, these expenses represented 13.0% in 1995, 11.4% in 1996 and 9.3% in 1997. The absolute dollar decrease from 1995 compared to 1996 was primarily related to the decrease in bad debt expense. The absolute dollar increase from 1996 compared to 1997 was primarily due to increased expenses associated with additional finance and administrative staff and infrastructure necessary to support increased sales.

     Interest Income. Interest income decreased by $240,000, or 31.6%, from $760,000 in 1995 to $520,000 in 1996 and remained relatively constant between 1996 and 1997. The absolute dollar decrease from 1995 to 1996 was primarily due to lower average cash balances.

     Provision for (Benefit from) Income Taxes. As a result of the Company's ability to utilize its net operating losses, the Company had an income tax benefit of $646,000 in 1995, $564,000 in 1996 and $2.2 million in 1997.

     Discontinued Operations. The Company incurred an operating loss from discontinued operations of $3.1 million in 1995, $1.7 million in 1996 and $3.0 million in 1997. On September 2, 1998, the Company sold its interest in Articulate. See Note 3 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited quarterly financial information both in absolute dollars and as a percentage of net revenue for the each of the Company's last seven quarters. This information is derived from the Company's unaudited consolidated financial statements and has been prepared on the same basis as the Company's annual consolidated financial statements which appear elsewhere in this Prospectus. In the opinion of the Company's management, this information reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. These unaudited quarterly results should be read in conjunction with the Company's Consolidated Financial Statements and related Notes appearing elsewhere in this Prospectus. The results for any quarter are not necessarily indicative of future quarterly results of operations, and the Company believes that period-to-period comparisons should not be relied upon as an indication of future performance.

                                                                                   QUARTER ENDED
                                                   ------------------------------------------------------------------------------
                                                   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                                                     1997        1997       1997        1997       1998        1998       1998
                                                   ---------   --------   ---------   --------   ---------   --------   ---------
                                                                         (IN THOUSANDS, EXCEPT PERCENTAGES)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenue:
 Software licenses...............................   $ 3,309    $ 3,187     $ 3,726    $ 9,284     $12,262    $13,754     $18,750
 Development contracts...........................     1,920      1,607       1,679      2,109       1,350      1,503       1,957
                                                    -------    -------     -------    -------     -------    -------     -------
   Total net revenue.............................     5,229      4,794       5,405     11,393      13,612     15,257      20,707
                                                    -------    -------     -------    -------     -------    -------     -------
Cost of revenue:
 Cost of software licenses.......................       854      1,134         818      2,588       3,216      3,330       5,616
 Cost of development contracts...................     1,171      1,087       1,402      1,333         801        827         967
                                                    -------    -------     -------    -------     -------    -------     -------
   Total cost of revenue.........................     2,025      2,221       2,220      3,921       4,017      4,157       6,583
                                                    -------    -------     -------    -------     -------    -------     -------
   Gross profit..................................     3,204      2,573       3,185      7,472       9,595     11,100      14,124
                                                    -------    -------     -------    -------     -------    -------     -------
Operating expenses:
 Research and development........................     2,127      2,469       2,500      2,481       3,247      3,475       3,885
 Selling and marketing...........................     1,546      1,860       2,328      3,616       3,853      4,953       7,219
 General and administrative......................       558        549         662        716         941        924       1,042
                                                    -------    -------     -------    -------     -------    -------     -------
   Total operating expenses......................     4,231      4,878       5,490      6,813       8,041      9,352      12,146
                                                    -------    -------     -------    -------     -------    -------     -------
Operating income (loss)..........................    (1,027)    (2,305)     (2,305)       659       1,554      1,748       1,978
 Interest income.................................       104        100         165        142         156        149         147
                                                    -------    -------     -------    -------     -------    -------     -------
   Income (loss) before income taxes.............      (923)    (2,205)     (2,140)       801       1,710      1,897       2,125
Provision for (benefit from) income taxes........      (453)    (1,081)     (1,049)       393         507        562         630
                                                    -------    -------     -------    -------     -------    -------     -------
 Income (loss) from continuing operations........      (470)    (1,124)     (1,091)       408       1,203      1,335       1,495
                                                    -------    -------     -------    -------     -------    -------     -------
Gain (loss) on discontinued operations:
 Loss from operations............................      (599)      (907)       (800)      (713)       (851)      (675)       (616)
 Gain on sale, net of taxes of $1,420............        --         --          --         --          --         --       6,782
                                                    -------    -------     -------    -------     -------    -------     -------
   Gain (loss) on discontinued operations........      (599)      (907)       (800)      (713)       (851)      (675)      6,166
                                                    -------    -------     -------    -------     -------    -------     -------
   Net income (loss).............................   $(1,069)   $(2,031)    $(1,891)   $  (305)    $   352    $   660     $ 7,661
                                                    =======    =======     =======    =======     =======    =======     =======

AS A PERCENTAGE OF NET REVENUE:
Net revenue:
 Software licenses...............................      63.3%      66.5%       68.9%      81.5%       90.1%      90.1%       90.5%
 Development contracts...........................      36.7       33.5        31.1       18.5         9.9        9.9         9.5
                                                    -------    -------     -------    -------     -------    -------     -------
   Total net revenue.............................     100.0      100.0       100.0      100.0       100.0      100.0       100.0
Cost of revenue:
 Cost of software licenses.......................      16.3       23.7        15.1       22.7        23.6       21.8        27.1
 Cost of development contracts...................      22.4       22.7        25.9       11.7         5.9        5.4         4.7
                                                    -------    -------     -------    -------     -------    -------     -------
   Total cost of revenue.........................      38.7       46.4        41.0       34.4        29.5       27.2        31.8
                                                    -------    -------     -------    -------     -------    -------     -------
   Gross profit..................................      61.3       53.6        59.0       65.6        70.5       72.8        68.2
                                                    -------    -------     -------    -------     -------    -------     -------
Operating expenses:
 Research and development........................      40.7       51.5        46.3       21.8        23.9       22.8        18.8
 Selling and marketing...........................      29.6       38.8        43.1       31.7        28.3       32.5        34.9
 General and administrative......................      10.7       11.5        12.2        6.3         6.9        6.1         5.0
                                                    -------    -------     -------    -------     -------    -------     -------
   Total operating expenses......................      81.0      101.8       101.6       59.8        59.1       61.4        58.7
                                                    -------    -------     -------    -------     -------    -------     -------
Operating income (loss)..........................     (19.7)     (48.2)      (42.6)       5.8        11.4       11.4         9.5
 Interest income.................................       2.0        2.1         3.1        1.2         1.1        1.0         0.7
                                                    -------    -------     -------    -------     -------    -------     -------
   Income (loss) before income taxes.............     (17.7)     (46.1)      (39.5)       7.0        12.5       12.4        10.2
Provision for (benefit from) income taxes........      (8.7)     (22.5)      (19.4)       3.4         3.7        3.7         3.0
                                                    -------    -------     -------    -------     -------    -------     -------
 Income (loss) from continuing operations........      (9.0)     (23.6)      (20.1)       3.6         8.8        8.7         7.2
                                                    -------    -------     -------    -------     -------    -------     -------
Gain (loss) on discontinued operations:
 Loss from operations............................     (11.5)     (18.9)      (14.8)      (6.3)       (6.3)      (4.4)       (3.0)
 Gain on sale, net of taxes of $1,420............        --         --          --         --          --         --        32.8
                                                    -------    -------     -------    -------     -------    -------     -------
   Gain (loss) on discontinued operations........     (11.5)     (18.9)      (14.8)      (6.3)       (6.3)      (4.4)       29.8
                                                    -------    -------     -------    -------     -------    -------     -------
   Net income (loss).............................     (20.5)%    (42.5)%     (34.9)%     (2.7)%       2.5%       4.3%       37.0%
                                                    =======    =======     =======    =======     =======    =======     =======

     In the last seven quarters, expenses and operating income as a percentage of net revenue have varied primarily due to increased revenue from the Company's Dragon NaturallySpeaking family of products. During the quarter ended September 30, 1998, selling and marketing expense increased in absolute dollars, as the Company spent $2.1 million to advertise with an Internet content provider. In addition, cost of software licenses increased as a percentage of net revenue in the quarter ended September 30, 1998 primarily as a result of the introduction of and increased sales of Dragon Point & Speak, a lower-priced, mass market consumer product.

     The Company's quarterly operating results have fluctuated in the past, and will likely continue to fluctuate in the future, as a result of a number of factors, many of which are outside the Company's control. These factors include:

     - the demand for the Company's software products and services;
     - the level of product and price competition that the Company encounters, including the frequency of changes in pricing policies;
     - the timing of new product introductions and product enhancements by the Company or its competitors;
     - market acceptance of new products;
     - the Company's ability to retain and hire research and development and sales personnel;
     - the mix of products and services sold;
     - seasonality of purchasers;
     - expansion of the Company's international operations; and
     - budgeting cycles of the Company's customers.

     The Company's software products are typically shipped when orders are received and consequently, backlog at the beginning of any quarter has in the past represented only a small portion of that quarter's expected revenue. Since the Company's operating expenses are based on anticipated revenue levels and because a high percentage of the Company's expenses are relatively fixed in the near term, any shortfall from anticipated revenue could result in significant variations in operating results from quarter to quarter.

     Based on these factors, the Company believes that future revenue, expenses and results of operations could vary significantly from quarter-to-quarter. As a result, quarter-to-quarter comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the market price of the Company's common stock could be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

     From its inception until 1994, the Company funded its operating activities primarily through cash provided from operations. The Company received $14.5 million in July 1994 and $12.0 million in September 1997 of net cash from the sale of common and convertible preferred stock to Seagate. In January 1995, the Company purchased an interest in Articulate for $1.9 million. In September 1998, the Company sold its 38% interest in Articulate to fonix for cash, notes and fonix common stock valued in the aggregate at $4.0 million.

     Cash used in operating activities totaled $2.3 million during 1995, $1.6 million during 1996, $6.5 million during 1997 and $2.2 million for the nine month period ended September 30, 1998. The increase in cash used in 1997 was primarily attributable to an increase in the Company's operating loss related to its investment in its product development and infrastructure.

     Net cash used in investing activities was $3.3 million during 1995, $2.5 million during 1996 and $5.1 million during 1997 and net cash provided by investing activities was $3.8 million for the nine months ended September 30, 1998. Net cash used in investing activities in all fiscal periods was primarily related to purchases of property and equipment needed to support the Company's expansion and short-term investment activity. The net cash provided by investing activities for the nine month period ended September 30, 1998 was primarily a result of the cash received from the sale of the Company's interest in Articulate.

     Net cash provided by financing activities was $12.9 million for 1997 and $61,000 for the nine months ended September 30, 1998. Net cash provided by financing activities in 1997 was primarily related to the sale of common and convertible preferred stock to Seagate.

     The Company has no debt. The Company's cash and cash equivalent balances were $4.9 million at December 31, 1997 and $6.6 million at September 30, 1998. Working capital increased to approximately $21.4 million at September 30, 1998 compared to $13.5 million at December 31, 1997. This increase in working capital was due primarily to an increase in accounts receivable and inventory, partially offset by increases in accounts payable and accrued expenses. While management believes that the risks associated with collection of accounts receivable have been adequately addressed in the Company's reserves and credit and collection policies, there can be no assurance that the Company's reserves will be adequate.

     The Company expects that its requirements for facilities, equipment and other capital expenditures will grow as demand for the Company's products increases. The Company plans to hire additional researchers and development engineers in the future to accelerate its new product offerings. Additionally, the Company plans to hire additional sales and marketing personnel to support anticipated sales growth. As a result of this planned growth, the Company anticipates incurring additional capital and other expenditures during future periods.

     The Company believes that the net proceeds from this offering, together with its current cash balances and income from operations, will be sufficient to fund its working capital and capital expenditures for at least the next 12 months. To the extent that the Company is unable to fund its operations from cash flows, the Company may need to obtain financing from external sources in the form of additional equity, indebtedness, or both. There can be no assurance that additional financing will be available at all, or that, if available, such financing will be obtainable on terms favorable to the Company.

     To date, inflation has not had a significant impact on the Company's results of operations.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the year code field. These systems and software products will need to accept four digit entries to distinguish 21st century from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions to normal business activities.

     State of Readiness. The Company has completed its assessment of its products and information technology systems. The Company believes that its software products are Year 2000 compliant. The Company has begun its assessment of the information technology systems of its principal vendors, suppliers and customers as well as its own non-information technology systems (such as microcontrollers embedded in machinery and equipment). Based on representations of the Company's principal vendors, suppliers and customers, the Company believes that the information technology systems of such third parties, as they relate to the Company, do not pose significant operational issues. In addition, the Company does not believe its embedded systems pose Year 2000 concerns because the Company believes it has identified all of its software and hardware that require Year 2000 updates or modifications. Dragon has no proprietary systems.

     Costs. To date, the Company has not spent material sums in connection with its Year 2000 risk assessment and remediation activities. The Company's costs associated with replacing or modifying its information systems to address Year 2000 concerns have not been material. The Company believes that an additional $100,000 will be required to complete the replacement or modification of its information systems. The Company has funded these activities principally through income from operations.

     Risks. The Company believes that the principal Year 2000 risks it faces relate to potential disruptions in materials or component supply and in order processing and fulfillment by third parties in the event that the information systems of third parties are materially and adversely affected by Year 2000 related software failures.

     Contingency Plan. To date, the Company has not formulated contingency plans relating to third-party Year 2000 disruptions because it believes the probability of such disruptions to be relatively remote. As discussed above, the Company is engaged in ongoing assessment and remediation activities and the responses received from third-party vendors and suppliers will be taken into account in determining the nature and extent of any contingency plans.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March, 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for the year ended December 31, 1999 and provides guidance for the accounting treatment of costs of computer software developed or obtained for internal use. The Company does not expect adoption of this statement to have a material impact on its consolidated financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The statement is effective for the year ending December 31, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The Company does not expect adoption of this statement to have a material impact on its consolidated financial position or results of operations.

                                    BUSINESS

     Dragon is a leading developer and provider of advanced speech recognition products and related speech technologies that "humanize" the way people communicate with computers and other electronic devices. The Company's products and technologies enable electronic devices to understand speech, the most natural and effective means of communication. As a result, users of the Company's products can interact with electronic devices faster and more intuitively than with other input methods, such as the keyboard or computer mouse, thereby increasing productivity. The Company markets a variety of speech products worldwide, including its Dragon NaturallySpeaking family of continuous dictation products. Dragon NaturallySpeaking products are currently available in six languages: American-English, British-English, French, German, Italian and Spanish, with Japanese and Mandarin versions scheduled for release in 1999. In addition, third parties have used the Company's speech technology to develop small vocabulary products in other languages, including Hebrew and Swedish. Since 1997, the Company and its Dragon NaturallySpeaking products have received over 70 industry awards and citations including:

     - BYTE, Best of COMDEX: Best of Show (Spring 1997)

     - PC/Computing, 1997 MVP Winner: Input Device (January 1998)

     - Innovation 98 Info PC, iT/COMDEX France: Best Development Tool (February
       1998)

     - BYTE Espana, 1997 Award of Excellence, Spain (February 1998)

     - PC Professional, Innovation of the Year 1997-1998: Best of CeBIT Software Category, Germany (April 1998)

     - PC World, World Class Award: Best Voice Recognition Software (June 1998)

     - PC World, World Class Award: Most Promising Software Newcomer (June 1998)

     - Retail Vision: Six awards including Best Vendor and Best Retail Strategy (August 1998)

     - PC Magazine, Editor's Choice: Best Speech Dictation Product (October
       1998)

     - SMAU, 31st Premio Industrial Design Award: Business Software Category, Italy (October 1998)

     - PC World, Best New Handheld Device (November 1998)

     - PC Magazine Australia, Editor's Choice, Australia (December 1998)

     Since its founding in 1982, the Company has developed and commercialized successive versions of high-quality speech products and technologies and has been the first to market a number of innovative products. The Company was the first to introduce products incorporating built-in PC speech recognition (1984), large vocabulary, general purpose, discrete dictation (1990), and software-only dictation supporting most Windows applications (1993). In June 1997, the Company achieved an important milestone by introducing Dragon NaturallySpeaking 1.0, the world's first large vocabulary, general purpose, continuous speech dictation product. From its inception, the Company has funded its research and development and other activities primarily through funds generated from operations. In addition, its financial resources have been supplemented by Seagate, which made significant equity investments in the Company in 1994 and 1997.

     The Company is applying its technologies beyond the PC to multiple platforms such as hand-held and mobile devices and developing advanced applications for emerging speech markets such as consumer electronics and telephony. The Company is also collaborating with major corporations and federal agencies to voice-enable existing hardware and software platforms. For example, the Company led the development of a speech recognition system for a global package company that increases worker productivity by allowing package handlers to enter data using speech instead of the keyboard.

     Dragon's end-users include individuals and companies which utilize the Company's leading-edge speech products and technologies for a wide range of applications, including general purpose dictation, legal and medical dictation, inventory management and in-bound customer telephone interactions. These end-users include Bank of America, Boeing, the Los Angeles Police Department, Peugeot and Wells Fargo. The Company sells its products worldwide predominantly through major distributors to retail channel accounts and VARs, and directly to OEMs and ISVs.

INDUSTRY OVERVIEW

     Although speech is the most natural and effective means of human communication, historically it has not been used as a primary means of interaction between people and machines. Basic speech recognition technology has existed for a number of years and effectively addressed certain specialized applications, such as limited data entry and retrieval. However, its widespread use has been constrained by technical limitations and inadequate PC processing power. For example, until recently, speech recognition products had limited vocabularies and required users to speak discretely, pausing after each word, rather than naturally and continuously. These technical constraints limited the widespread use of speech technology. As a result, the development of speech technology capable of recognizing natural and continuous speech and suitable for widespread commercial application has been an attractive but, until recently, elusive goal.

     In June 1997, Dragon became the first company to develop, produce and market large vocabulary, general purpose, continuous speech recognition technology for commercial applications. The introduction of this technology represented the culmination of a series of technological breakthroughs by Dragon over the past two decades. The Company believes that the advent of continuous speech recognition technology and the increased availability of powerful, low-cost microprocessors and memory are creating a wide range of commercial applications for speech-based products. As hardware platforms shrink and devices become more portable, sacrificing keyboard space, the Company believes that speech will become the preferred and most efficient interface for operating electronic devices.

     Currently available speech recognition products allow PC users to use speech in addition to the keyboard to significantly increase the speed with which they can generate, edit and format text in popular word processing, contact management and e-mail programs. Until the introduction of Dragon NaturallySpeaking, commercially available speech technology required users to speak discretely, and was unable to recognize natural and continuous speech. As a result, early speech recognition products did not provide the accuracy, speed, ease-of-use and functionality required for widespread market acceptance. According to a Voice Information Associates report, the market for continuous speech dictation products alone is expected to reach $3.0 billion by the year 2001 as manufacturers incorporate such speech technology into PCs and other electronic devices.

     The increasing use and growing complexity of computers and sophisticated electronic devices, along with the broad deployment of software applications, has created a need for a faster, easier to use and more intuitive method of interacting with machines. This need is driving the development of an increasing number of applications for speech recognition technology, ranging from consumer electronics to enterprise-wide applications, that will enable individuals to interact with machines more productively. For instance, as speech recognition technology has become more prevalent, speech-enabled applications and systems have been deployed to enhance productivity in a variety of commercial environments beyond PC-based dictation applications, including package handling, order taking and call center management.

     In addition, the Company believes there is increasing demand for a broad range of speech-enabled products that will not be dependent on end-user PC platforms. Although the personal computer will remain an important speech technology platform, the Company believes that speech recognition technology will lead to the development of a broad market of mobile, networked and consumer "information appliances," including hand-held computers and wireless communication devices that will transmit information quickly and effectively in response to speech. Some of these appliances will provide telephone and Internet access as well. The Company expects strong growth in the demand for a range of platforms from hand-held personal organizers and wireless communicators to multi-user, server-based systems with vertical and enterprise-wide applications. The Company also expects strong growth in the demand for embedded systems such as automobile command/control and navigation devices and server-based platforms which will support customized transcription and audio indexing devices. However, to exploit successfully the opportunity that these platforms represent for the speech industry, speech recognition products and technologies operating on these platforms must continue to offer high levels of accuracy, speed and ease-of-use.

THE DRAGON SOLUTION

     The Company is a leading developer and provider of advanced speech recognition technologies and products that are highly accurate, easy to use and operate on a variety of platforms. The Company believes that its award-winning products and technologies offer the following benefits which will promote the adoption of speech as a standard user interface between people and machines and expand the market for speech technology and products:

     Increased Productivity. The Company's products significantly increase productivity by allowing users to generate, edit and format documents, e-mail messages and other text faster and with greater accuracy than existing data entry methods, such as typing. Several published product comparisons have identified the Dragon NaturallySpeaking product family as an industry leader in speech recognition accuracy and have awarded these products their highest ratings on a words-per-minute basis. In addition, the Company's mobile products enable users to record text, documents and e-mail messages while away from the workplace for later processing and transcription by the users' PCs. The Company expects to continue to introduce new speech products and technologies which will enhance productivity including: (i) an enterprise-wide speech application integrated with word processing and time and contact management software, and
(ii) audio file search products, which will permit rapid search and retrieval of spoken words contained in audio and multimedia recordings. See "-- Products" and "-- Research and Development."

     Ease-of-Use. The Company's products are designed to enable people to interact intuitively and easily with a variety of PCs, server platforms, telephones and other electronic devices. Included in Dragon's patent portfolio are patents covering usability features which are incorporated into the design of each of the Company's products and applications. For example, the Company's natural language commands and text editing features permit the correction of entire phrases, as well as individual words, by issuing a single intuitive verbal command instead of carrying out a series of manual steps using a keyboard or computer mouse. The Company believes that as consumers become more aware of the benefits of speech technology and its ease-of-use attributes, demand for speech-enabled products and applications will continue to grow substantially.

     Product Design that Facilitates Product Family Expansion. The Company's speech recognition technology is based on a modular architecture that permits rapid product family expansion to additional targeted markets after a product is initially released. For example, soon after introducing Dragon NaturallySpeaking for general dictation use, the Company modified the product by integrating specialized vocabularies and language models to create both Dragon NaturallySpeaking Legal Suite and Medical Suite. In addition, the Company's core speech recognition technology is not dependent on any specific language. This feature has enabled the Company to release British-English, French, German, Italian and Spanish language versions of products shortly after the commercial release of the American-English version.

     Superior Technological Capabilities. The Company's products offer users leading-edge speech technology. The Company employs a highly qualified staff of scientific and technical personnel in its research and development organization. More than 91 of the Company's employees hold either doctorates or masters degrees and the majority of the Company's personnel have significant technical expertise in speech technologies. In addition, the Company's co-founder, Dr. Janet Baker, has more than 25 years of experience in the field of speech technology and is recognized as a pioneer in the industry. The Company believes it has assembled a team of professionals with superior technical knowledge in a number of computer and linguistic fields which will enable the Company to maintain its position as an innovative industry leader.

     Product and Application Versatility. The Company's speech technology can be easily adapted to operate on multiple operating systems and hardware platforms. In an effort to increase the commercial appeal of its products, the Company seeks to make its products compatible with widely-used software products from Corel Corporation ("Corel"), Microsoft, Symantec Corporation ("Symantec") and other leading software developers. The Company's products currently operate on Windows 3.1, Windows 95, Windows 98, Windows NT, UNIX and other operating systems, and on hardware platforms including PCs and workstations for certain custom applications.

     Sophisticated Application Development Tools. In an effort to increase product license revenue and to establish the Company's speech technology as the industry standard, the Company markets a suite of sophisticated application development tools (NaturallySpeaking Developer Tools Suite). These tools allow software developers to easily integrate advanced speech recognition and output capabilities into their software applications and to create a wide variety of continuous dictation, data entry, and command and control applications. In addition, the Company markets Dragon PhoneQuery SDK which enables developers to create caller-friendly, interactive telephony systems that allow callers to access information using natural and continuous speech without wading through more complex discrete speech and push-button menus.

STRATEGY

     The Company's objective is to enhance its position as a leading worldwide developer and provider of advanced speech products and technologies. The key elements of the Company's strategy are:

     Extend Technological Leadership. The Company believes that its core speech recognition technology is the world's most accurate and highest performing and positions the Company as a world leader in speech technology for current and emerging applications. The Company plans to continue to develop and enhance its speech recognition and related technologies, including its comprehensive, high-quality acoustic and language data to extend its technological leadership. The Company also intends to continue to build on its patent portfolio to protect its future innovations in speech and related technologies. In addition, the Company intends to continue to attract superior technical personnel and may seek to acquire complementary technologies and businesses. The Company believes that this strategy is essential to the development and delivery of leading-edge speech recognition and related technologies for emerging applications.

     Identify and Develop Emerging Markets for Speech Technology. The Company continually analyzes emerging market opportunities for speech technology. The Company focuses its product development efforts on products and applications that, among other things,

     - address a large or rapidly growing market,

     - represent a technically viable extension of the Company's technology,

     - can be marketed cost-effectively through the Company's current and future distribution channels, and

     - operate within the computational and memory capabilities of commonly used electronic devices.

     The Company has identified, and is in the process of applying its core speech recognition technology to, a number of existing and emerging applications in the following areas:

     - consumer electronics (mobile computing and dictation products);

     - embedded systems, including automotive products;

     - industrial machinery products;

     - large scale business enterprises (server-based speech products);

     - telephony applications;

     - broadcast media (transcription and audio indexing products); and

     - vertical market applications (enhanced dictation products for targeted markets).

     Maintain Reputation for Being First to Market With Quality Speech
Products. The Company believes that it has earned a reputation for consistently being first to develop and market innovative, high-quality speech products. By being first to market with high-quality products, the Company increases its brand-name recognition, reinforces its market leadership position and captures additional market share. In addition, the Company believes that its market position facilitates the formation of cooperative product development relationships with other technology leaders and co-marketing agreements with well-known software and consumer product companies. These relationships enable the Company to share technical and industry knowledge and to co-develop, and generate demand for, a variety of speech-enabled applications.

     Increase Market Penetration Through Multiple Distribution Channels. A key component of the Company's strategy is to expand market penetration of its speech technology by increasing its multi-channel sales effort. To achieve this objective, the Company plans to expand its direct sales operations, leverage its position of market leadership to add additional distributors and VARs, and increase its use of e-commerce. These efforts will be supplemented with targeted marketing campaigns, preferred training programs and in-store product demonstrations. To increase demand for its technology, the Company also will continue to provide software development tools to OEMs, VARs and ISVs to encourage them to speech-enable their products. The Company also expects to enter into additional joint marketing relationships and product bundling arrangements with leading ISVs and OEMs which offer complementary products or services. The Company believes that a multi-channel sales effort will broaden customer awareness of the Company's products and will allow it to effectively target a wide variety of industries that would benefit from the Company's solutions.

     Expand Global Presence through Product Introductions and Increased Worldwide Marketing. The Company intends to capitalize on its products' adaptability and language independence to introduce product family extensions for international markets. In addition, through increased worldwide marketing and sales programs, coupled with increased use by international consumers of PCs with sufficient computational and memory capabilities, the Company believes that global acceptance of its products will increase significantly. The Company currently has subsidiaries in the United Kingdom and Germany and a sales office in France. Dragon NaturallySpeaking products are currently available in six languages: American-English, British-English, French, German, Italian and Spanish, with Japanese and Mandarin language versions scheduled for release in 1999.

     Expand Strategic Alliances. The Company believes that it can rapidly expand and penetrate markets by collaborating with industry-leading hardware and software companies. By integrating its technology with leading products manufactured or developed in cooperation with third parties, the Company can provide solutions offering enhanced capabilities that are targeted to customers in existing and new markets. The Company has such relationships with Corel, Genie Telecommunication, Inc., GoldMine Software Corporation ("GoldMine"), Intel Corporation, Seagate, Sony Corporation and others. Products and technologies arising from these relationships are typically made available by one or both parties through multiple distribution channels.

TECHNOLOGY

     Since its founding in 1982, the Company has been recognized as a pioneer and leader in speech recognition technology. The Company's core speech recognition technology uses complex models that represent crucial underlying patterns found in speech and language. The Company believes that Dr. James Baker, co-founder of the Company, in 1971 became one of the first to use Hidden Markov models, now the speech industry standard, as the basis for his research in the field of speech recognition. This technique and other sophisticated methods, when combined with the Company's extensive collection of high-quality acoustic and language data, form the basis for the development of the Company's proprietary high-performance speech recognition technology. In addition to its proprietary technology, the Company licenses third-party technology such as text-to-speech capabilities in developing its products.

     Dragon's speech recognition technology is based on the use of three kinds of information: a lexicon (the set of words to be recognized together with their pronunciations), a language model (which specifies the relative likelihood of a sequence of words), and an acoustic model (which specifies the acoustic correlates of a given pronunciation). Dragon has derived its lexicon and language and acoustic models from its extensive internal data resources which include: hundreds of hours of recordings of the speech of many different speakers in a variety of languages, hundreds of millions of words of computer readable text in those languages, and lengthy human-edited lists of words and their pronunciations. Furthermore, Dragon's software and algorithms have been designed to be task and language independent, permitting easy development of products in new languages or for new applications.

     Automatic speech recognition algorithms must evaluate a large number of hypotheses in order to determine the most plausible transcription of a given utterance. This evaluation is a computationally intensive task. For this reason, most of the Company's research and engineering has been directed specifically towards issues of computational efficiency and recognition accuracy.

     The following chart depicts Dragon's core speech recognition technologies and illustrates their operation:

                                    [CHART]
                    [Pick Up EDGAR information from PCN 950]
     The Company's core speech recognition technology enables its products to recognize naturally spoken continuous speech, as opposed to isolated words or discrete speech. The Company's technology is capable of high-quality speaker independent recognition. However, it is capable of achieving even higher performance through the use of speaker dependent recognition, whereby the technology automatically customizes its language and acoustic models and lexicon to a particular speaker using sample speech or text that the speaker provides. Using Dragon's speaker adaptation techniques, it is possible for the recognition performance to continually improve with usage.

     The Company is also using its core speech recognition technology to develop future applications beyond the PC platform. These include applications which will permit users to operate speech-based products outdoors or in commercial environments presenting significant technological challenges such as poor signal quality, high background noise and reduced signal bandwidth. In addition, the Company is adapting its core technology to create speech-enabled mobile dictation devices, speech-enabled telephony solutions and audio indexing products. The Company is continuing to develop software that is capable of recognizing informal or spontaneous speech transmitted over diverse signal channels, such as radio or television broadcasts (where there may be background music or noise) or the telephone, including wireless transmissions (where there is reduced audio signal bandwidth). For some applications, such as the Company's new audio indexing products, the resulting text can be very useful even if not perfectly transcribed because it allows accurate and rapid location of specified words and topics in audio recordings.

PRODUCTS

     The Company has marketed various generations of speech products since 1983. The Company currently offers products that address demand in six principal markets: consumer, professional/corporate, mobile, telephony, OEM and developer tools. The following table lists certain information relating to the Company's principal current products:

--------------------------------------------------------------------------------


 PRODUCT                 KEY FEATURES                       FIRST RELEASE DATE    LANGUAGES AVAILABLE
---------------------------------------------------------------------------------------------------------
 CONSUMER PRODUCTS
 Dragon Point &          Continuous speech recognition;        May 1998           - American-English
 Speak                   dictate text into most Windows                           - British-English
                         applications; vocabulary
                         building to easily add
                         thousands of new words, names
                         and specialized terms
 Dragon                  All Dragon Point & Speak            November 1997        - American-English
 NaturallySpeaking       features, plus dictate,                                  - British-English
 Standard                NaturallySpeaking edit and
                         format words and phrases by
                         voice, Standard using
                         Select-and-Say technology,
                         BestMatch tech-
                         nology, Natural Language
                         Commands
 Dragon                  All Dragon NaturallySpeaking        November 1997        - American-English
 NaturallySpeaking       Standard features, plus Dragon                           - British-English
 Preferred               NaturallyMobile software to                              - French
                         transcribe dictation from a                              - German
                         specialized recorder including                           - Italian
                         additional mobile software;                              - Spanish
                         dictation playback;
                         text-to-speech
 Dragon                  All Dragon NaturallySpeaking        October 1998         - American-English
 NaturallySpeaking       Standard features in a package
 for Teens               specifically designed for
                         teenage voices and
                         vocabularies. Includes an
                         updated user interface
 DragonDictate           Discrete speech recognition;         March 1990          - American-English
                         hands-free PC & mouse                                    - British-English
                         operation; voice macros;                                 - French
                         specialty vocabularies                                   - German
                         available for legal, medical,                            - Italian
                         journalism, technology and                               - Spanish
                         business professionals                                   - Swedish
---------------------------------------------------------------------------------------------------------
 PROFESSIONAL/
 CORPORATE PRODUCTS
 Dragon                  All Dragon NaturallySpeaking        October 1997         - American-English
 NaturallySpeaking       Preferred features, plus macro                           - British-English
 Professional            language capability for                                  - French
                         sophisticated speech commands;                           - German
                         targeted for serious business                            - Italian
                         users                                                    - Spanish
 Dragon                  All Dragon NaturallySpeaking          May 1998           - American-English
 NaturallySpeaking       Professional features, plus                              - British-English
 Legal Suite             extensive legal vocabulary;                              - German
                         targeted for attorneys and
                         other legal professionals
 Dragon                  All Dragon NaturallySpeaking          May 1998           - American-English
 NaturallySpeaking       Professional features, plus                              - British-English
 Medical Suite           extensive medical vocabulary;
                         targeted for doctors and other
                         medical professionals
---------------------------------------------------------------------------------------------------------
 MOBILE PRODUCTS
 Dragon                  All Dragon NaturallySpeaking        October 1998         - American-English
 NaturallySpeaking       Preferred features, packaged                             - British-English
 Mobile                  with specialized mobile                                  - French
                         software and hand-held digital                           - German
                         recorder; targeted for serious                           - Italian
                         business users                                           - Spanish
---------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------


 PRODUCT                 KEY FEATURES                       FIRST RELEASE DATE    LANGUAGES AVAILABLE
---------------------------------------------------------------------------------------------------------
 Dragon                  All Dragon NaturallySpeaking       September 1998        - American-English
 NaturallySpeaking       Legal Suite features, packaged                           - British-English
 Mobile Legal Suite      with specialized mobile
                         software and a customized
                         recorder; targeted for
                         attorneys and other legal
                         professionals
 Dragon                  All Dragon NaturallySpeaking       September 1998        - American-English
 NaturallySpeaking       Medical Suite features,                                  - British-English
 Mobile Medical Suite    packaged with specialized
                         mobile software plus a
                         customized recorder; targeted
                         for doctors and other medical
                         professionals
---------------------------------------------------------------------------------------------------------
 TELEPHONY PRODUCT
 Dragon                  All Dragon NaturallySpeaking         March 1998          - American-English
 NaturallySpeaking       Professional features, plus a
 Call Center             switch box designed to allow
                         the speaker to talk over the
                         telephone or into the dictation
                         system
---------------------------------------------------------------------------------------------------------
 OEM PRODUCTS
 Dragon                  All Dragon Point & Speak              June 1997          - American-English
 NaturallySpeaking       features, plus dictate, edit                             - British-English
 Personal                and format words and phrases by                          - French
                         voice                                                    - German
                                                                                  - Italian
                                                                                  - Spanish
 Dragon                  Dragon NaturallySpeaking              June 1998          - American-English
 NaturallySpeaking       Personal designed for use with                           - British-English
 WordPerfect Edition     Corel WordPerfect 8; vocabulary                          - French
                         building to easily add                                   - German
                         thousands of new words, names                            - Italian
                         and specialized terms                                    - Spanish
---------------------------------------------------------------------------------------------------------
 DEVELOPER TOOLS
 Dragon                  All Dragon NaturallySpeaking         August 1998         - American-English
 NaturallySpeaking       Professional features, plus
 Developer Tools Suite   software tools that allow for
                         the integration of speech into
                         custom applications
 Dragon VoiceTool        Software tools that allow for        April 1995          - American-English
                         the integration of speech                                - British-English
                         commands and discrete dictation                          - French
                         into custom applications                                 - German
                                                                                  - Italian
                                                                                  - Spanish
 Dragon Phone Query SDK  Speech recognition for building     February 1998        - American-English
                         interactive voice response
                         systems over the telephone;
                         natural voice response; speaker
                         independence, multi-port
                         telephony server support
---------------------------------------------------------------------------------------------------------

     In addition, the Company plans to introduce the following products during the first quarter of 1999:

--------------------------------------------------------------------------------


 PRODUCT                                     KEY FEATURES                      LANGUAGES AVAILABLE
------------------------------------------------------------------------------------------------------
 Dragon                   Permits network-based administration of Dragon       - American-English
 NaturallySpeaking        NaturallySpeaking application software user files
 Network Edition          and data for enterprise-wide application
 Dragon                   Voice-enables various personal information           - American-English
 NaturallyOrganized       management software programs such as ACT
------------------------------------------------------------------------------------------------------

AWARDS AND CITATIONS

     Set forth below is a partial list of selected major industry awards and citations of recognition received by Dragon NaturallySpeaking products during the last two years:

                                      1999

PC World, Best Buy (January 1999)
PC World New Zealand, Readers Choice
Business Software: Speech
Recognition Category, New Zealand (December 1998/January 1999)

                                      1998

Fortune, Annual Product Review/Technology Buyer's Guide-Product to Watch:
Software/ Cool Stuff Category (Winter 1998)

BusinessWeek, The Best New Products: Software to Watch in 1998 (January 1998)

PC/Computing, Usability Hall of Fame (January 1998)

PC/Computing, 1997 MVP Winner: Usability Achievement of the Year (January 1998)

PC/Computing, 1997 MVP Winner: Input Device (January 1998)

Time, The Best Cybertech of 1997
(January 1998)

BYTE Espana, 1997 Award of Excellence, Spain (February 1998)

Innovation 98 Info PC, iT/COMDEX France: Best Development Tool (February 1998)

CTI, 1997 Product of the Year: Speech Recognition Category (February 1998)

CallCenter Magazine, Best of CT EXPO 98 (March 1998)

PC Professional, Innovation of the Year 1997-1998: Best of CeBIT Software Category, Germany (April 1998)

Telebusiness, 1998 Awards for Excellence: The Philip Shipman Award for Innovative Technology, United Kingdom (June 1998)

PC World, World Class Award: Most
Promising Software Newcomer (June 1998)

PC World, World Class Award: Best Voice Recognition Software (June 1998)

PC/Computing, Time Capsule -- The 12 Best PC Products on the Planet: Input Device Category (August 1998)

Retail Vision: Six awards including Best Vendor and Best Retail Strategy (August
1998)

PC Magazine, Editor's Choice: Best Speech Dictation Product (October 1998)

SMAU, 31st Premio Industrial Design Award: Business Software Category, Italy (October 1998)

PC World, Best New Handheld Device (November 1998)

WIN, Top Product, Germany (November 1998)

Home Office Computing, The HOC 100 Gold Award Winner-Software: Business Productivity Category (December 1998)

Newsweek, The Top 50 CD-ROMs of 1998 (Winter 1998)

PC Magazine Australia, Editor's Choice, Australia (December 1998)

                                      1997

BYTE, Best of COMDEX: Best of Show (Spring 1997)

PC IT 97, Best Pro Award: Best Personal
Computing Product, Australia
(September 1997)

PC Magazine, Technical Excellence Award: Software Category (December 1997)

Popular Science Magazine, The Best of What's New: 1997 Grand Winner for Computers & Software (December 1997)

PC Magazine Middle & Near East, 1997 Award of Excellence: Most Innovative Software Product of the Year, United Arab Emirates (October 1997)

PC Week, Best of COMDEX Fall 1997: Best Utility Software (November 1997)

BYTE, 1997 Editors' Choice Award: Award of Excellence (December 1997)

END-USERS

     Dragon's end-users range from individuals using the products for a wide range of personal and professional purposes to companies and government agencies using the Company's products and technologies for a particular function or department. Some of the companies and government agencies that use Dragon's products or technology for significant applications include:

CORPORATE/INDUSTRIAL                     GOVERNMENT              HEALTH CARE/PHARMACEUTICAL
Abbott Laboratories             Parliament of Australia         Georgetown University
Allianz AG Holding              French Ministry of              School of Medicine
The Boeing Company              Education                       Kaiser Permanente
Canadian Pacific Railway        Los Angeles Police              Michigan Rehabilitation
Deere & Company                 Department                      Services
Peugeot S.A                     Shaw Air Force Base, S.C.       Princess Alexandra
Seiko Epson Corporation         The United States Navy          Hospital
Teradyne, Inc.                  Victoria Board of               V.A. Medical Centers,
                                Workman's                       over 10 locations in
                                Compensation                    7 states

           LEGAL                 BANKING/FINANCIAL SERVICES
Hourigans Kluger &              Bank of America, FSB
  Quinn, P.C.                   Citibank Privatkunden AG
Kilpatrick Stockton LLP         Deutsche Bank AG
Long, Weinberg, Ansley          Seafirst Bank
  and Wheeler, LLP              Wells Fargo, Ltd.

     The following case studies describe the manner in which certain of the Company's end-users employ its products and technologies:

     - A global package delivery company is using Dragon voice recognition technology for timely and accurate package sorting. The voice-driven system allows that company's package handlers to sort packages by speaking city, state and zip code data instead of using the keyboard.

     - A cancer specialist uses Dragon NaturallySpeaking together with a hand-held digital recorder to dictate patient visit notes, grant proposals, textbook chapters and medical journal manuscripts. After dictating into the recorder, he connects the recorder to his computer which transcribes his dictation. This process reduces the time required for transcription, improves first-draft accuracy and reduces the cost of transcription services. As a result of this physician's experience, the cancer center at which he practices plans to deploy Dragon NaturallySpeaking to additional doctors on staff.

     - An attorney in New York City uses Dragon NaturallySpeaking to document client conversations and to generate legal documents and correspondence associated with his law practice. He has advised Dragon that he has significantly reduced, and in some cases eliminated, transcription costs and document review cycles. In addition, Dragon NaturallySpeaking allows him to create many of his own documents quickly and accurately, thereby freeing his assistant to work on other projects and administrative duties.

     - Police officers at a division of a large urban police department typically spent as much as 60% of their time preparing reports and other paperwork. Using Dragon NaturallySpeaking speech recognition software, officers now dictate their reports into their computers and their words are immediately transcribed into typed police reports, freeing up time for patrols and other police duties. According to this police department, some officers using everyday speech, achieve dictation rates up to 100 words per minute with an accuracy rating of 99%.

     - An internationally known Italian designer, manufacturer and distributor of knitwear uses Dragon dictation products to manage stock and control inventory in approximately one-third the time required by the manual methods. Productivity is further enhanced because of the software's short training time and multi-user support.

     - To automate receipt of inventory and shipment of production, an Italian newspaper distributor adopted a robotic system, consisting of two mobile industrial robots enabled with Dragon discrete speech recognition technology which communicates with the newspaper's servers. One robot accompanies warehouse workers and responds to their dictated commands with very high accuracy. The second robot provides billing or materials information to clerical personnel, and can answer inquiries such as, "Tell me the price," or "Tell me the stock quantity."

     - Dragon and a federal government agency have developed a portable translation device called the Multilingual Interview System ("MIS"). The MIS allows English-speaking users to conduct basic interviews and give instructions to non-English-speakers. It employs over 7,000 common phrases and combines voice recognition and digital voice recording of translations with a wearable computer. The MIS has been deployed in Bosnia to aid U.S. forces in performing a number of important tasks requiring communication with locals, including medical care, landmine management, force protection and refugee resettlement.

SALES, MARKETING AND DISTRIBUTION

     The Company's marketing organization uses a variety of marketing programs to promote its advanced products and technologies and to increase demand worldwide. The Company has teams of dedicated sales professionals assigned to each of its channel markets. The Company's marketing efforts support its direct sales and indirect distribution channels through participation in trade shows, targeted advertising, channel sales programs, public relations campaigns, retail promotions, product bundles, customer surveys and profiles and product promotion through its website.

     The Company markets and sells its products worldwide indirectly through distributors, retailers, catalogs, e-commerce, VARs and ISVs and directly through its website and telesales organization. Over 50 major retail channel accounts worldwide sell the Company's products. In addition, the Company licenses its technology to OEMs. The Company's OEM agreements generally license the OEMs to incorporate the Company's speech recognition and related technologies into their products and applications in exchange for royalty payments to the Company. As of December 8, 1998, the Company's indirect distribution channel was composed of approximately 35 distributors, 729 VARs, and 19 ISVs and OEM licensees. In the fourth quarter of 1998, the Company started using volume license agreements to sell and market the Dragon NaturallySpeaking family of continuous dictation products.

     The following table lists the Company's principal North American and international distributors, retail channel accounts, VARs and ISVs/OEMs:

                                 NORTH AMERICA

DISTRIBUTORS          RETAIL CHANNELS       VARS                        ISVS/OEMS
GT Interactive        America Online        Compaq Services             Corel
  Software            CompUSA               Division of Compaq          MetroBook Computer
Ingram Micro          Fry's Electronics     Computer Corporation        Micron Technology
Merisel Americas      OfficeMax             Government Technology       Syracuse Language Systems
Tech Data             Staples               Services
                                            Pomeroy Computer Resources
                                            Softmart
                                            Software House
                                            International
                                            Software Spectrum

                                 INTERNATIONAL

DISTRIBUTORS          RETAIL CHANNELS       VARS                        ISVS/OEMS
CHS Electronics       CDC Point             Mysoft                      G DATA Software
  Holding             Dixon's Store Group   Talk Write Limited          Hexaglot Holding
HCL Infosystems       Groupe FNAC           Voelter EDV-Beratung        Jurasoft Microcomputer
Ingram Micro          Harvey Norman         Voice Perfect Systems       TerraTec Electronic
Innelec France        Mediamarket
Marketing Results
Northamber
Tech Data
Tech Pacific

     The Company's two largest distributors are Ingram Micro and Tech Data. Ingram Micro accounted for approximately 5% of the Company's net revenue for 1997 and 24% of the Company's net revenue for the nine months ended September 30, 1998. Tech Data accounted for approximately 9% of the Company's net revenue for 1997 and 39% of the Company's net revenue for the nine months ended September 30, 1998. The Company's agreements with its distributors typically are not exclusive, have no stated minimum purchase obligations and may be terminated by either party without cause. The Company believes that in the event of termination of its relationship with one or more of its distributors, the Company could enter into replacement agreements with new distributors. However, failure to replace these distributors with distributors of equal marketing capabilities and reputation could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company intends to penetrate the international retail market indirectly through distributors, increase the VAR business targeted at corporate accounts and expand its OEM business. The Company has sales professionals at each of its European subsidiaries in Germany, France and England. Sales outside North America accounted for 15% of the Company's net revenue in 1997 and 10% of net revenue for the nine months ended September 30, 1998.

PRODUCTION AND FULFILLMENT

     Production of the Company's products involves the purchase of microphones and digital recorders, duplication of CD-ROMs (outsourced) and assembly of product components, user manuals and product books. The Company seeks to minimize production costs by outsourcing production requirements, improving process efficiencies and realizing economies of scale. The Company subjects all of the components of its products purchased from outside vendors to high certification standards designed to ensure product compatibility.

     The Company outsources the production, packaging, and order fulfillment of its products, both domestically and internationally, to third parties when it is cost effective to do so. To the extent possible, the Company limits its internal production activities to such tasks as quality inspection and testing. The Company currently has production arrangements with ZBR Publications Inc., Omnet Technology Corp., The Media Farm, Inc. and Modus Media International N.V. ("Modus Media") and order fulfillment agreements with Digital River, Inc. and Modus Media. The Company believes that its existing production capacity is sufficient to accommodate potential increases in sales volume for the foreseeable future.

RESEARCH AND DEVELOPMENT

     The Company's success will depend on its ability to develop and introduce on a timely basis new products and enhancements to its existing products. The Company has invested and intends to continue to invest significant resources in product and technology development. The Company focuses and modifies its extensive product development efforts based on customers' needs and changes in the marketplace. The Company's research and development organizations are principally responsible for enhancing the Company's core speech recognition engine, as well as the acoustic and language models and noise-handling algorithms. The Company currently focuses its development efforts on commercializing its research innovations into new products and product enhancements that are more accurate and easier to use, as well as the development of additional speech-related applications.

     The Company's strategic long-term research has been greatly aided by a succession of competitively-awarded federal government contracts involving several federal agencies. As a result of this government-subsidized research, the Company has been able to further develop its leading technology in technically challenging areas, including high noise, limited channel communication, automatic information retrieval and automatic speaker, language and topic identification. The Company delivers specialized systems to various federal government agencies and regularly participates in government-sponsored performance evaluations. However, the Company retains commercial rights to its government-sponsored research. In addition to government-funded research and development, Dragon conducts speech research and development and custom engineering for a number of major industrial customers in such areas as industrial automation, automotive engineering and telecommunications. The Company has successfully commercialized various elements of speech technology developed in collaboration with the federal government and third parties.

     As of December 8, 1998, the Company employed 175 individuals in its research and development organizations, 77 of whom hold doctorates or masters degrees in a number of diverse fields, including mathematics, physics, electrical engineering, and linguistics. The Company believes that this team and its expertise in speech technology provides the Company with a significant competitive advantage. The Company's ability to attract and retain highly qualified employees will be a major determinant of its success in maintaining its technological leadership.

     Company-funded research and development expenses were approximately $8.0 million in 1996, $9.6 million in 1997 and $10.6 million in the first nine months of 1998.

CUSTOMER SERVICE AND TECHNICAL SUPPORT

     The Company outsources its technical support and customer service operations and provides in-house backup capabilities. In this way, Dragon manages service call volumes cost-effectively and minimizes fixed costs and overhead, while maintaining a high level of customer service.

     The Company's in-house technical support organization responds to support questions arising from its website, writes and posts technical tips, publishes answers to frequently asked questions and provides other pertinent technical information. This organization also supplies patches and free updates that users or VARs may need. In addition, this department provides backup support to the Company's outsourced support providers in North America and Europe, including handling time-sensitive support problems and providing training for new products. This organization also provides support directly to the Company's VARs and key corporate customers.

     The Company's present support policy provides all registered users with 90 days of free telephone support via a standard toll-free number (30 days for Dragon Point & Speak). Electronic support is provided free to registered users for a period ending six months after the Company discontinues a product.

     The Company's customer service department handles non-technical incoming calls from both its registered users and potential customers interested in learning more about Dragon products. This group provides information consumers may need in deciding whether to purchase Dragon products. Customers may purchase or return Dragon products or product upgrades through the customer service department either via telephone or the Company's website.

COMPETITION

     The emerging market for speech recognition products is relatively new, intensely competitive and subject to rapid technological change. The Company expects competition to persist and intensify in the future. The Company's principal current competitors for PC applications include IBM, Lernout and Philips. In addition, the Company faces significant potential competition for PC applications from Microsoft. As the Company expands its presence in the telephony market, it will also face competition from various companies including AT&T, GTE Internetworking, Lucent, Nuance, Philips, SpeechWorks and Voice Control.

     The Company believes that its products compete favorably on the basis of performance, quality and ease-of-use. However, many of the Company's current and potential competitors have significantly greater financial, technical, marketing, public relations and distribution resources than the Company. Increased competition from these companies or new competitors, including the introduction of new or enhanced versions of competitive products or changes in competitors' pricing policies, could materially adversely affect the Company's business, results of operations and financial condition. See "Risk
Factors -- Competition."

INTELLECTUAL PROPERTY

     As of December 8, 1998, the Company owned 11 United States patents and had 31 United States patent applications pending, most of which cover various aspects of its speech recognition technology. In addition, the Company holds 25 registered trademarks in the United States and abroad, including the Dragon logo. As of December 8, 1998, the Company also owned one UK patent and one European patent granted by the European Patent Office and had 12 patent applications pending at the European Patent Office, as well as a patent application pending in each of France, Canada and the UK.

     In September 1993, the Company and Kurzweil Applied Intelligence ("Kurzweil") settled pending litigation by entering into two settlement and cross-license agreements. Pursuant to one of these agreements, each party granted the other an irrevocable, worldwide, non-exclusive, non-transferable license to use patents and patent applications of the other party. Kurzweil was subsequently acquired by Lernout in 1997. As a result of this acquisition, no license grants were made under the agreement after the date of such acquisition; however, each party maintains its rights in the patents and applications previously granted under the agreement.

     The Company relies primarily on a combination of patent, copyright and trademark laws to establish and protect its proprietary rights. The Company also relies on trade secret laws, confidentiality procedures and licensing arrangements to establish and protect its technology rights. There can be no assurance that such measures will be adequate to protect the Company's proprietary rights. In addition, the Company seeks to protect its proprietary rights through the use of confidentiality agreements with employees, consultants, advisors and others. There can be no assurance that these agreements will provide adequate protection for the Company's proprietary rights in the event of any unauthorized use or disclosure, that employees of the Company, consultants, advisors or others will maintain the confidentiality of such proprietary information, or that such proprietary information will not otherwise become known, or be independently developed, by competitors.

     Despite the Company's efforts to protect its intellectual property, unauthorized third parties may attempt to copy aspects of the Company's products, to violate Company patents or to obtain and use the Company's proprietary information. A substantial portion of the Company's sales are derived from the licensing of Company products under "shrink wrap" license agreements that are not signed by licensees and therefore may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's intellectual property to the same extent as do the laws of the United States. In addition, the Company does not generally incorporate copy-protection mechanisms in its software because it does not believe they are practical or cost-effective. Current United States laws that prohibit software copying give the Company only limited practical protection from software "pirates," and the laws or law enforcement practices of many other countries provide almost no protection for its intellectual property. Policing unauthorized use of the Company's products is difficult, expensive and time-consuming and the Company expects that software piracy will be a persistent problem for its desktop software products. The loss of any material trademark, trade name, trade secret or copyright could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company does not believe that its products infringe the rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation or require the Company to obtain a license to third party intellectual property. In addition, there can be no assurance that such licenses will be available on reasonable terms or at all, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company's business also includes funded research and development for certain commercial customers and governmental agencies pursuant to which the Company typically retains copyrights and other intellectual property rights associated with the software developed. Although the Company's contracts with those customers provide that it retains the rights to intellectual property employed or developed by the Company, there can be no assurance that customers will not assert rights in, or seek to limit the Company's use of, such intellectual property.

EMPLOYEES

     As of December 8, 1998, the Company employed 316 people including 175 employees in research and development and 88 employees in sales and marketing. None of the Company's employees is represented by a labor union, and the Company has never experienced a work stoppage. The Company considers its relations with its employees to be good.

     The Company's future performance depends largely upon its continuing ability to attract and retain highly qualified scientific, technical, sales and managerial personnel. Competition for such personnel is intense, particularly in the fields of software engineering and research, and there can be no assurance that the Company can attract, motivate and retain key scientific, technical, sales and managerial employees. If the Company cannot retain or is unable to attract such key personnel, the Company's business, results of operations and financial condition would be materially adversely affected.

     The Company believes that its dynamic, entrepreneurial and creative culture is particularly attractive to technologists seeking new, non-traditional work environments. The Company strives to maintain its competitive and creative leadership by employing professionals with a variety of academic backgrounds including mathematics, engineering, linguistics, physics and other disciplines. More than 91 of the Company's employees hold either doctorates or masters degrees.

FACILITIES

     The Company leases approximately 81,000 square feet of office and distribution facilities in Newton, Massachusetts under two leases that expire on November 30, 2001. The Company has the right to purchase its Newton, Massachusetts location under certain circumstances. The aggregate rental expense under these leases was approximately $1,172,000 during 1998. The Company also leases office space for its employees in California, England, France and Germany. The aggregate rental expense for such office space was approximately $31,000 during 1998. The Company believes that additional space may be required as its business expands and will be available as required on acceptable terms.

LEGAL PROCEEDINGS

     In February 1996, Articulate sued Apple Computer, Inc. ("Apple") for patent infringement in Massachusetts. Apple then sued Articulate in May 1996 in California alleging that Articulate's PowerSecretary product infringed four Apple patents. In September 1996, Apple added Dragon, which then owned a minority interest in Articulate and distributed PowerSecretary, as a defendant to its suit in California. In a separate proceeding in October 1997, Apple sued Dragon and one of its customers, MetroBook Computer Corporation ("MetroBook"), in Virginia alleging that the Company's Dragon NaturallySpeaking product infringed three Apple patents.

     Articulate's initial suit in Massachusetts is still pending. In Apple's California suit, the court has granted a summary judgment motion in favor of Articulate and the Company on all claims. Apple has filed an appeal with the U.S. Court of Appeals for the Federal Circuit. Apple's Virginia suit has been transferred to California, and the court has granted summary judgment in favor of the Company and MetroBook with respect to one of Apple's patents. The remainder of the case (with respect to the final two Apple patents) is still in discovery. The Company believes that its Dragon PowerSecretary and Dragon NaturallySpeaking products do not infringe any of Apple's patents, but there can be no assurance that the Company will prevail in these matters. The Company's patent counsel, Fish & Richardson P.C., based on information known to it as of the date of this Prospectus, has advised the Company it has substantial defenses in each case, but the outcome cannot be predicted.

     The Company is not a party to any other material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, and their ages and positions as of December 8, 1998 are as follows:

NAME                                   AGE                           POSITION
----                                   ---                           --------
Janet M. Baker.......................  51     Chairman of the Board of Directors and Chief Executive
                                              Officer
John D. Shagoury.....................  40     President and Director
Diane M. Hudson......................  45     Chief Financial Officer, Vice President, Finance,
                                              Treasurer and Assistant Secretary
Kim B. Edwards(1)(2).................  51     Director
Stephen J. Luczo(1)(2)...............  40     Director
Robert Roth..........................  47     Principal Research Scientist and Director
Paul G. Bamberg......................  55     Vice President
Laurence S. Gillick..................  47     Vice President, Research
Roger Matus..........................  44     Vice President, Marketing, North America
Jeanne F. McCann.....................  47     Vice President, Development
Tamah Solomon Rosker.................  35     Vice President, Human Resources and Secretary
Steven Semenzato.....................  35     Vice President, Channel Sales, North America
Andreas E. Widmer-Schultz............  32     Director, International Sales and Marketing

------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

     Janet M. Baker co-founded the Company and has served as Chairman of the Board and Chief Executive Officer since December 1998. Dr. Baker served as President and Secretary from June 1982 until December 1998 and has served as a director since June 1982. Prior to co-founding Dragon, Dr. Baker was a research staff member at IBM, where she was a contributor to the Continuous Speech Research Project, from June 1974 to January 1979, and was also Vice President of Research at the Verbex Division of Exxon Enterprises, where she worked from January 1979 to May 1982. Dr. Baker received her B.S. and B.A. degrees from Tufts University and her Ph.D. in Computer Science from Carnegie Mellon University.

     John D. Shagoury joined the Company in June 1998 as Chief Operating Officer, and was promoted to President and elected Director in December 1998. Mr. Shagoury has over 17 years of management experience in the PC software industry. From January 1993 to June 1998 Mr. Shagoury held various senior executive positions, most recently as President, North America, at Corporate Software & Technology, Inc. Prior to that he held various management positions including Vice President of Sales and Marketing for ON Technology and Director of Sales Support and Distribution Channels at Lotus Development Corp. Mr. Shagoury received his B.S. in Marketing and M.B.A. from Babson College.

     Diane M. Hudson joined the Company in April 1995 as Vice President, Finance, was elected Treasurer in September 1995 and became Chief Financial Officer in April 1998 and Assistant Secretary in August 1998. From December 1988 to April 1995, Ms. Hudson was Controller and Director of Financial Planning at MicroTouch Systems, Inc., a leading manufacturer and distributor of touch screen systems. Ms. Hudson received her A.S. in accounting from Becker Junior College, studied business administration at Northeastern University, and received her M.B.A. from Simmons Graduate School of Management.

     Kim B. Edwards was elected as a Director of the Company in December 1998. From January 1994 to March 1998, Mr. Edwards served as President and Chief Executive Officer of Iomega Corporation. From

March 1993 to December 1993, he was President and Chief Executive Officer of Gates Energy Products, Inc., a manufacturer of rechargeable batteries and the successor of General Electric Battery Division. From January 1987 until March 1993, Mr. Edwards served in various other executive positions for Gates Energy Products, Inc. Prior to that, Mr. Edwards was employed for 18 years at General Electric Company in various sales and marketing positions. He earned his B.S. in Mechanical Engineering from Lafayette College.

     Stephen J. Luczo has served as a Director of the Company since July 1994. Since October 1993, Mr. Luczo has held various executive positions with Seagate, where he currently serves as President and Chief Executive Officer and as a member of the Board of Directors. Prior to joining Seagate, Mr. Luczo was Senior Managing Director of the Global Technology Group of Bear, Stearns & Co., an investment banking firm, from February 1992 to October 1993. Mr. Luczo received his A.B. from Stanford University and his M.B.A. from the Stanford University Graduate School of Business.

     Robert Roth has been employed as a Principal Research Scientist at the Company, and has served as a Director since June 1982. He received his S.B. from the Massachusetts Institute of Technology, and his M.S. and Ph.D. from the University of California, Berkeley.

     Paul G. Bamberg joined the Company in June 1982 as a Principal Research Scientist and has served as Vice President since January 1994. He served as a Director from January 1994 until December 1998. From 1967 to June 1995, Dr. Bamberg was a faculty member of Harvard University in the physics department and division of continuing education. He received his A.B. from Harvard College and his D.Phil. from Oxford University, where he studied as a Rhodes Scholar.

     Laurence S. Gillick joined the Company in January 1985 as a researcher and has served as Vice President, Research, since October 1996. Dr. Gillick taught on the mathematics faculty of Northeastern University from 1979 and then was Visiting Assistant Professor of Applied Mathematics at the Massachusetts Institute of Technology from September 1981 to May 1983. Dr. Gillick received his B.A. from Swarthmore College, his M.A. in Chemistry from Columbia University, and his Ph.D. in Mathematics from the Massachusetts Institute of Technology.

     Roger Matus joined the Company as Director of Marketing in May 1995 and was promoted to Vice President, Marketing, North America, in July 1997. From January 1994 to April 1995 he was Director of Product Marketing at ATI Technologies, Inc., a producer of personal computer boards, components, and multimedia software. From February 1982 to December 1993 he held various positions, including Director of Marketing, Personal Computer Business Unit at Digital Equipment Corporation. Mr. Matus received his B.A. from Syracuse University, M.B.A. from the University of Chicago, and his M.Sc. in Engineering from Boston University.

     Jeanne F. McCann joined the Company in July 1998 as Vice President, Development. From March 1997 to July 1998 she was Vice President, Development at Eastman Software, Inc. and held various positions, including Vice President, Development at Wang Laboratories, Inc. from February 1979 to March 1997. Ms. McCann received her B.A. from Simmons College and her M.B.A. from Babson College.

     Tamah Solomon Rosker joined the Company in October 1994 as Director, Human Resources and was promoted to Vice President, Human Resources in October 1998. From June 1994 to September 1994 she was Manager, Human Resources at PerSeptive Biosystems, Inc. and was Director, Human Resources at Kendall Square Research from February 1992 to June 1994. She received her B.S. from Tufts University and her J.D. from Boston College Law School.

     Steven Semenzato joined the Company as Director, North American Sales, in February 1996 and was promoted to Vice President, Channel Sales, North America in October 1998. From September 1992 to February 1996, Mr. Semenzato held various positions, including North American Desktop Channel Sales Manager, from April 1995 to February 1996, at Avid Technology, Inc. Mr. Semenzato received an engineering degree from Staffordshire University in England.

     Andreas E. Widmer-Schultz joined the Company as Director, International Sales and Marketing in August 1996. From July 1990 to August 1996, Mr. Widmer-Schultz held several positions at FTP Software

Worldwide, Inc., including vice president in the sales and marketing area. Mr. Widmer-Schultz received his B.S. in International Business from Merrimack College, studied finance and accounting at the Benedict School in Lucerne, Switzerland, and received his B.S. in Sales Management from Kaufmaennische Schule Luzern in Lucerne, Switzerland.

     See "Certain Transactions" and "Principal Stockholders" for certain information concerning the Company's directors and executive officers.

ELECTION OF DIRECTORS

     Following this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Mr. Luczo and Dr. Roth will serve in the class whose term expires in 2000; Messrs. Edwards and Shagoury will serve in the class whose term expires in 2001; and Dr. Janet Baker will serve in the class whose term expires in 2002. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires.

COMPENSATION OF DIRECTORS

     The Company reimburses non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors. The Company may, in its discretion, grant stock options and other equity awards to its non-employee directors from time to time pursuant to its 1999 Stock Incentive Plan. The Company has not yet determined the amount and timing of such grants or awards.

BOARD COMMITTEES

     The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee, which consists of Messrs. Edwards and Luczo, reviews executive salaries, administers any bonus, incentive compensation and stock option plans of the Company, and approves the salaries and other benefits of the executive officers of the Company. In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans and compensation policies and practices of the Company. The Audit Committee, which consists of Messrs. Edwards and Luczo, reviews the professional services provided by the Company's independent accountants, the independence of such accountants from management of the Company, the annual financial statements of the Company and the Company's system of internal accounting controls. The Audit Committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or may be brought to its attention.

TECHNICAL ADVISORY BOARD

     The Company plans to establish a Technical Advisory Board whose membership is expected to include experts in basic fields of science and technology which are relevant to the Company's future products, such as linguistics, statistics, acoustics, phonetics and mathematics. Dr. James K. Baker, a co-founder of the Company, has agreed to serve as Chairman of the Technical Advisory Board without compensation. The other members of the Board are expected to be appointed during the first half of 1999. It is expected that the Technical Advisory Board will meet with the Company's key research and development personnel at least quarterly and will provide advice regarding future trends in technology and basic sciences.

EXECUTIVE COMPENSATION

     The following table sets forth, for the year ended December 31, 1997, the cash compensation paid and shares underlying options granted to (i) the Company's Chief Executive Officer and (ii) each of the four other most highly compensated other executive officers who received annual compensation in excess of $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                            COMPENSATION
                                             ANNUAL COMPENSATION(1)            AWARDS
                                       ----------------------------------   -------------
                                                             OTHER ANNUAL      SHARES        ALL OTHER
              NAME AND                  SALARY      BONUS    COMPENSATION    UNDERLYING     COMPENSATION
         PRINCIPAL POSITION              ($)         ($)         ($)        OPTIONS(#)(6)       ($)
-------------------------------------  --------    -------   ------------   -------------   ------------
James K. Baker(2)....................  $199,493    $10,000          --         105,000        $10,098(7)
Janet M. Baker.......................   198,135     10,000          --         123,750         10,098(7)
Chairman of the Board of Directors
and Chief Executive Officer(3)
Steven Semenzato.....................   185,722(4)      --          --          72,500          4,722(8)
Vice President, Channel Sales, North
America
Andreas E. Widmer-Schultz............   149,968(5)      --          --          65,000          2,953(9)
Director, International Sales and
Marketing
Paul G. Bamberg......................   140,834      1,000          --              --          7,901(10)
Vice President

------------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the compensation set forth in the table does not include medical, group life or other benefits which are available to all salaried employees of the Company, and certain perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table.

(2) Dr. James K. Baker served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company during the fiscal year ended December 31, 1997 and resigned from such capacities effective December 1, 1998. John D. Shagoury became President of the Company on December 1, 1998.

(3) Dr. Janet M. Baker has served as Chairman of the Board of Directors and Chief Executive Officer since December 1, 1998.

(4)  Consists of $87,403 base salary and $98,319 sales commission.

(5)  Consists of $116,965 base salary and $33,003 sales commission.

(6) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive payments during fiscal 1998 to its executive officers. Options granted to the Named Executive Officers were granted at fair market value as determined by the Board of Directors based on all factors available to them on the grant date.

(7) Comprised of $9,500 of 401(k) matching payments made by the Company and $598 of disability insurance premiums paid by the Company.

(8) Comprised of $4,673 of 401(k) matching payments made by the Company and $49 of disability insurance premiums paid by the Company.

(9) Comprised of $2,875 of 401(k) matching payments made by the Company and $78 of disability insurance premiums paid by the Company.

(10) Comprised of $7,051 of 401(k) matching payments made by the Company and $850 of disability insurance premiums paid by the Company.

     In the table above, columns required by the Regulations of the Commission have been omitted where no information was required to be disclosed under those columns.

STOCK OPTIONS

     The following table contains information concerning the grant of options to purchase shares of the Company's common stock to each of the Named Executive Officers of the Company during the fiscal year ended December 31, 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                                     ----------------------------------------------------   POTENTIAL REALIZABLE
                                                   PERCENT OF                                 VALUE AT ASSUMED
                                     NUMBER OF       TOTAL                                     ANNUAL RATES OF
                                     SECURITIES     OPTIONS                                         STOCK
                                     UNDERLYING    GRANTED TO                                 APPRECIATION FOR
                                      OPTIONS     EMPLOYEES IN   EXERCISE OF                   OPTION TERM(3)
                                      GRANTED        FISCAL      BASE PRICE    EXPIRATION   ---------------------
NAME                                    (#)         YEAR(1)       ($/SH)(2)       DATE        5%($)      10%($)
----                                 ----------   ------------   -----------   ----------   ---------   ---------
James K. Baker.....................    12,500         1.43%         $3.50       9/30/07      $27,514     $69,726
Janet M. Baker.....................    12,500         1.43           3.50       9/30/07       27,514      69,726
Steven Semenzato...................     5,000         0.57           3.18       9/30/07        9,999      25,341
Andreas E. Widmer-Schultz..........    10,000         1.15           3.18       9/30/07       19,999      50,681
Paul G. Bamberg....................        --           --             --            --           --          --

------------
(1) Based on an aggregate of 871,250 shares subject to options granted to employees of the Company in 1997.

(2) All options were granted at or above fair market value as determined by the Board of Directors on the date of grant.

(3) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's common stock over the term of the options. The potential realizable values set forth above do not take into account applicable tax and expense payments that may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future price of the common stock on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed annualized rates of stock price appreciation over the exercise period of the options used in the table above are mandated by the rules of the Commission and do not represent the Company's estimate or projection of the future price of the common stock on any date. There is no representation either express or implied that the stock price appreciation rates for the common stock assumed for purposes of this table will actually be achieved.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for each of the Named Executive Officers with respect to the value of options outstanding as of December 31, 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUE

                                                            NUMBER OF SECURITIES
                                    SHARES                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                   ACQUIRED              OPTIONS AT FISCAL YEAR-END      IN-THE-MONEY OPTIONS AT
                                      ON       VALUE                 (#)                  FISCAL YEAR-END($)(1)
                                   EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                                 (#)        ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                               --------   --------   -----------   -------------   -----------   -------------
James K. Baker...................       --         --      43,750         61,250        $ 79,690       $ 88,590
Janet M. Baker...................       --         --      46,250         63,750          84,250         93,150
Steven Semenzato.................       --         --      15,625         51,875          27,563         82,688
Andreas E. Widmer-Schultz........       --         --      13,750         51,250          24,225         72,675
Paul G. Bamberg..................       --         --          --             --              --             --

------------
(1) There was no public trading market for the common stock as of December 31, 1997. Accordingly, as permitted by the rules of the Commission, these values have been calculated on the basis of the fair market value of the Company's common stock as of December 31, 1997, of $3.18 per share, as determined by the Board of Directors, less the aggregate exercise price.

EMPLOYMENT AGREEMENTS

     The Company and John D. Shagoury entered into a letter agreement dated May 14, 1998 that sets forth the terms of Mr. Shagoury's employment with the Company. Under the agreement, Mr. Shagoury's annual base salary through July 1, 1999 is fixed at $250,000, provided, however that this amount may thereafter be increased in accordance with normal business practice. Under the agreement, Mr. Shagoury is also eligible for a performance bonus of up to $75,000 in calendar 1998 and up to $150,000 for calendar 1999 and thereafter, if certain performance criteria are met. In addition, the Company granted Mr. Shagoury stock options to purchase an aggregate of 561,000 shares of the Company's common stock, of which 330,000 shares are subject to incentive stock options and 231,000 shares are subject to non-statutory options. The exercise price of these options is $16.00 per share. The incentive stock options will vest in four equal, annual installments. The non-statutory stock options are exercisable at the end of seven years from the date of the agreement, provided that, if certain performance-based criteria are met, a percentage of such options will vest prior to the end of the seven-year vesting period. These criteria include certain specified revenue, after-tax profit, and market capitalization targets for the Company. Also, Mr. Shagoury is entitled to severance pay if the Company terminates his employment without cause on or before December 31, 2000, as follows: $250,000 if such termination occurs before December 31, 1999 and one-half of his base salary as of the date of termination if such termination occurs on or after January 1, 2000 and prior to December 31, 2000. The severance payments are subject to Mr. Shagoury's full compliance with the non-disclosure and non-competition agreements between himself and the Company.

BENEFIT PLANS

     1994 Stock Option Plan. In July 1994, the Company's Board of Directors approved the 1994 Stock Option Plan (the "1994 Stock Option Plan"), which provides for the grant of incentive stock options and non-qualified stock options. An aggregate of 4,033,545 shares of common stock (less the number of shares issuable under options granted pursuant to the Dragon Systems UK Company Share Option Plan (the "UK Plan")) are authorized to be issued pursuant to the 1994 Stock Option Plan. As of December 8, 1998, an aggregate number of 3,692,310 shares of common stock at a weighted average exercise price of $6.29 per share were outstanding under the 1994 Stock Option Plan. No additional option grants will be made under the 1994 Stock Option Plan.

     1999 Stock Incentive Plan. In December 1998, the Company's Board of Directors approved the 1999 Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan provides for the grant of restricted stock and other stock-based awards and stock options (collectively, "Awards") for an aggregate of 3,000,000 shares of the Company's common stock. The grant of incentive stock options under the Incentive Plan is intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     Officers, employees, directors, consultants and advisors of the Company and its subsidiaries are eligible to receive Awards under the Incentive Plan; however, incentive stock options may only be granted to employees. The maximum number of shares with respect to which Awards may be granted to any participant
under the Incentive Plan may not exceed           shares in any calendar year.

     Options may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company). The Incentive Plan permits the Board of Directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of common stock, by delivery to the Company of a promissory note, or by an combination of the permitted forms of payment.

     The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Incentive Plan and to interpret the provisions thereof. Pursuant to the terms of the Incentive Plan, the Board of Directors may delegate authority under the Incentive Plan to one or more committees of the Board of Directors and, subject to certain limitations, to one or more executive officers of the Company. Subject to any applicable limitations contained in the Incentive Plan, the Board of Directors, the Compensation Committee or any other committee or executive officer to whom the Board of Directors delegates authority, as the case may be, selects the recipients of Awards and determines (i) the number of shares of common stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of common stock subject to any restricted stock or other stock-based Awards and the terms and conditions of such Awards, including the conditions for repurchase, issue price and repurchase price.

     In the event of a merger, liquidation or other Acquisition Event (as defined in the Incentive Plan), the Board of Directors is authorized to provide for outstanding options or other stock-based awards to be assumed or substituted for by the acquiror. If the Acquisition Event also constitutes a Change in Control (as defined in the Incentive Plan), (i) each outstanding option shall become exercisable for one-half of the shares subject to each such option with the remaining half vesting in accordance with the original vesting schedule, and
(ii) restrictions on one-half of each other outstanding stock-based award shall lapse. In addition, following an Acquisition Event, an assumed or substituted Award will accelerate if the employment of its holder with the acquiror is terminated prior to the first anniversary of the Acquisition Event other than "for cause" or if the holder terminates his or her employment for "good reason," each as defined in the Incentive Plan.

     No Award may be granted under the Incentive Plan after December 2008, but the vesting and effectiveness of Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the Incentive Plan, except that no Award granted after an amendment of the Incentive Plan and designated as subject to Section 162(m) of the Code by the Board of Directors shall become exercisable, realizable or vested (to the extent such amendment was required to grant such Award) unless and until such amendment is approved by the Company's stockholders.

     Dragon Systems UK Company Share Option Plan. In 1997, the Company's Board of Directors approved the UK Plan. The UK Plan provides for the grant of stock options in compliance with the laws of England and Wales. The maximum number of shares of common stock issuable upon the exercise of options granted under the UK Plan is limited to 200,000 shares.

     1999 Employee Stock Purchase Plan. The Company's 1999 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in December 1998. The Purchase Plan authorizes the issuance of up to a total of 500,000 shares of common stock to participating employees. The Company intends to make the Purchase Plan effective at or about the time of this offering.

     All employees of the Company, including the Company's employee-directors, who have been employed for more than six months are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate.

     The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation, subject to certain limitations. On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan the right to purchase shares of common stock. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the purchase price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the purchase price is an amount equal to 85% of the fair market value per share of the common stock on either the first day or the last day of the Offering Period, whichever is lower. The Compensation Committee may, in its discretion, choose an Offering Period of 12 months or less for each of the Offerings and choose a different Offering Period for each Offering.

     An employee who is not a participant on the last day of the Offering Period is not entitled to exercise his purchase right, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

     401(k) Plan. The Company's 401(k) Profit Sharing Plan (the "401(k) Plan") is a tax-qualified plan covering all full-time employees of the Company who have met the minimum age and service requirements. Under the 401(k) Plan, participants may elect to defer a portion of their eligible compensation, subject to certain limitations. In addition, at the discretion of the Board of Directors, the Company may make matching contributions to the 401(k) Plan for all eligible employees. The Company currently matches 100% of each employee's pre-tax contribution to the plan, with such matching subject to a limit of 5% of such employee's eligible compensation. The 401(k) Plan provides that, at the discretion of the Board of Directors, the Company may make profit sharing contributions for all eligible employees. Profit sharing contributions and matching contributions currently vest in increments over a two-year period, beginning on an employee's date of employment. The Company contributed approximately $409,000 during 1995, $398,000 during 1996 and $419,000 during 1997 to the 401(k) Plan. The Company contributed approximately $355,000 to the Plan during the nine months ended September 30, 1998.

                              CERTAIN TRANSACTIONS

     The Company is a party to a Development and Marketing Agreement dated as of October 25, 1996 with Articulate and Medifax, Inc. This Agreement was superseded by a Technology License Agreement, dated July 7, 1998, between the Company and Articulate pursuant to which Dragon has granted Articulate an exclusive license to certain of its speech technology in one field of use (radiology, emergency medicine and cardiology) and a non-exclusive license in another (the remainder of the healthcare market). At the time it entered into the Technology License Agreement, the Company owned 49.7% of the outstanding voting securities of Articulate. The Company sold its minority interest in Articulate to fonix corporation on September 2, 1998.

     The Company received approximately $655,000 in 1997 and $345,000 in 1996 under a commercial development contract with Seagate, which owns approximately 38% of the Company's outstanding capital stock prior to this offering. The Company believes that this agreement was entered into on an arm's-length basis on terms that were no less favorable to the Company than could have been obtained from an unaffiliated third party. Mr. Luczo, Seagate's President and Chief Executive Officer, has been a member of the Board of Directors of the Company since July 1994.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of December 8, 1998 and as adjusted to reflect the sale of the shares in this offering by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and Named Executive Officer of the Company, and (iii) all directors and executive officers of the Company as a group.

                                                 SHARES BENEFICIALLY OWNED    SHARES BENEFICIALLY OWNED
                                                 PRIOR TO THE OFFERING(1)     AFTER THE OFFERING(1)(2)
                                                 -------------------------    -------------------------
NAME                                                NUMBER        PERCENT       NUMBER        PERCENT
----                                             ------------    ---------    -----------    ----------
James K. Baker(3)..............................   15,592,060        52.0%
Janet M. Baker(4)..............................   15,592,060        52.0
Seagate Technology, Inc.(5)....................   11,466,130        38.4
Paul G. Bamberg................................    1,761,340         5.9
John D. Shagoury...............................           --           *
Robert Roth(6).................................      849,650         2.8
Kim B. Edwards.................................           --           *
Stephen J. Luczo(7)............................   11,466,130        38.4
Steven Semenzato(8)............................       32,500           *
Andreas E. Widmer-Schultz(9)...................       30,000           *
All executive officers and directors as a group
  (13 persons)(10).............................   30,100,740        99.6

------------
  *  Less than 1% of the outstanding common stock.

 (1) The number of shares of common stock deemed outstanding prior to this offering includes: (i) 13,628,380 shares of common stock outstanding as of December 8, 1998; and (ii) shares issuable pursuant to options held by each person included in this table which may be exercised within 60 days after December 8, 1998, as set forth below. The number of shares of common stock
     deemed outstanding after this offering includes the      shares that are
     being offered for sale by the Company in this offering. Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of the Company, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address of each person below owning more than 5% of the outstanding shares of common stock is c/o Dragon Systems, Inc., 320 Nevada Street, Newton, MA 02460.

 (2) The above table assumes no exercise of the over-allotment option to
     purchase up to an aggregate of      shares of common stock. If the
     underwriters exercise their over-allotment option in full, the following stockholders (the "Selling Stockholders") will sell such number of additional shares of common stock pursuant to such option and, after such sale, will beneficially own such number of shares of common stock, that is set forth below opposite their respective names:

                                                 SHARES TO BE BENEFICIALLY
                                    SHARES          OWNED AFTER OFFERING
                                     BEING       --------------------------
     NAME                           OFFERED        NUMBER       PERCENTAGE
     ----                         -----------    -----------    -----------


 (3) Includes 70,000 shares issuable pursuant to options held by Dr. James Baker that may be exercised within 60 days after December 8, 1998. Also includes an aggregate of 7,797,905 shares held by Dr. Janet Baker.

 (4) Includes 73,750 shares issuable pursuant to options held by Dr. Janet Baker that may be exercised within 60 days after December 8, 1998. Also includes an aggregate of 7,794,155 shares held by Dr. James Baker.

 (5) The address of Seagate Technology, Inc. is 920 Disk Drive, Scotts Valley, CA 95066.

 (6) Includes 11,875 shares issuable pursuant to options held by Dr. Roth that may be exercised within 60 days after December 8, 1998.

 (7) Includes 11,466,130 shares held by Seagate as to which Mr. Luczo disclaims beneficial ownership.

 (8) Includes 32,500 shares issuable pursuant to options held by Mr. Semenzato that may be exercised within 60 days after December 8, 1998.

 (9) Includes 30,000 shares issuable pursuant to options held by Mr. Widmer-Schultz that may be exercised within 60 days after December 8, 1998.

(10) Includes 411,250 shares of common stock issuable upon the exercise of stock options that vest within 60 days after December 8, 1998. See notes (3) through (9).

                          DESCRIPTION OF CAPITAL STOCK

     Effective upon the closing of this offering, the authorized capital stock of the Company will consist of 100,000,000 shares of common stock, $.04 par value per share, and 5,000,000 shares of preferred stock, $.04 par value per share.

     The following summary description of the Company's capital stock is not intended to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the Company's Restated Certificate of Incorporation and Restated By-Laws, filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     As of December 8, 1998, there were 29,823,135 shares of common stock outstanding held by 16 stockholders of record. Based upon the number of shares outstanding as of that date, and giving effect to the issuance of the shares of common stock offered by the Company in this offering, there will be shares of common stock outstanding upon the closing of this offering. In addition, as of December 8, 1998, there were outstanding stock options for the purchase of a total of 3,692,310 shares of common stock.

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities of the Company, subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by the Company in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future.

     The stockholders of the Company have granted the Board of Directors authority to issue the preferred stock in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, consolidations, asset sales and other transactions involving the Company and an interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Restated Certificate of Incorporation and Restated By-Laws provide for the division of the Board of Directors into three classes, as nearly equal in size as possible, with staggered three-year terms. See "Management -- Election of Directors." In addition, the Restated Certificate of Incorporation and Restated By-Laws provide that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company entitled to vote. The Restated Certificate of Incorporation and Restated By-Laws provide that any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

     The Restated Certificate of Incorporation and Restated By-Laws also provide that, after the closing of this offering, (i) any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting, and (ii) special meetings of the stockholders may only be called by the Chairman of the Board of Directors, the President of the Company, or by the Board of Directors. The Restated By-Laws provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's common stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company entitled to vote to amend or repeal any of the foregoing provisions of the Restated Certificate of Incorporation. The Restated By-Laws may be amended or repealed by a majority vote of the Board of Directors or the holders of a majority of the shares of the capital stock of the Company issued and outstanding and entitled to vote, subject to certain limitations concerning special meetings of stockholders, written actions of stockholders in lieu of a meeting, and the election, removal and classification of members of the Board of Directors which require the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Restated Certificate of Incorporation provides that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with the service for or on behalf of the Company. In addition, the Restated Certificate of Incorporation provides that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Boston EquiServe L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have           shares of
common stock outstanding (assuming no exercise of outstanding options). Of these
shares, the           shares (     shares if the over-allotment option is
exercised in full) to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by affiliates of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

     The remaining 29,823,135 shares of common stock outstanding upon completion of this offering are deemed "Restricted Shares" under Rule 144 or Rule 701 under the Securities Act. Subject to the lock-up agreements described below (the "Lock-up Agreements"), 133,650 of such Restricted Shares will be eligible for sale in the public market, pursuant to Rule 701, 90 days after the date of this Prospectus. Upon expiration of the Lock-up Agreements, 180 days after the date of this Prospectus, an additional 1,875 shares of common stock will be eligible for sale in the public market pursuant to Rule 144(k) under the Securities Act.

     In general, under Rule 144, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of
the then outstanding shares of common stock (approximately           shares
immediately after this offering) or (ii) the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, Affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities. Under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the Restricted Shares from the issuer or an Affiliate. Rule 701 provides that currently outstanding shares of common stock acquired under the Company's employee compensation plans may be resold beginning 90 days after the date of this Prospectus (i) by persons, other than Affiliates, subject only to the manner of sale provisions of Rule 144, and (ii) by Affiliates under Rule 144, and by Affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

STOCK OPTIONS

     At December 8, 1998, approximately 1,306,740 shares of common stock were issuable pursuant to vested options or pursuant to other rights granted under the Company's 1994 Stock Option Plan of which approximately 308,835 shares are not subject to Lock-up Agreements with the Underwriters and will be eligible for sale in the public market in accordance with Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus.

     The Company intends to file one or more registration statements on Form S-8 under the Securities Act following the date of this Prospectus, to register up to 3,692,310 shares of common stock subject to outstanding stock options or other rights granted pursuant to the Company's 1994 Stock Option Plan as of December 8, 1998, including the 1,306,740 shares of common stock subject to options vested as of December 8, 1998, and 2,385,570 shares of common stock issuable pursuant to the Company's 1994 Stock Option Plan. Such registration statements are expected to become effective upon filing. At such time, approximately 1,306,740 shares of common stock issuable upon the exercise of options granted as of December 8, 1998 and covered by these registration statements will be vested and eligible for sale in the public market upon the exercise of underlying options to the extent not previously sold pursuant to Rule 701.

LOCK-UP AGREEMENTS

     Subject to certain exceptions, the Company and the executive officers, directors, Selling Stockholders and other securityholders of the Company have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, they will not, during the period ending 180 days after the date of this Prospectus, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (regardless of whether such shares or any such securities are then owned by such person or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, regardless of whether any such transactions described in clauses (a) or (b) of this paragraph are to be settled by delivery of such common stock or such other securities, in cash or otherwise. In addition, for a period of 180 days from the date of this Prospectus, except as required by law, the Company has agreed that its Board of Directors will not consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected, to result in, the disposition by any person, directly or indirectly, of any shares of common stock without the prior written consent of Morgan Stanley & Co. Incorporated. See "Underwriters."

REGISTRATION RIGHTS

     The Company and Seagate are parties to an Amended and Restated Registration Rights Agreement dated September 4, 1997. Under the terms of this agreement, Seagate is entitled to certain demand registration rights regarding the registration of its shares under the Securities Act after the closing of this offering, subject to certain limitations and restrictions. Under the terms of the agreement, the Company is not required to effect any additional registrations upon demand after it has effected two such registrations and such registrations have been declared or ordered effective and, further, is not required to effect a registration within six months after the closing of this offering. In addition, under the terms of the Agreement, the Company is not required to effect more than one such registration upon demand in any six-month period. The agreement also grants Seagate piggyback registration rights, subject to conditions, with respect to the registration of its shares under the Securities Act. In the event that the Company proposes to register any shares of common stock under the Securities Act, either for its own account or for the account of other security holders, the agreement provides that Seagate pursuant to its piggyback registration rights is entitled to receive notice thereof, and has the right to include its shares in that registration, subject to certain limitations. Under the terms of the Agreement, the Company is not required to effect more than one such piggyback registration in any six-month period. Further, the agreement provides that Seagate may require the Company to file up to an aggregate of three registration statements under the Securities Act on Form S-3 with respect to its shares, subject to certain limitations. The Company is not required to effect such a registration on Form S-3 within one year of the closing of this offering or for a period 60 days prior to or six months following the effective date of certain registration statements regarding the Company's securities. Further, under the terms of the Agreement, the Company is not required to effect more than one such registration on Form S-3 in any six month period. The various registration rights provided under the agreement are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in such registration. Other than registrations on Form S-3 requested to be filed by Seagate, the Company is generally required to bear all of the expenses of all registrations, except underwriting discounts, commissions, and stock transfer taxes. Seagate shall bear all of the expenses of any demand registration on Form S-3 requested to be filed by Seagate. Registration of any of the shares of common stock held by securityholders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act upon effectiveness of such registration.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the common stock of the Company, and no predictions can be made as to the effect, if any, that market sales of shares of common stock from time to time, or the availability of shares for future sale, may have on the market price for the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely effect prevailing market prices for the common stock and could impair the Company's future ability to obtain capital through an offering of equity securities.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this Prospectus (the "underwriting agreement"), the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Hambrecht & Quist LLC and SG Cowen Securities Corporation are acting as representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of such underwriters below:

                                                                 NUMBER OF
NAME                                                               SHARES
----                                                          ----------------
Morgan Stanley & Co. Incorporated...........................
Hambrecht & Quist LLC.......................................
SG Cowen Securities Corporation.............................
                                                                  --------
     Total..................................................
                                                                  ========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from the Company and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all the shares of common stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $     a share under the public offering price. Any underwriter
may allow, and such dealers may reallow, a concession not in excess of $     a
share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     The Selling Stockholders have granted the underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an
aggregate of           additional shares of common stock at the public offering
price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered hereby. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table. If the underwriters' option is
exercised in full, the total price to the public would be $          , the total
underwriters' discounts and commissions would be $          , and total proceeds
to the Company would be $          .

     At the request of the Company, the underwriters have reserved up to shares of the common stock offered hereby for sale at the initial public offering price to certain employees, consultants, business associates and other persons associated with the Company. The number of shares of common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

     The underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     The common stock has been approved for quotation, subject to official notice of issuance, on the Nasdaq National Market under the symbol "DRGN."

     Subject to certain limited exceptions, the Company and the executive officers, directors, the Selling Stockholders and certain other securityholders of the Company have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, they will not, during the period ending 180 days after the date of this Prospectus, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (regardless of whether such shares or any such securities are then owned by such person or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, regardless of whether any such transactions described in clauses (a) or (b) of this paragraph are to be settled by delivery of such common stock or such other securities, in cash or otherwise.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     From time to time, certain of the underwriters have provided, and may continue to provide, investment banking services to the Company.

     The Company, the Selling Stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between the Company and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, net sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, certain other ratios, and market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

     The Consolidated Financial Statements and Financial Statement Schedule of the Company as of December 31, 1996 and December 31, 1997 and for the three years in the period ended December 31, 1997 included in this Prospectus and elsewhere included in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The statements in the Prospectus in the first two paragraphs under the caption "Business -- Intellectual Property" and the first two paragraphs under the caption "Business -- Legal Proceedings" have been reviewed and approved by Fish & Richardson P.C., patent counsel of the Company, as experts on patent matters, and are included herein in reliance upon that review and approval and the authority of such counsel as experts in patent law.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission, a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the common stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the common stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                        PAGE
                                        ----
Report of Independent Public
  Accountants.........................  F-2
Consolidated Balance Sheets...........  F-3
Consolidated Statements of
  Operations..........................  F-4
Consolidated Statements of
  Stockholders' Equity................  F-5

                                        PAGE
                                        ----
Consolidated Statements of Cash
  Flows...............................  F-6
Notes to Consolidated Financial
  Statements..........................  F-7

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Dragon Systems, Inc.:

     We have audited the accompanying consolidated balance sheets of Dragon Systems, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dragon Systems, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP
Boston, Massachusetts
December 1, 1998 (except for the matter
discussed in Note 6, as to which the date is
December 17, 1998)

                              DRAGON SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                  SEPTEMBER 30,
                                                               1996      1997         1998
                                                              -------   -------   -------------
                                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 3,616   $ 4,894      $ 6,598
  Investments, available for sale...........................    3,296     7,427        5,840
  Accounts receivable, net of allowance for bad debt of
    $381, $813 and $1,024...................................      998     2,501        9,351
  Unbilled revenues.........................................    1,301       968        1,658
  Inventories...............................................      481     2,162        5,561
  Refundable income taxes...................................    1,406       570          588
  Prepaid expenses and other current assets.................      444       482          909
  Deferred tax assets.......................................      215     2,809        5,547
                                                              -------   -------      -------
    Total current assets....................................   11,757    21,813       36,052
                                                              -------   -------      -------
Property and equipment, net.................................    1,165     1,373        1,976
Other assets................................................      191        --          250
                                                              -------   -------      -------
    Total assets............................................  $13,113   $23,186      $38,278
                                                              =======   =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   713   $ 2,615      $ 6,562
  Accrued expenses..........................................    2,438     2,745        6,311
  Income taxes payable......................................       35       453        1,421
  Deferred revenue..........................................       --        24          328
  Net liabilities of a discontinued operation...............    2,635     2,495           --
                                                              -------   -------      -------
    Total current liabilities...............................    5,821     8,332       14,622
                                                              -------   -------      -------
Commitments and contingencies (Note 8)
Stockholders' equity:
  Convertible preferred stock, $.04 par value; 5,000,000
    shares authorized; 2,847,349; 3,207,598 and 3,238,951
    shares issued and outstanding (preference in
    liquidation: $64,779)...................................      114       128          130
  Common stock, $.04 par value; 45,000,000 shares
    authorized; 11,966,120; 13,483,120 and 13,628,380 shares
    issued and outstanding (preference in liquidation:
    $18,480)................................................      479       539          545
  Additional paid-in capital................................   18,135    30,975       31,028
  Retained deficit..........................................  (11,422)  (16,718)      (8,045)
  Accumulated other comprehensive income....................      (14)      (70)          (2)
                                                              -------   -------      -------
    Total stockholders' equity..............................    7,292    14,854       23,656
                                                              -------   -------      -------
    Total liabilities and stockholders' equity..............  $13,113   $23,186      $38,278
                                                              =======   =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              DRAGON SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                          -----------------------------    --------------------------
                                                           1995       1996       1997         1997           1998
                                                          -------    -------    -------    -----------    -----------
                                                                                                  (UNAUDITED)
Net revenue:
  Software licenses....................................   $12,171    $11,479    $19,506      $10,222        $44,766
  Development contracts................................     4,716      5,559      7,315        5,206          4,810
                                                          -------    -------    -------      -------        -------
    Total net revenue..................................    16,887     17,038     26,821       15,428         49,576
                                                          -------    -------    -------      -------        -------
Cost of revenue:
  Cost of software licenses............................     3,365      3,465      5,394        2,806         12,162
  Cost of development contracts........................     3,315      3,582      4,993        3,660          2,595
                                                          -------    -------    -------      -------        -------
    Total cost of revenue..............................     6,680      7,047     10,387        6,466         14,757
                                                          -------    -------    -------      -------        -------
    Gross profit.......................................    10,207      9,991     16,434        8,962         34,819
                                                          -------    -------    -------      -------        -------
Operating expenses:
  Research and development.............................     6,688      7,983      9,577        7,096         10,607
  Selling and marketing................................     4,825      5,403      9,350        5,734         16,025
  General and administrative...........................     2,192      1,940      2,485        1,769          2,907
                                                          -------    -------    -------      -------        -------
    Total operating expenses...........................    13,705     15,326     21,412       14,599         29,539
                                                          -------    -------    -------      -------        -------
Operating income (loss)................................    (3,498)    (5,335)    (4,978)      (5,637)         5,280
  Interest income......................................       760        520        511          369            452
                                                          -------    -------    -------      -------        -------
    Income (loss) from continuing operations before
      income taxes.....................................    (2,738)    (4,815)    (4,467)      (5,268)         5,732
Provision for (benefit from) income taxes..............      (646)      (564)    (2,190)      (2,583)         1,699
                                                          -------    -------    -------      -------        -------
    Income (loss) from continuing operations...........    (2,092)    (4,251)    (2,277)      (2,685)         4,033
                                                          -------    -------    -------      -------        -------
Gain (loss) on discontinued operations:
    Loss from operations...............................    (3,070)    (1,706)    (3,019)      (2,306)        (2,142)
    Gain on sale, net of taxes of $1,420...............        --         --         --           --          6,782
                                                          -------    -------    -------      -------        -------
    Gain (loss) on discontinued operations.............    (3,070)    (1,706)    (3,019)      (2,306)         4,640
                                                          -------    -------    -------      -------        -------
    Net income (loss)..................................   $(5,162)   $(5,957)   $(5,296)     $(4,991)       $ 8,673
                                                          =======    =======    =======      =======        =======
Earnings per share:
  Income (loss) from continuing operations:
    Basic..............................................   $  (.18)   $  (.36)   $  (.18)     $  (.22)       $   .30
    Diluted............................................   $  (.18)   $  (.36)   $  (.18)     $  (.22)       $   .13
  Gain (loss) from discontinued operations:
    Basic..............................................   $  (.26)   $  (.14)   $  (.24)     $  (.19)       $   .34
    Diluted............................................   $  (.26)   $  (.14)   $  (.24)     $  (.19)       $   .15
  Net income (loss):
    Basic..............................................   $  (.43)   $  (.50)   $  (.43)     $  (.41)       $   .64
    Diluted............................................   $  (.43)   $  (.50)   $  (.43)     $  (.41)       $   .27
Weighted average shares outstanding:
    Basic..............................................    11,897     11,922     12,460       12,116         13,622
    Diluted............................................    11,897     11,922     12,460       12,116         31,844

  The accompanying notes are an integral part of these consolidated financial statements.

                              DRAGON SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                CONVERTIBLE
                              PREFERRED STOCK       COMMON STOCK                               ACCUMULATED
                             -----------------   ------------------   ADDITIONAL                  OTHER           TOTAL
                             NUMBER OF    PAR    NUMBER OF     PAR     PAID-IN     RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                              SHARES     VALUE     SHARES     VALUE    CAPITAL     DEFICIT       INCOME          EQUITY
                             ---------   -----   ----------   -----   ----------   --------   -------------   -------------
Balance, December 31,
  1994.....................  2,830,962   $113    11,897,225   $476     $18,115     $  (303)       $ --           $18,401
  Net loss.................                                                         (5,162)                       (5,162)
  Foreign currency
    translation
    adjustment.............                                                                         (9)               (9)
                             ---------   ----    ----------   ----     -------     --------       ----           -------
  Comprehensive income.....
Balance, December 31,
  1995.....................  2,830,962    113    11,897,225    476      18,115      (5,465)         (9)           13,230
  Exercise of stock options
    and units..............    16,387       1       68,895       3          20                                        24
  Net loss.................                                                         (5,957)                       (5,957)
  Foreign currency
    translation
    adjustment.............                                                                         (5)               (5)
                             ---------   ----    ----------   ----     -------     --------       ----           -------
  Comprehensive income.....
Balance, December 31,
  1996.....................  2,847,349    114    11,966,120    479      18,135     (11,422)        (14)            7,292
  Exercise of stock options
    and units..............       510      --        5,010      --           4                                         4
  Issuance of convertible
    preferred stock and
    common stock...........   359,739      14    1,511,990      60      11,926                                    12,000
  Issuance of subsidiary
    stock..................                                                910                                       910
  Net loss.................                                                         (5,296)                       (5,296)
  Foreign currency
    translation
    adjustment.............                                                                        (56)              (56)
                             ---------   ----    ----------   ----     -------     --------       ----           -------
  Comprehensive income.....
Balance, December 31,
  1997.....................  3,207,598    128    13,483,120    539      30,975     (16,718)        (70)           14,854
  Exercise of stock options
    and units..............    31,353       2      145,260       6          53                                        61
  Net income...............                                                          8,673                         8,673
  Unrealized gain on
    investments available
    for sale...............                                                                         50                50
  Foreign currency
    translation
    adjustment.............                                                                         18                18
                             ---------   ----    ----------   ----     -------     --------       ----           -------
  Comprehensive income.....
Balance, September 30, 1998
  (unaudited)..............  3,238,951   $130    13,628,380   $545     $31,028     $(8,045)       $ (2)          $23,656
                             =========   ====    ==========   ====     =======     ========       ====           =======


                             COMPREHENSIVE
                                INCOME
                             -------------
Balance, December 31,
  1994.....................     $    --
  Net loss.................      (5,162)
  Foreign currency
    translation
    adjustment.............          (9)
                                -------
  Comprehensive income.....      (5,171)
Balance, December 31,
  1995.....................
  Exercise of stock options
    and units..............
  Net loss.................      (5,957)
  Foreign currency
    translation
    adjustment.............          (5)
                                -------
  Comprehensive income.....      (5,962)
Balance, December 31,
  1996.....................
  Exercise of stock options
    and units..............
  Issuance of convertible
    preferred stock and
    common stock...........
  Issuance of subsidiary
    stock..................
  Net loss.................      (5,296)
  Foreign currency
    translation
    adjustment.............         (56)
                                -------
  Comprehensive income.....      (5,352)
Balance, December 31,
  1997.....................
  Exercise of stock options
    and units..............
  Net income...............       8,673
  Unrealized gain on
    investments available
    for sale...............          50
  Foreign currency
    translation
    adjustment.............          18
                                -------
  Comprehensive income.....       8,741
Balance, September 30, 1998
  (unaudited)..............

  The accompanying notes are an integral part of these consolidated financial statements.

                              DRAGON SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                         -------------------------------    --------------------------
                                                           1995       1996        1997         1997           1998
                                                         --------    -------    --------    -----------    -----------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)....................................    $ (5,162)   $(5,957)   $ (5,296)     $(4,991)       $ 8,673
Adjustments to reconcile net income (loss) to net
  cash used in operating activities:
  Depreciation and amortization......................       1,788      1,919         970          739            776
  Gain on sale of discontinued operations............                     --          --           --         (6,782)
  Deferred income taxes..............................          --         --      (2,594)      (1,399)        (2,738)
  Changes in operating assets and liabilities:
    Accounts receivable..............................        (358)     1,119      (1,503)        (325)        (6,850)
    Unbilled receivables.............................         525       (563)        333          453           (690)
    Inventories......................................         (59)       (58)     (1,681)      (1,957)        (3,399)
    Refundable income taxes..........................        (201)      (697)        836         (941)           (18)
    Prepaid expenses and other current assets........          26       (143)        (38)         (34)          (427)
    Accounts payable.................................         (85)       285       1,902        1,897          3,947
    Accrued expenses.................................         204        742         307          137          3,566
    Deferred revenues................................        (203)       (52)         24          877            304
    Income taxes payable.............................          56        347         418         (403)          (453)
    Discontinued operations..........................       1,129      1,506        (140)         393          1,912
                                                         --------    -------    --------      -------        -------
    Net cash used in operating activities............      (2,340)    (1,552)     (6,462)      (5,554)        (2,179)
                                                         --------    -------    --------      -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets............................        (677)      (660)     (1,003)        (602)        (1,379)
Purchases of investments.............................      (1,963)    (3,296)     (8,418)      (3,539)        (2,383)
Maturities and sales of investments..................          --      1,963       4,287        3,296          5,586
Cash from sale of discontinued operations............                     --          --           --          2,230
Additions to capitalized software costs..............        (962)      (538)         --           --             --
Other assets.........................................         261         60          17          (12)          (250)
                                                         --------    -------    --------      -------        -------
    Net cash provided by (used in) investing
      activities.....................................      (3,341)    (2,471)     (5,117)        (857)         3,804
                                                         --------    -------    --------      -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible preferred stock
  and common stock...................................          --         24      12,004       11,988             61
Proceeds from issuance of subsidiary preferred
  stock..............................................          --         --         910          800             --
                                                         --------    -------    --------      -------        -------
    Total cash provided by financing activities......          --         24      12,914       12,788             61
                                                         --------    -------    --------      -------        -------
Foreign exchange impact on cash and cash
  equivalents........................................         (10)        (4)        (57)         (14)            18
                                                         --------    -------    --------      -------        -------
Net increase (decrease) in cash and cash
  equivalents........................................      (5,691)    (4,003)      1,278        6,363          1,704
Cash and cash equivalents, beginning of period.......      13,310      7,619       3,616        3,616          4,894
                                                         --------    -------    --------      -------        -------
Cash and cash equivalents, end of period.............    $  7,619    $ 3,616    $  4,894      $ 9,979        $ 6,598
                                                         ========    =======    ========      =======        =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS:
  Cash paid for (refunds received from) income
    taxes............................................    $   (444)   $   (68)   $   (872)     $   (65)       $ 2,177
                                                         ========    =======    ========      =======        =======
  Cash paid for interest.............................    $     --    $    --    $     --      $    --        $    --
                                                         ========    =======    ========      =======        =======
SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING
  ACTIVITIES:
  fonix stock received from sale of discontinued
    operations.......................................    $     --    $    --    $     --      $    --        $ 1,566
                                                         ========    =======    ========      =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              DRAGON SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  THE COMPANY

     The Company is a leading developer and provider of advanced speech recognition products and related speech technologies that humanize the way people communicate with computers and other electronic devices. The Company's products and technologies enable electronic devices to understand speech.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     Through September 2, 1998, the Company owned approximately 38% of the outstanding voting shares of Articulate Systems, Inc. ("Articulate"). The financial statements of Articulate have been reflected in the consolidated financial statements of the Company as discontinued operations (see Note 3).

  (b) Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the reporting periods. Operating results in the future could vary from the amounts derived from management's estimates and assumptions.

  (c) Foreign Currency

     Assets and liabilities of the Company's foreign operations are translated into U.S. dollars at the exchange rate in effect as of the balance sheet date, and revenue and expenses are translated at average exchange rates during the period. The resultant translation adjustment is reflected as a separate component of accumulated other comprehensive income. Net gains and losses resulting from foreign exchange transactions are reflected in the consolidated statements of operations and were not material in all periods presented.

  (d) Revenue Recognition

     The Company sells its products predominantly through major distributors to retail channel accounts and VARs and directly to OEMs and ISVs. The Company recognizes revenue and the related receivable from software license revenue to distributors at the time the products are shipped out of distribution into the retail accounts and VARs. The Company recognizes revenue from product sold directly to end users at the time of shipment. An allowance for estimated future returns is recorded at the time revenue is recognized. Revenue from royalty fees is recognized upon the shipment of units by the OEM.

     Revenue received under development contracts and government funded research, is recognized using the percentage-of-completion method. Losses, if any, are provided for at the time that management determines that development costs will exceed related fees. Payments received under development contracts prior to completion of the related work and attainment of milestones are recorded as deferred revenue. Unbilled revenue represents revenue recognized in excess of amounts billed.

     The Company has historically provided customers with free technical support services for a ninety-day period, which it is not contractually obligated to provide. A provision is made at the time of sale for the cost of such free services. Accrued product support expenses are included in accrued expenses in the accompanying financial statements.

  (e) Research and Development and Software Development Costs

     Software development costs for new software and for enhancements to existing software are charged to operations as incurred until the establishment of technological feasibility. Software development costs

                              DRAGON SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

incurred subsequent to the establishment of technological feasibility and prior to general release of the product are capitalized and amortized to cost of software licenses on a straight-line basis over the estimated useful life of the related products, generally from one to two years.

     For the year ended December 31, 1997 and for the nine months ended September 30, 1998, no software development costs were capitalized as the amounts expended subsequent to reaching technological feasibility were immaterial. In 1995 and 1996, approximately $962 and $538, respectively, of software development costs were capitalized. Amortization expense for the years ended 1995, 1996 and 1997 and for the nine month periods ended September 30, 1997 and 1998 were $1,068, $1,007, $174, $174 and $0, respectively. Net capitalized software costs are included in other assets in the accompanying balance sheet.

  (f) Income Taxes

     The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than enactments of changes in the tax law or rates. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and operating loss and credit carryforwards, if any. Deferred tax expense represents the change in the deferred tax asset or liability balances.

  (g) Net Income (Loss) per Share

     All earnings per share information presented has been calculated in accordance with SFAS No. 128, "Earnings Per Share." Under SFAS 128, basic net income (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income (loss) per common share is computed using the weighted average number of common shares and common stock equivalent shares outstanding during the periods in accordance with the treasury stock method.

     A reconciliation between basic and diluted earnings per share is as follows:

                                                                                NINE-MONTHS ENDED
                                                                                  SEPTEMBER 30,
                                                                            -------------------------
                                     1995          1996          1997          1997          1998
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Net income (loss)...............  $    (5,162)  $    (5,957)  $    (5,296)  $    (4,991)  $     8,673
Basic EPS:
  Basic common shares...........   11,897,225    11,922,261    12,460,192    12,116,276    13,622,493
                                  -----------   -----------   -----------   -----------   -----------
  Basic EPS.....................  $      (.43)  $      (.50)  $      (.43)  $      (.41)  $       .64
Diluted EPS:
  Basic common shares...........   11,897,225    11,922,261    12,460,192    12,116,276    13,622,493
  Plus: convertible preferred
     stock......................           --            --            --            --    16,187,396
  Plus: impact of stock
     options....................           --            --            --            --     2,034,507
                                  -----------   -----------   -----------   -----------   -----------
  Diluted common shares.........   11,897,225    11,922,261    12,460,192    12,116,276    31,844,396
                                  -----------   -----------   -----------   -----------   -----------
  Diluted EPS...................  $      (.43)  $      (.50)  $      (.43)  $      (.41)  $       .27
                                  -----------   -----------   -----------   -----------   -----------

                              DRAGON SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     For the years ended 1995, 1996, 1997 and for the nine months ended September 30, 1997, convertible preferred stock which is convertible into 14,154,810; 14,184,585; 14,823,265 and 14,414,640 weighted average shares of common stock, respectively, was outstanding but not included in the calculation of dilutive net income (loss) per share because their effect would be anti-dilutive. In addition, options to purchase 1,673,125; 2,125,875; 2,883,385; 2,881,445 and 713,500 shares of common stock were outstanding in the years ended 1995, 1996, 1997 and in the nine months ended September 30, 1997 and 1998, respectively, but were not included in the calculation of dilutive net income
(loss) per share because their effect would be anti-dilutive.

  (h) Financial Instruments

     The Company considers all highly liquid investments that are readily convertible to cash and that have original maturity dates of three months or less to be cash equivalents. Cash equivalents consist primarily of money market funds. In accordance with the SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," investments in securities are classified as trading, available-for-sale or held-to-maturity. The Company's investments are classified as available-for-sale and are carried at fair market value on the accompanying balance sheets. The investments available-for-sale are as follows:

                                                   DECEMBER 31,               SEPTEMBER 30,
                                         ---------------------------------   ---------------
                                              1996              1997              1998
                                         ---------------   ---------------   ---------------
                                          COST    MARKET    COST    MARKET    COST    MARKET
                                         ------   ------   ------   ------   ------   ------
                                                                               (UNAUDITED)
U.S. government and government agency
  securities...........................  $3,296   $3,296   $6,891   $6,891   $4,224   $4,224
Corporate securities...................      --       --      536      536       --       --
fonix Class A common stock.............      --       --       --       --    1,566    1,616
                                         ------   ------   ------   ------   ------   ------
Total investments......................  $3,296   $3,296   $7,427   $7,427   $5,790   $5,840
                                         ======   ======   ======   ======   ======   ======

     Investments in U.S. government and government agency and corporate securities mature within one year.

  (i) Fair Value and Concentration of Credit Risks

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that disclosure be made of estimates of the fair value of financial instruments. The Company's financial instruments consist primarily of cash and cash equivalents, letters of credit, accounts receivable and accounts payable. The carrying amount of these instruments approximates fair value due to their short-term nature.

     The Company sells its products primarily to distributors, resellers, government agencies, and large corporate customers. The Company performs ongoing evaluations of customers' financial condition and, generally, does not require collateral. In addition, the Company maintains reserves for potential credit losses, and such losses, in the aggregate, have not exceeded management's expectations.

  (j) Major Customers

     The Company's sales to the United States government under contracts were approximately 22%, 25% and 27%, of net revenue for the years ended December 31, 1995, 1996 and 1997 and 30% and 7.5% of net revenue for the nine months ended September 30, 1997 and 1998, respectively. At December 31, 1996 and 1997 and at September 30, 1998, total amounts due from the United States government were approximately $1,199, $943 and $2,270, respectively (including unbilled amounts of approximately $832, $916 and $1,656, respectively).

                              DRAGON SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The Company's sales to its two largest distributors were approximately 39% and 24%, respectively, of net revenue for the nine months ended September 30, 1998. At September 30, 1998, total amounts included in accounts receivable from the two distributors were approximately $5,537 and $1,970, net of allowances. For the years ended December 31, 1996 and 1997, no customer accounted for 10% or more of net revenues. For the year ended December 31, 1995, revenue from a customer was 10% of net revenue.

  (k) Inventories

     Inventories primarily include finished goods and are stated at the lower of cost or market, cost being determined on the first-in, first-out method.

                                                         DECEMBER 31,
                                                        --------------    SEPTEMBER 30,
                                                        1996     1997         1998
                                                        ----    ------    -------------
                                                                           (UNAUDITED)
Component parts.......................................  $326    $  756       $2,221
Finished goods........................................   155     1,406        3,340
                                                        ----    ------       ------
                                                        $481    $2,162       $5,561
                                                        ====    ======       ======

  (l) Property and Equipment

     Property and equipment is recorded at cost. The Company provides for depreciation and amortization on the straight-line method. Charges are made to operating expenses in amounts that are sufficient to amortize the cost of the assets over their estimated useful lives. Property and equipment are summarized as follows:

                                           DECEMBER 31,
                                         ----------------    SEPTEMBER 30,         DEPRECIABLE
                                          1996      1997         1998             LIFE IN YEARS
                                         ------    ------    -------------    ---------------------
                                                              (UNAUDITED)
Furniture and fixtures...............    $  588    $  580       $  686        3-5
Office and computer equipment........     3,626     4,262        5,496        3-5
Leasehold improvements and other.....       309       613          652        3-10 or term of lease
                                         ------    ------       ------
                                          4,523     5,455        6,834
Less: accumulated depreciation and
  amortization.......................     3,358     4,082        4,858
                                         ------    ------       ------
                                         $1,165    $1,373       $1,976
                                         ======    ======       ======

  (m) Accrued Expenses

     Accrued expenses consist of the following:

                                                                DECEMBER 31,
                                                              ----------------    SEPTEMBER 30,
                                                               1996      1997         1998
                                                              ------    ------    -------------
                                                                                   (UNAUDITED)
Compensation................................................  $  733    $  840       $3,330
Marketing costs.............................................      44       356          995
Other.......................................................   1,661     1,549        1,986
                                                              ------    ------       ------
                                                              $2,438    $2,745       $6,311
                                                              ======    ======       ======

                              DRAGON SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  (n) Recent Accounting Pronouncements

     In March, 1998 the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP") "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for the year ended December 31, 1999. SOP 98-1 provides guidance for the costs of computer software developed or obtained for internal use. The Company does not expect adoption of SOP 98-1 to have a material impact on its consolidated financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." The statement is effective for the year ended December 31, 2001. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The Company does not expect adoption of this statement to have a material impact on its consolidated financial position or results of operations.

  (o) Stock-Based Compensation

     Effective January 1, 1996, the Company adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue to account for stock options at intrinsic value under Accounting Principles Board Opinion (APB) No. 25 with disclosure of the effects of fair value accounting on the net income and earnings per share on a pro forma basis (see Note 6).

  (p) Unaudited Third Quarter Information

     The unaudited financial statements as of and for the nine month periods ended September 30, 1997 and 1998 reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the financial position, results of operations and cash flows as of and for the periods presented. The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

3.  DISCONTINUED OPERATIONS

     Effective September 2, 1998, the Company sold its interest in Articulate to fonix corporation ("fonix"). The Company owned approximately 38% of the voting interest in Articulate at the time of the sale. The results of Articulate are reflected in the Company's consolidated financial statements as discontinued operations for all periods presented. As consideration for the sale, the Company received $2,230 of cash, $4,035 of demand notes from fonix, 1,260,988 shares of unregistered Class A common stock of fonix and 779,093 shares of unregistered Class B common stock of fonix. In November 1998, the Company called the demand notes but payment of the notes has not been made by fonix. Due to the significant uncertainty regarding collectibility of these notes, the Company has fully reserved the value of the notes as part of the gain on sale. To the extent that the notes are collected in the future, the Company would recognize a gain. See also Note 8 for discussion of the Company's agreement with fonix related to certain outstanding litigation.

                              DRAGON SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following is a summary of the results of discontinued operations for the three years ended December 31, 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998:

                                                                              NINE MONTHS ENDED
                                                                                SEPTEMBER 30,
                                                                          -------------------------
                                             1995      1996      1997        1997          1998
                                            -------   -------   -------   -----------   -----------
                                                                                 (UNAUDITED)
Net sales.................................  $ 1,704   $ 1,829   $   770     $   368       $   329
Loss before income taxes..................   (3,070)   (1,706)   (3,019)     (2,306)       (2,142)
Loss from discontinued operations.........   (3,070)   (1,706)   (3,019)     (2,306)       (2,142)

4.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                              1995     1996      1997
                                                              -----    -----    -------
Current provision:
  Federal...................................................  $(596)   $(599)   $   341
  State.....................................................   (105)      --         35
  Foreign...................................................     55       35         28
                                                              -----    -----    -------
  Total current.............................................  $(646)   $(564)   $   404
                                                              -----    -----    -------
Deferred provision:
  Federal...................................................  $  --    $  --    $(2,205)
  State.....................................................     --       --       (389)
  Foreign...................................................     --       --         --
                                                              -----    -----    -------
  Total deferred............................................  $  --    $  --    $(2,594)
                                                              -----    -----    -------
Total tax provision.........................................  $(646)   $(564)   $(2,190)
                                                              =====    =====    =======

     Reconciliations of the U.S. federal statutory rate to the Company's effective tax rate are as follows:

                                                              1995     1996     1997
                                                              -----    -----    ----
U.S. federal statutory rate.................................   34.0%    34.0%   34.0%
State income taxes, net of federal income tax effect........    6.0      6.0     6.0
Change in valuation allowance...............................  (16.4)   (27.8)     --
Tax credits generated.......................................     --       --     7.6
Other, net..................................................     --      (.5)    1.4
                                                              -----    -----    ----
Effective tax rate..........................................   23.6%    11.7%   49.0%
                                                              =====    =====    ====

                              DRAGON SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The temporary differences and carryforwards that created the deferred tax assets and liabilities as of December 31, 1996 and 1997 are as follows:

                                                               1996       1997
                                                              -------    -------
Deferred tax assets:
  Net operating loss and credit carryforward................  $ 1,342    $   755
  Deferred revenues.........................................       --      2,813
  Non deductible reserves and accruals......................      835      1,186
  Capitalized software......................................      (70)        --
  Other.....................................................       92         39
                                                              -------    -------
          Total deferred tax assets.........................    2,199      4,793
  Valuation allowance.......................................   (1,984)    (1,984)
                                                              -------    -------
Net deferred taxes..........................................  $   215    $ 2,809
                                                              -------    -------

     The net tax benefits have been reduced by a valuation allowance as they do not satisfy the recognition criteria set forth in SFAS 109. Of the valuation allowance at December 31, 1997, approximately $84 will be reduced directly to equity when realized related to stock option benefits.

     As of December 31, 1997, the Company had available, subject to review and possible adjustment, net operating loss carryforwards of approximately $2,139 for state income taxes, which expire through the year 2010. In addition the Company had credit carryforwards of approximately $160 and $467 for federal and state income taxes, respectively. No net operating loss carryforwards are available for federal income taxes. The Internal Revenue Code contains provisions that may limit the net operating loss carryforwards available to be used in any given year, in the event of significant changes in ownership interest.

5.  STOCKHOLDERS' EQUITY

    Convertible Preferred Stock

     At September 30, 1998, the Company had issued and outstanding a total of 3,238,951 shares of Convertible Preferred Stock, convertible into a total of 16,194,755 shares of common stock. All shares of Convertible Preferred Stock are required to be converted into common stock upon the closing of an initial public offering of the Company's common stock yielding aggregate gross proceeds to the Company of at least $10,000.

     In the event of any liquidation, dissolution or winding up of the Company, the holders of Convertible Preferred Stock shall be entitled to receive $20 per share plus any declared and unpaid dividends. After such payment to the holders of Convertible Preferred Stock, the remaining assets available for distribution shall first be distributed to the holders of the common stock at a rate of $1.36 per share plus all declared and unpaid dividends and the remaining assets, if any, shall be distributed pro rata among the holders of common stock and the holders of Convertible Preferred Stock (on an as converted basis). The holders of Convertible Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which the shares of Convertible Preferred Stock could be converted.

     Convertible Preferred Stock is entitled to receive a noncumulative, annual dividend of $1.60 per share, when and if declared by the Board of Directors. No cash dividends may be paid on common stock during any year unless the annual dividend on Convertible Preferred Stock has been paid or declared during such year.

     During 1997, the Company recorded $910 of additional paid in capital resulting from Articulate's issuance of preferred stock.

                              DRAGON SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    Common Stock

     At December 31, 1997 and September 30, 1998, the Company has 19,623,560 and 20,228,300 shares of its common stock reserved for issuance upon conversion of Preferred Stock and the exercise of all stock options available under the Company's stock option plans.

     On December 1, 1998, the Company effected a five for one stock split of its common stock in the form of a stock dividend of four shares for each share then outstanding. In addition, the Company increased the number of Common Stock authorized to 45,000,000 shares. The accompanying consolidated financial statements and notes thereto, have been retroactively adjusted to reflect the stock split.

6.  EMPLOYEE BENEFIT PLANS

    Stock Option Plans

     In June 1984, the Company adopted the 1984 Stock Option Plan (the "1984 Plan") and upon its expiration in 1994, the Company adopted the 1994 Stock Option Plan (the "1994 Plan"). Each plan provides for the granting of incentive stock options and nonqualified stock options to employees, consultants and directors of the Company. In June 1997, the Company adopted the 1997 Dragon Systems UK Company Share Option Plan (the "1997 Plan"), which provides for the granting of options for UK employees. At September 30, 1998, the total number of shares available under all of the Company's stock option plans is 4,033,545. Under the plans, the Board of Directors determines the term of each option, option price, number of shares for which options are granted and the vesting period, which ranges from three to four years. The exercise price per share for incentive stock options and nonqualified options granted may not be less than 100% and 90%, respectively, of the fair market value per share of the underlying common stock on the date granted. The term of the options granted cannot exceed ten years. No options have been granted under the 1984 Plan since its expiration in 1994.

     The activity under the Company's stock option for plans is as follows:

                                                                           OUTSTANDING OPTIONS
                                                                       ---------------------------
                                                                                       WEIGHTED
                                                          RESERVED                     AVERAGE
                                                           SHARES       NUMBER      EXERCISE PRICE
                                                          ---------    ---------    --------------
Outstanding, December 31, 1995..........................  3,299,910    1,229,250        $1.36
  Granted...............................................         --      832,500         1.40
  Exercised.............................................                      --           --
  Terminated............................................         --     (229,000)        1.36
                                                          ---------    ---------        -----
Outstanding, December 31, 1996..........................  3,299,910    1,832,750         1.38
  Granted...............................................         --      871,250         3.03
  Exercised.............................................     (2,865)      (2,865)        1.35
  Terminated............................................         --     (106,185)        1.55
                                                          ---------    ---------        -----
Outstanding, December 31, 1997..........................  3,297,045    2,594,950         1.91
  Increase in plan size.................................    750,000           --
  Granted...............................................         --      755,000        15.24
  Exercised.............................................    (13,500)     (13,500)         .20
  Terminated............................................         --      (40,250)        2.87
                                                          ---------    ---------        -----
Outstanding, September 30, 1998 (unaudited).............  4,033,545    3,296,200        $5.00
                                                          =========    =========        =====

     The above table reflects options exercised for common stock. In addition, at December 31, 1995 the Company had 6,625 options which allowed the holder to acquire units. Each unit consisted of approximately

                              DRAGON SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

six shares of common stock and seven shares of preferred stock, at an exercise price of $10. The number of shares issued relating to the units was 16,387 preferred shares and 68,895 common shares in 1996; 510 preferred shares and 2,145 shares in 1997; and 31,353 preferred shares and 131,760 common shares in 1998. At September 30, 1998, all units had been exercised.

     As of September 30, 1998, the status of the Company's outstanding and exercisable options was as follows:

                     OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                  -------------------------              ----------------------
                                 WEIGHTED
                                  AVERAGE     WEIGHTED                 WEIGHTED
                                 REMAINING    AVERAGE                  AVERAGE
   RANGE OF         NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
EXERCISE PRICE    OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
--------------    -----------   -----------   --------   -----------   --------
$ 1.36 - $ 1.50    1,763,950       7.46        $ 1.38     1,112,340     $ 1.37
$ 2.30 - $ 2.55       25,000       8.50        $ 2.35         6,250     $ 2.35
$ 3.18 - $ 3.50      752,250       9.00        $ 3.19       187,210     $ 3.19
$ 7.20 - $ 7.20       41,500       9.50        $ 7.20            --     $   --
$10.00 - $10.00       35,000       9.58        $10.00            --     $   --
$16.00 - $16.00      678,500       9.76        $16.00            --     $   --
---------------    ---------       ----        ------     ---------     ------
$ 1.36 - $16.00    3,296,200       8.34        $ 5.00     1,305,800     $ 1.63

     Had compensation costs for the stock option plan been determined using the fair value method, the Company's net loss would have been increased to the following pro forma amounts:

                                                         1995       1996       1997
                                                        -------    -------    -------
Net loss --
As reported...........................................  $(5,162)   $(5,957)   $(5,296)
Pro forma.............................................   (5,193)    (6,081)    (5,524)

     Consistent with SFAS 123, pro forma net loss has not been calculated for options granted prior to January 1, 1995. Pro forma compensation may not be representative of that to be expected in future years.

     The weighted average fair value of options granted was $.40, $.45, and $.90 for options granted during 1995, 1996 and 1997, respectively. The values were estimated on the date of grant using the minimum value method and the following weighted average assumptions for grants:

                                                           1995       1996       1997
                                                          -------    -------    -------
Risk free interest rate.................................  6.07%      6.58%      6.09%
Expected life...........................................  6 years    6 years    6 years
Volatility factor.......................................  0%         0%         0%
Expected dividend yield.................................  0%         0%         0%

                              DRAGON SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  1999 Plans

     Employee Stock Purchase Plan

     The Company's 1999 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in December 1998. The Purchase Plan authorizes the issuance of up to a total of 500,000 shares of common stock to participating employees.

     All employees of the Company, including the Company's employee-directors, who have been employed for more than six months are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate.

     The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation, subject to certain limitations. On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of common stock. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the common stock on either the first day or the last day of the Offering Period, whichever is lower. The Compensation Committee may, in its discretion, choose an Offering Period of 12 months or less for each of the Offerings and choose a different Offering Period for each Offering.

     1999 Stock Incentive Plan

     In December 1998, the Company approved the 1999 Stock Incentive Plan (Incentive Plan). The plan provides for the granting of an aggregate of 3,000,000 shares issuable pursuant to incentive stock options, non qualified stock options, restricted stock awards and other stock based awards. As of December 17, 1998, no awards were granted under the Incentive Plan.

     Other Compensation Plans

     The Company has a Profit Sharing and Bonus Plan, which provides for the distribution of a percentage of pretax profits to Company employees. The Company also has a 401(k) plan for its employees. Eligible employees may make voluntary contributions to the 401(k) plan through a salary reduction contract up to the statutory limit or 12% of their annual compensation. The Company matches employees' voluntary contributions to the plan, up to certain prescribed limits. These Company contributions vest over a two year period commencing upon enrollment in the Plan. The total charge to expense under these plans was $575, $789, $762, $472 and $2,291 in fiscal 1995, 1996, 1997 and for the nine months ended September 30, 1997 and 1998, respectively.

7.  REPORTABLE SEGMENTS

     The Company's reportable segments include its software licensing segment and development contract segment. The software licensing segment produces voice recognition software products for sale to end users through distributors, OEMs and resellers. The development contract segment provides contractual software development services to commercial and government entities.

     Each reportable segment is a strategic business unit that offers different products and services to end users. Each segment is separately managed because its end users are very different, thus requiring different technology and marketing strategies.

                              DRAGON SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Measurement of Reportable Segments

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of each reportable segment based on the segment's contribution towards selling, marketing, general and administrative costs. Intersegment sales or transfers are immaterial as each segment has different products and services.

     Financial Information

     The following table reflects certain financial information relating to each reportable segment:

                                                                                NINE MONTHS ENDED
                                                                                  SEPTEMBER 30,
SEGMENT DATA:                                      1995      1996      1997           1998
                                                  -------   -------   -------   -----------------
                                                                                   (UNAUDITED)
Net revenue from external customers:
  Software licensing............................  $12,171   $11,479   $19,506        $44,766
  Development contracts.........................    4,716     5,559     7,315          4,810
                                                  -------   -------   -------        -------
  Total net revenue.............................  $16,887   $17,038   $26,821        $49,576
Contribution towards selling, marketing, general
  and administrative:
  Software licensing............................  $ 2,118   $    31   $ 4,535        $21,997
  Development contracts.........................    1,401     1,977     2,322          2,215
                                                  -------   -------   -------        -------
  Total contribution............................  $ 3,519   $ 2,008   $ 6,857        $24,212

     Segment assets are not included in the determination of segment assets reviewed by the chief operating decision maker.

                                                                                NINE MONTHS ENDED
                                                                                  SEPTEMBER 30,
GEOGRAPHIC DATA:                                   1995      1996      1997           1998
                                                  -------   -------   -------   -----------------
                                                                                   (UNAUDITED)
Net revenue from external customers:
  United States.................................  $12,433   $12,148   $22,750        $44,596
  Rest of world.................................    4,454     4,890     4,071          4,980
                                                  -------   -------   -------        -------
  Total net revenue.............................  $16,887   $17,038   $26,821        $49,576
Total assets:
  United States.................................  $15,674   $12,752   $22,816        $37,944
  Rest of world.................................      549       361       370            334
                                                  -------   -------   -------        -------
  Total assets..................................  $16,223   $13,113   $23,186        $38,278

                              DRAGON SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

8.  COMMITMENTS AND CONTINGENCIES

  (a) Lease Commitments

     The Company has operating lease commitments for certain facilities and equipment. The Company's minimum lease payments as of December 31, 1997 are as follows:

1998........................................................  $1,133
1999........................................................   1,136
2000........................................................   1,120
2001........................................................   1,122
                                                              ------
Total minimum lease payments................................  $4,511
                                                              ======

     Total rental expense for years ended 1995, 1996, and 1997 and for the nine months ended September 30, 1997 and 1998 was $574, $731, $1,053, $786 and $851,
respectively.

  (b) Contingencies

     In February 1996, Articulate sued Apple Computer, Inc. ("Apple") for patent infringement in Massachusetts. Apple then sued Articulate in May 1996 in California alleging that Articulate's PowerSecretary product infringed four Apple patents. In September 1996, Apple added Dragon, which then owned a minority interest in Articulate and distributed PowerSecretary, as a defendant to its suit in California. In a separate proceeding in October 1997, Apple sued Dragon and one of its customers, MetroBook, in Virginia alleging that the Company's Dragon NaturallySpeaking product infringed three Apple patents.

     Articulate's initial suit in Massachusetts is still pending. In Apple's California suit, the court has granted a summary judgment motion in favor of Articulate and the Company on all claims. Apple has filed an appeal with the U.S. Court of Appeals for the Federal Circuit. Apple's Virginia suit has been transferred to California, and the court has granted summary judgment in favor of the Company and MetroBook with respect to one of Apple's patents. The remainder of the case (with respect to the final two Apple patents) is still in discovery. The Company believes that its Dragon PowerSecretary and Dragon NaturallySpeaking products do not infringe any of Apple's patents, but there can be no assurance that the Company will prevail in these matters. The Company believes it has substantial defenses in each case, but the outcome cannot be predicted.

     In connection with the Articulate sale to fonix, the Company has agreed to jointly defend the pending lawsuit in Massachusetts against the Company and Articulate. This agreement commits the Company to pay one half of the legal cost incurred to defend the lawsuit and one half of any settlement.

9.  PATENT SETTLEMENT

     In September 1993, the Company and Kurzweil Applied Intelligence ("Kurzweil") settled pending litigation by entering into two settlement and cross-license agreements. Pursuant to one of these agreements, each party granted the other an irrevocable, worldwide, non-exclusive, non-transferable license to use patents and patent applications of the other party. Kurzweil was subsequently acquired by Lernout in 1997. As a result of this acquisition, no license grants were made under the agreement after the date of such acquisition; however, each party maintains its rights in the patents and applications previously granted under the agreement.

                              DRAGON SYSTEMS, INC.

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     In consideration for the license, the Company recorded software license revenue in the amounts of $798, $902, $1,019, $765 and $863 during the years ended December 31, 1995, 1996 and 1997, and for the nine months ended September 30, 1997 and 1998, respectively. In addition, Kurzweil is required to pay $1,301 and $1,470 during the years ended December 31, 1999 and 2000.

     Kurzweil has the option to continue its license by continuing to make such payments to the Company through June 1, 2006, at which time its license would be fully paid. If Kurzweil were to elect to renew its license each year, the settlement agreement provides that the Company would receive approximately $13,539 from 1999 through 2006.

10.  RELATED PARTY

     Approximately $345 and $655 of net revenue for the years ended 1996 and 1997, respectively, represent amounts earned under a commercial development contract with the holder of 39% of the Company's outstanding common stock as of December 31, 1997. Management believes that the contract represents fair value to the Company and was negotiated on an arm's-length basis.

                              [Description for Inside Back Cover]




               Text:          Dragon Systems
                              The National Speech Company [TM]


               Graphic:       Picture of a sample of awards won
                              by Dragon Systems products.

               Text:          Internationally recognized as a leader
                              in speech technology.

                              DRAGON SYSTEMS LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

SEC registration fee........................................  $27,800.00
NASD filing fee.............................................   10,500.00
Nasdaq National Market listing fee..........................
Printing and engraving expenses.............................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Blue Sky fees and expenses (including legal fees)...........
Transfer agent and registrar fees and expenses..............
Miscellaneous...............................................
     Total..................................................

     The Company will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL including for an unlawful payment of dividend or unlawful stock purchase or redemption, or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, a vote of stockholders or otherwise. The Restated Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the Registrant's Amended and Restated By-Laws (the "Restated By-Laws"), provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the

Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Reference is made to the Registrant's Form of Amended and Restated Certificate of Incorporation and Form of Amended and Restated By-Laws filed as Exhibits 3.2 and
3.4 hereto, respectively.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act as summarized below. The share information provided below reflects a 5-for-1 split of the common stock effected on December 1, 1998:

     (a) Issuances of Capital Stock. On September 4, 1997 the Company sold to Seagate Technology, Inc. (i) an aggregate of 1,511,990 shares of the Company's common stock for $4,805,104 and (ii) an aggregate of 359,739 shares of the Company's preferred stock for $7,194,780 (convertible into 1,798,695 shares of common stock).

     (b) Certain Grants and Exercises of Stock Options. The Company's 1994 Stock Option Plan was adopted by the Board of Directors and approved by the stockholders of the Company on July 6, 1994. The Company's 1999 Stock Incentive Plan was approved by the Board of Directors in December 1999, subject to stockholder approval. As of December 8, 1998, options to purchase 16,455 shares of common stock had been exercised for a consideration of approximately $51,000 under the Company's 1994 Stock Option Plan and options to purchase 3,628,933 shares of common stock were outstanding under the Company's 1994 Stock Option Plan. As of December 8, 1998, no options under the Company's UK Plan and options to purchase 63,377 shares of common stock were outstanding under the UK Plan. No options to purchase shares of common stock are outstanding under the 1999 Stock Incentive Plan.

     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

EXHIBIT
  NO.          DESCRIPTION
-------        -----------
 1.1*     --   Form of Underwriting Agreement
 3.1      --   Restated Certificate of Incorporation of the Registrant, as
               amended
 3.2      --   Form of Amended and Restated Certificate of Incorporation of
               the Registrant, to be filed prior to the closing of this
               offering
 3.3      --   Amended and Restated By-Laws of the Registrant
 3.4      --   Form of Amended and Restated By-Laws of the Registrant, to
               be effective upon the closing of this offering

EXHIBIT
  NO.          DESCRIPTION
-------        -----------
 4.1*     --   Specimen common stock certificate
 4.2      --   See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the
               Restated Certificate of Incorporation and Amended and
               Restated By-Laws of the Registrant defining the rights of
               holders of common stock of the Registrant
 5.1*     --   Opinion of Hale and Dorr LLP
10.1      --   1994 Stock Option Plan
10.2      --   Dragon Systems UK Company Share Option Plan
10.3      --   1999 Employee Stock Purchase Plan
10.4      --   1999 Stock Incentive Plan
10.5*     --   401(k) Plan
10.6      --   Lease dated February 1, 1991 between Joseph Biotti, Jr.,
               Trustee of One Nevada Realty Trust and the Registrant, as
               amended
10.7      --   Lease dated September 15, 1994 between Joseph Biotti, Jr.,
               Trustee of One Nevada Realty Trust and the Registrant, as
               amended
10.8*     --   Reciprocal License Agreement dated effective January 25,
               1998 between and among Corel Corporation, Corel Corporation
               Limited, and the Registrant
10.9*     --   Technology License Agreement dated effective July 7, 1998
               between Articulate Systems, Inc. and the Registrant
10.10*    --   Development and License Agreement dated effective June 28,
               1996 between Seagate Technology, Inc. and the Registrant
10.11*    --   Distribution Agreement dated effective December 15, 1997
               between Ingram Micro Inc. and the Registrant, as amended
10.12*    --   Distribution Agreement dated effective April 30, 1998
               between Ingram European Coordination Center N.V./S.A. and
               the Registrant
10.13*    --   Distributor Agreement executed January 7, 1998 between
               Merisel Americas, Inc. and the Registrant
10.14*    --   Authorized Distributor Agreement dated March 18, 1998
               between MultiMicro, Inc. and the Registrant
10.15*    --   Software Distribution Agreement dated June 16, 1997 between
               Tech Data Product Management, Inc. and the Registrant, as
               amended
10.16*    --   Outsourcing Agreement dated January 19, 1998 between Modus
               Media International N.V. and the Registrant
10.17*    --   Reseller Agreement dated May 15, 1998 between Sony
               Electronics Inc. and the Registrant
10.18     --   Employment Agreement with John D. Shagoury
19*       --   Subsidiaries of the Registrant
23.1      --   Consent of Arthur Andersen LLP
23.2      --   Consent of Hale and Dorr LLP (included in Exhibit 5.1)
23.3      --   Consent of Fish & Richardson P.C.
24.1      --   Powers of Attorney (see page II-5)
27.1      --   Financial Data Schedule

-------------------------

     * To be filed by amendment.

     (b) Financial Statement Schedule:

         Schedule II -- Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newton, Massachusetts, on this 17th day of December, 1998.

                                      DRAGON SYSTEMS, INC.

                                      By: /s/ JANET M. BAKER
                                         ---------------------------------------
                                         Janet M. Baker
                                         Chairman of the Board and Chief
                                         Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers, directors and authorized representatives of Dragon Systems, Inc. hereby severally constitute and appoint Dr. Janet M. Baker, Mr. John D. Shagoury, and Ms. Diane M. Hudson, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, with full powers of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Dragon Systems, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, or their substitute or substitutes, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----

/s/ JANET M. BAKER                          Chairman of the Board of Directors and  December 17, 1998
------------------------------------------  Chief Executive Officer (Principal
Janet M. Baker                              Executive Officer)

/s/ JOHN D. SHAGOURY                        President and Director                  December 17, 1998
------------------------------------------
John D. Shagoury

/s/ DIANE M. HUDSON                         Chief Financial Officer, Vice           December 17, 1998
------------------------------------------  President, Finance, Treasurer, and
Diane M. Hudson                             Assistant Secretary (Principal
                                            Financial Officer and Principal
                                            Accounting Officer)

/s/ ROBERT ROTH                             Principal Research Scientist and        December 17, 1998
------------------------------------------  Director
Robert Roth

/s/ KIM B. EDWARDS                          Director                                December 17, 1998
------------------------------------------
Kim B. Edwards

/s/ STEPHEN J. LUCZO                        Director                                December 17, 1998
------------------------------------------
Stephen J. Luczo

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Dragon Systems, Inc. and subsidiaries included in this Registration Statement and have issued our report thereon dated December 1, 1998 (except for the matter discussed in Note 6, as to which the date is December 17, 1998). Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in the accompanying index is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          /s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
December 1, 1998

                              DRAGON SYSTEMS, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                 BALANCE AT     ADDITIONS                   BALANCE AT
                                                BEGINNING OF    CHARGED TO                    END OF
                                                   PERIOD        EXPENSE      DEDUCTIONS      PERIOD
                                                ------------    ----------    ----------    ----------
Allowance for doubtful accounts:
  For the nine months ended
     September 30, 1998.......................     $  813         $  394       $  (183)       $1,024
  For the years ended December 31,
     1997.....................................        381            533          (101)          813
     1996.....................................        410             60           (89)          381
     1995.....................................        211            252           (53)          410
Reserve for returns, allowances and other:
  For the nine months ended
     September 30, 1998.......................      5,500            360        (1,360)        4,500
  For the years ended December 31,
     1997.....................................        360          5,140            --         5,500
     1996.....................................        240            120            --           360
     1995.....................................         --            240            --           240

                                 EXHIBIT INDEX

EXHIBIT
  NO.          DESCRIPTION
-------        -----------
 1.1*     --   Form of Underwriting Agreement
 3.1      --   Restated Certificate of Incorporation of the Registrant, as
               amended
 3.2      --   Form of Amended and Restated Certificate of Incorporation of
               the Registrant, to be filed prior to the closing of this
               offering
 3.3      --   Amended and Restated By-Laws of the Registrant
 3.4      --   Form of Amended and Restated By-Laws of the Registrant, to
               be effective upon the closing of this offering
 4.1*     --   Specimen common stock certificate
 4.2      --   See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the
               Restated Certificate of Incorporation and Amended and
               Restated By-Laws of the Registrant defining the rights of
               holders of common stock of the Registrant
 5.1*     --   Opinion of Hale and Dorr LLP
10.1      --   1994 Stock Option Plan
10.2      --   Dragon Systems UK Company Share Option Plan
10.3      --   1999 Employee Stock Purchase Plan
10.4      --   1999 Stock Incentive Plan
10.5*     --   401(k) Plan
10.6      --   Lease dated February 1, 1991 between Joseph Biotti, Jr.,
               Trustee of One Nevada Realty Trust and the Registrant, as
               amended
10.7      --   Lease dated September 15, 1994 between Joseph Biotti, Jr.,
               Trustee of One Nevada Realty Trust and the Registrant, as
               amended
10.8*     --   Reciprocal License Agreement dated effective January 25,
               1998 between and among Corel Corporation, Corel Corporation
               Limited, and the Registrant
10.9*     --   Technology License Agreement dated effective July 7, 1998
               between Articulate Systems, Inc. and the Registrant
10.10*    --   Development and License Agreement dated effective June 28,
               1996 between Seagate Technology, Inc. and the Registrant
10.11*    --   Distribution Agreement dated effective December 15, 1997
               between Ingram Micro Inc. and the Registrant, as amended
10.12*    --   Distribution Agreement dated effective April 30, 1998
               between Ingram European Coordination Center N.V./S.A. and
               the Registrant
10.13*    --   Distributor Agreement executed January 7, 1998 between
               Merisel Americas, Inc. and the Registrant
10.14*    --   Authorized Distributor Agreement dated March 18, 1998
               between MultiMicro, Inc. and the Registrant
10.15*    --   Software Distribution Agreement dated June 16, 1997 between
               Tech Data Product Management, Inc. and the Registrant, as
               amended
10.16*    --   Outsourcing Agreement dated January 19, 1998 between Modus
               Media International N.V. and the Registrant
10.17*    --   Reseller Agreement dated May 15, 1998 between Sony
               Electronics Inc. and the Registrant
10.18     --   Employment Agreement with John D. Shagoury
19*       --   Subsidiaries of the Registrant
23.1      --   Consent of Arthur Andersen LLP
23.2      --   Consent of Hale and Dorr LLP (included in Exhibit 5.1)
23.3      --   Consent of Fish & Richardson P.C.
24.1      --   Powers of Attorney (see page II-5)
27.1      --   Financial Data Schedule

-------------------------

     * To be filed by amendment.